Exhibit 10.33

TERM LOAN AGREEMENT

among

LINEAGE LOGISTICS, LLC,

as Borrower Representative

THE BORROWERS PARTY HERETO

LINEAGE LOGISTICS HOLDINGS, LLC

as Holdings

LINEAGE OP, LLC,

as Lineage OP

LINEAGE, INC.,

as Parent Company

the Several Lenders from Time to Time Parties Hereto

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

WELLS FARGO BANK, N.A.,

as Syndication Agent

BANK OF AMERICA, N.A., GOLDMAN SACHS LENDING PARTNERS LLC,

and MORGAN STANLEY SENIOR FUNDING, INC.,

as Documentation Agents

Dated as of February 15, 2024

JPMORGAN CHASE BANK, N.A. and WELLS FARGO SECURITIES LLC, as Joint Lead

Arrangers and Joint Bookrunners

BOFA SECURITIES, INC., GOLDMAN SACHS LENDING PARTNERS LLC,

and MORGAN STANLEY SENIOR FUNDING, INC.,

as Joint Lead Arrangers

SECTION 1.	DEFINITIONS	1

1.1	Defined Terms	1

1.2	Other Definitional Provisions	56

1.3	Disclaimer	57

1.4	[Reserved]	57

1.5	[Reserved]	57

1.6	Times of Day	57

1.7	[Reserved]	57

1.8	Interest Rates; Benchmark Notification	57

1.9	Divisions	58

1.10	Limited Condition Transactions	58

SECTION 2.	AMOUNT AND TERMS OF COMMITMENTS	59

2.1	Term Commitments	59

2.2	Procedure for U.S. Term Loan Borrowing	59

2.3	[Reserved]	60

2.4	[Reserved]	60

2.5	[Reserved]	60

2.6	[Reserved]	60

2.7	[Reserved]	60

2.8	Ticking Fees, etc	60

2.9	Termination or Reduction of Term Commitments	61

2.10	Prepayments	61

2.11	Repayment of Loans	63

2.12	Conversion and Continuation Options	63

2.13	Limitations on Term Benchmark Tranches	64

2.14	Interest Rates and Payment Dates	64

2.15	Computation of Interest and Fees	65

2.16	Alternate Rate of Interest	65

2.17	Pro Rata Treatment and Payments	68

2.18	Requirements of Law	70

2.19	Taxes	71

-i-

(continued)

2.20	Indemnity	75

2.21	Change of Lending Office	75

2.22	Replacement of Lenders	76

2.23	Incremental Commitments	76

2.24	Defaulting Lenders	78

2.25	Extension of Term Loan Maturity Date	78

2.26	Cash Management Services and Swap Agreements	79

2.27	Joint and Several Liability	79

SECTION 3.	[RESERVED]	81

SECTION 4.	REPRESENTATIONS AND WARRANTIES	81

4.1	Financial Condition	81

4.2	No Change	81

4.3	Existence; Compliance with Law	81

4.4	Power; Authorization; Enforceable Obligations	82

4.5	No Legal Bar	82

4.6	Litigation	82

4.7	No Default	83

4.8	Ownership of Property; Liens; Qualified Assets; Casualty	83

4.9	Intellectual Property	83

4.10	Taxes	83

4.11	Federal Regulations	84

4.12	[Reserved]	84

4.13	ERISA; Foreign Pension Plans	84

4.14	Investment Company Act; Other Regulations	84

4.15	Subsidiaries	84

4.16	[Reserved]	84

4.17	Environmental Matters	84

4.18	Accuracy of Information, etc	85

4.19	Anti-Corruption Laws and Sanctions	86

4.20	Solvency	86

4.21	Plan Assets; Prohibited Transactions	86

-ii-

(continued)

4.22	REIT Status	87

4.23	[Reserved]	87

4.24	Affected Financial Institutions	87

SECTION 5.	CONDITIONS PRECEDENT	87

5.1	Conditions to Initial Extension of Credit	87

5.2	Conditions to Each Extension of Credit	89

SECTION 6.	AFFIRMATIVE COVENANTS	90

6.1	Financial Statements	90

6.2	Certificates; Other Information	91

6.3	[Reserved]	93

6.4	Taxes	93

6.5	Maintenance of Existence; Compliance with Law	93

6.6	Maintenance of Property; Insurance	94

6.7	Inspection of Property; Books and Records; Discussions	94

6.8	Notices	94

6.9	Environmental Laws	95

6.10	[Reserved]	96

6.11	Use of Proceeds	96

6.12	Know Your Customer	96

6.13	Maintenance of REIT Status; Further Assurances	96

6.14	[Reserved].	96

6.15	[Reserved].	96

6.16	Accuracy of Information	96

SECTION 7.	NEGATIVE COVENANTS	97

7.1	Financial Covenants	97

7.2	Indebtedness	97

7.3	Liens	98

7.4	Fundamental Changes	98

7.5	Disposition of Property	99

7.6	Restricted Payments	99

7.7	[Reserved]	102

-iii-

(continued)

7.8	Investments	102

7.9	Amendments to Governing Documents	102

7.10	Transactions with Affiliates	102

7.11	[Reserved]	104

7.12	Swap Agreements	104

7.13	[Reserved]	104

7.14	Negative Pledge Clauses	104

7.15	Payments of Subordinate Debt	106

7.16	Lines of Business	106

SECTION 8.	EVENTS OF DEFAULT	106

SECTION 9.	THE AGENTS	110

9.1	Authorization and Action	110

9.2	Administrative Agent’s Reliance, Limitation of Liability, Etc	113

9.3	Posting of Communications	115

9.4	The Administrative Agent Individually	116

9.5	Successor Administrative Agent	116

9.6	Acknowledgements of Lenders	118

9.7	Guarantee and Collateral Matters	119

9.8	[Reserved]	120

9.9	Certain ERISA Matters	120

SECTION 10.	MISCELLANEOUS	121

10.1	Notices	121

10.2	Waivers; Amendments	123

10.3	Expenses; Limitation of Liability; Indemnity; Etc	124

10.4	Successors and Assigns	126

10.5	Survival	131

10.6	Counterparts; Integration; Effectiveness; Electronic Execution	131

10.7	Severability	132

10.8	Right of Setoff	132

10.9	Governing Law; Jurisdiction; Consent to Service of Process	133

10.10	WAIVER OF JURY TRIAL	134

-iv-

(continued)

10.11	Headings	134

10.12	Confidentiality	134

10.13	Material Non-Public Information	135

10.14	Interest Rate Limitation	135

10.15	No Fiduciary Duty, etc	136

10.16	USA PATRIOT Act	136

10.17	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	137

10.18	Acknowledgement Regarding Any Supported QFCs	137

10.19	Designated Borrowers	138

SECTION 11.	THE BORROWER REPRESENTATIVE.	140

11.1	Appointment; Nature of Relationship	140

11.2	Powers	140

11.3	Employment of Agents	140

11.4	Successor Borrower Representative	140

11.5	Execution of Loan Documents	140

-v-

(continued)

SCHEDULES:

1.1A	Loan Commitments
1.1C	Closing Date U.S. Borrowers
1.1E	Ground Leases
4.15	Subsidiaries
6.1(b)	Company Website
7.2	Existing Indebtedness
7.3	Existing Liens
7.8	Existing Investments
7.10	Affiliate Transactions

EXHIBITS:

A	Form of Guarantee Agreement
B	Form of Compliance Certificate
C	Form of Assignment and Assumption
D	Form of Borrowing Request
E	[Reserved]
F	Form of U.S. Tax Compliance Certificates
G	Form of Designated Borrower Request and Assumption Agreement
H	Form of Designated Borrower Notice
I	Form of Borrower Termination Notice
J	Form of Intercreditor Agreement

-vi-

TERM LOAN AGREEMENT (this “Agreement”), dated as of February 15, 2024, among LINEAGE LOGISTICS, LLC, a Delaware limited liability company (the “Company”), each Person listed on Schedule 1.1C as a U.S. Borrower as of the Closing Date, each Subsidiary of Parent Company that becomes a party hereto as a Borrower, LINEAGE LOGISTICS HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), LINEAGE OP, LLC, a Delaware limited liability company (“Lineage OP”), LINEAGE, INC., a Maryland corporation (“Parent Company”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), Wells Fargo Bank, N.A., as syndication agent (in such capacity, the “Syndication Agent”), the Documentation Agents listed on the cover to this Agreement, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

WHEREAS, the Company and the other Borrowers have requested that the Administrative Agent and the Lenders provide a delayed-draw term loan facility to the Borrowers in the initial principal amount of $2,400,000,000;

WHEREAS, the Administrative Agent and the Lenders are willing to provide such term loan facility on the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to amend and restate the Existing Credit Agreement and agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Business Day, the immediately preceding U.S. Government Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the ABR due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the ABR is being used as an alternate rate of interest pursuant to Section 2.16 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.16(b)), then the ABR shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the ABR as determined pursuant to the foregoing would be less than 1.0%, such rate shall be deemed to be 1.0% for purposes of this Agreement.

“ABR Borrowing”: a Borrowing denominated in Dollars the rate of interest applicable to which is based on the ABR.

“ABR Loans”: Loans denominated in Dollars the rate of interest applicable to which is based upon the ABR.

“Additional Credit Extension Amendment”: an amendment to this Agreement providing for any Incremental Commitments which shall be consistent with the applicable provisions of this Agreement relating to such Incremental Commitments and otherwise reasonably satisfactory to the Administrative Agent and the Borrower.

“Adjusted Daily Simple RFR”: with respect to any RFR Borrowing denominated in Dollars, an interest rate per annum equal to (a) the Daily Simple RFR for Dollars, plus (b) 0.10%; provided that if the Adjusted Daily Simple RFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term SOFR Rate”: with respect to any Term Benchmark Borrowing denominated in Dollars for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent”: JPMorgan Chase Bank, N.A., together with its affiliates and branches, as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Administrative Questionnaire”: an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 25% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agency Site”: the Electronic System established by the Administrative Agent to administer this Agreement.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans and (ii) the amount of such Lender’s unused Term Commitment then in effect.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposures of all Lenders at such time.

“Agreement”: as defined in the preamble hereto.

“Ancillary Document”: has the meaning assigned to it in Section 10.8(b).

“Anti-Corruption Laws”: the United States Foreign Corrupt Practices Act of 1977 and all laws, rules and regulations of any other jurisdiction applicable to Parent Company and its respective Subsidiaries concerning or relating to bribery or corruption including the Corruption of Foreign Public Officials Act (Canada) and the Prevention of Corruption Act 1960 of Singapore.

“Anti-Terrorism Laws”: any Requirement of Law related to terrorism financing, economic sanctions or money laundering, including: 18 U.S.C. §§ 1956 and 1957; The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5332 and 12 U.S.C. §§ 1818(s), 1820b and 1951-1959), as amended by the Patriot Act, and their implementing regulations; the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended), the International Emergency Economic Powers Act (50 U.S.C. § 1701 et seq., as amended), Executive Order 13224 (effective September 24, 2001), and their implementing regulations and including Canadian Anti-Money Laundering & Anti-Terrorism Legislation.

“Applicable EBITDA”: with respect to any Real Property that is (x) owned or ground leased by Parent Company or any Subsidiary or (y) a Leased Asset, as of any date of determination, an amount equal to the portion of EBITDA attributable to such Real Property for the most recently ended period of four (4) consecutive fiscal quarters.

“Applicable Margin”: for any day, with respect to any ABR Loan, RFR Loan, or Term Benchmark Loan, or with respect to the ticking fees payable hereunder, as the case may be, the applicable rate per annum determined as set forth below.

(a) From and after the Closing Date and until the Debt Rating Pricing Election Date, for Term Loans, the Applicable Margin for Term Benchmark Loans, RFR Loans or ABR Loans, as the case may be, shall be determined by the range into which the Total Leverage Ratio falls in the table below:

RATIO LEVEL	TOTAL LEVERAGE RATIO	APPLICABLE MARGIN FOR TERM BENCHMARK LOANS OR RFR LOANS	APPLICABLE MARGIN FOR ABR LOANS
Level I	< 50%	1.60%	0.60%
Level II	> 50% and < 55%	1.80%	0.80%
Level III	> 55% and < 60%	2.00%	1.00%
Level IV	> 60%	2.20%	1.20%

For purposes of this clause (a), any increase or decrease in the Applicable Margin resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a compliance certificate is delivered in accordance with Section 6.2(a); provided, however, that if such compliance certificate is not delivered within three (3) Business Days of the date when due in accordance with Section 6.2(a), then the Applicable Margin shall be the percentage that would apply to the Level IV Ratio and it shall apply as of the fourth (4th) Business Day after the date on which such compliance certificate was required to have been delivered and shall remain in effect until such compliance certificate is delivered. The Applicable Margin from the Closing Date until the delivery of the compliance certificate for the fiscal quarter ending December 31, 2023 shall be based on Level I.

If at any time the financial statements upon which the Applicable Margin was determined were incorrect (whether based on a restatement, fraud or otherwise), the Borrower shall be required to retroactively pay any additional amount that the Borrower would have been required to pay if such financial statements had been accurate at the time they were delivered.

(b) From and after the Debt Rating Pricing Election Date, for Term Loans, the Applicable Margin for Term Benchmark Loans, RFR Loans or ABR Loans or the “Ticking Fee Rate”, as the case may be, shall be determined solely by the Debt Ratings in the table below:

RATINGS LEVEL	MOODY’S/ S&P/FITCH DEBT RATING	APPLICABLE MARGIN FOR TERM BENCHMARK LOANS OR RFR LOANS	APPLICABLE MARGIN FOR ABR LOANS	TICKING FEE RATE
Level I Rating	A3/A- or higher	0.85%	0%	0.125%
Level II Rating	Baa1/BBB+	0.925%	0%	0.150%
Level III Rating	Baa2/BBB	1.05%	0.05%	0.20%
Level IV Rating	Baa3/BBB-	1.30%	0.30%	0.20%
Level V Rating	Below Baa3/BBB- or unrated	1.70%	0.70%	0.20%

For purposes of this clause (b), if at any time Parent Company or another Guarantor has two (2) Debt Ratings, the Applicable Margin and Ticking Fee Rate shall be the rate per annum applicable to the highest Debt Rating; provided that if the highest Debt Rating and the lowest Debt Rating are more than one ratings category apart, the Applicable Margin and Ticking Fee Rate shall be the rate per annum applicable to Debt Rating that is one ratings category below the highest Debt Rating. If at any time Parent Company or another Guarantor has three (3) Debt Ratings, and such Debt Ratings are split, then: (A) if the difference between the highest and the lowest such Debt Ratings is one ratings category (e.g. Baa2 by Moody’s and BBB- by S&P or Fitch), the Applicable Margin and Ticking Fee Rate shall be the rate per annum that would be applicable if the highest of the Debt Ratings were used; and (B) if the difference between such Debt Ratings is two ratings categories (e.g. Baa1 by Moody’s and BBB- by S&P or Fitch) or more, the Applicable Margin and Ticking Fee Rate shall be the rate per annum that would be applicable if the average of the two (2) highest Debt Ratings were used, provided that if such average is not a recognized rating category, then the Applicable Margin and Ticking Fee Rate shall be the rate per annum that would be applicable if the second highest Debt Rating of the three were used. If at any time Parent Company or another Guarantor has only one Debt Rating (and such Debt Rating is from Moody’s or S&P), the Applicable Margin and Ticking Fee Rate shall be the rate per annum applicable to such Debt Rating. If Parent Company or another Guarantor neither has a Debt Rating from Moody’s nor S&P, the Applicable Margin and Ticking Fee Rate shall be the rate per annum applicable to a Debt Rating of “below BBB-/Baa3 or unrated” in the tables above.

Each change in the Applicable Margin and Ticking Fee Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s, S&P or Fitch shall change, or if such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin and Ticking Fee Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Applicant Borrower”: as defined in Section 10.19.

“Approved Fund”: any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers”: the financial institutions listed as “Joint Lead Arrangers and Joint Bookrunners” on the cover page to this Agreement.

“Asset Disposition”: the sale, transfer, license, lease or other disposition of any owned or ground-leased real or personal property (including any sale and leaseback transaction, division, merger or disposition of Equity Interests), whether in a single transaction or a series of related transactions, by any Loan Party or any Subsidiary thereof; provided that “Asset Disposition” shall exclude any Excluded Disposition.

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit C.

“Available Tenor”: as of any date of determination and with respect to the then-current Benchmark, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.16.

“Bail-In Action”: means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation”: means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code”: the provisions of Title 11 of the United States Code, 11 USC §§ 101 et seq., as amended, or any similar federal or state law for the relief of debtors.

“Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy, concurso mercantil or insolvency proceeding, or has had a receiver, liquidator, monitor, supervisor, interim liquidator, statutory manager, judicial manager, interim judicial manager, nominee (which has the meaning given under section 273(1) of the Insolvency, Restructuring and Dissolution Act 2018 of Singapore), conservator, trustee, administrator, custodian, conciliador, sindico, interventor, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark”: initially, with respect to any (i) RFR Loan, the Daily Effective SOFR or (ii) Term Benchmark Loan, the Term SOFR Rate; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.16.

“Benchmark Replacement”: for any Available Tenor, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in Dollars at such time in the United States and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to the above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment”: with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in Dollars at such time.

“Benchmark Replacement Conforming Changes”: with respect to any Benchmark Replacement and/or any Term Benchmark Loan denominated in Dollars, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “RFR Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides in its reasonable discretion is necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date”: with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event”: with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period”: with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.16 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.16.

“Beneficial Ownership Certification”: a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation”: means 31 C.F.R. § 1010.230.

“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party: an “affiliate’ (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrowers”: each U.S. Borrower, including each Designated Borrower; provided, Borrowers shall not include any Borrower for whom a Borrower Termination Notice has been submitted and is effective in accordance with Section 10.19(d) hereof.

“Borrower Materials” as defined in Section 6.2.

“Borrower Representative”: as defined in Section 11.1.

“Borrower Termination Notice”: as defined in Section 10.19.

“Borrowing”: Loans of the same Type made, converted or continued on the same date, and, in the case of Term Benchmark Loans or RFR Loans, as to which a single Interest Period is in effect.

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business”: as defined in Section 4.17(b).

“Business Day”: any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that, in addition to the foregoing, a Business Day shall be (a) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings of such RFR Loan, any such day that is only an RFR Business Day and (b) in relation to Loans referencing the Adjusted Term SOFR Rate and any interest rate settings, funding, disbursement, settlements or payments of any such Loans referencing the Adjusted Term SOFR Rate or any other dealings of such Loans referencing the Adjusted Term SOFR Rate, any such date that is a U.S. Government Securities Business Day.

“Canadian Anti-Money Laundering & Anti-Terrorism Legislation” means, collectively, Parts II.1 and XII.2 of the Criminal Code, R.S.C. 1985, c. C-46, the Proceeds of Crime Act and the United Nations Act, R.S.C. 1985, c. U-2 or any similar Canadian legislation, together with all rules, regulations and interpretations thereunder or related thereto including, without limitation, the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism and the United Nations Al Qaida and Taliban Regulations promulgated under the United Nations Act.

“Canadian Blocked Person”: any Person that is a “designated person”, “politically exposed foreign person” or “terrorist group” as described in any Canadian Economic Sanctions and Export Control Laws.

“Canadian Economic Sanctions and Export Control Laws”: any Canadian laws, regulations or orders governing transactions in controlled goods or technologies or dealings with countries, entities, organizations, or individuals subject to economic sanctions and similar measures, including the Special Economic Measures Act (Canada), the United Nations Act (Canada), the Freezing Assets of Corrupt Foreign Officials Act (Canada), Part II.1 of the Criminal Code (Canada) and the Export and Import Permits Act (Canada), and any related regulations.

“Capitalization Rate”: (a) 6.5% for Real Property that is owned or subject to a ground lease and (b) 8.5% for Real Property that is a Leased Asset.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as finance leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Captive Insurance Subsidiary”: any Subsidiary of Parent Company that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the government of the United States, Canada or England and Wales or issued by any agency thereof and backed by the full faith and credit of the United States, Canada or England and Wales, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances having maturities of 180 days or less from the date of acquisition issued by any commercial bank organized under the laws of the United States or any state thereof, the laws of Canada or any province or territory thereof, or the laws of England and Wales having combined capital and surplus and undivided profits of not less than $500,000,000; (c) commercial paper of an issuer maturing within 270 days from the date of acquisition and having, at such date of acquisition, the highest credit rating obtainable from S&P or Moody’s; and (d) fully collateralized repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities described in clause (a) above; (e) money market funds that (x) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (y) are rated AAA by S&P and Aaa by Moody’s and (z) have portfolio assets of at least $5,000,000,000; or (f) solely with respect to any Captive Insurance Subsidiary, any investment that a Captive Insurance Subsidiary is not prohibited to make in accordance with applicable law.

“Cash Management Banks”: (a) a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent at the time such services are entered into or (b) any financial institution or commercial bank that notifies the Administrative Agent pursuant to Section 2.26 hereof.

“Cash Management Services”: any of the following provided to a Loan Party or any Subsidiary of a Loan Party by a Cash Management Bank; provided Cash Management Services provided by a Cash Management Bank pursuant to clause (b) of the definition thereof, shall not exceed in the aggregate $25,000,000 at any time outstanding: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards, (c) merchant processing services, (d) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, any direct debit scheme or arrangement, overdrafts, cash pooling services and interstate depository network services), (e) bank guarantees and letters of credit, and (f) other cash management services.

“Change in Control”: shall be deemed to have occurred if:

(a) at any time prior to the consummation of a Qualified IPO, the Investor shall, directly or indirectly, at any time collectively fail to own beneficially, directly or indirectly, voting Equity Interests representing more than fifty percent (50%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent Company (determined on a fully diluted basis but without giving effect to contingent voting rights that have not yet vested); or

(b) at any time after the consummation of a Qualified IPO, any “person” or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, but excluding any employee benefit plan of such Person and its subsidiaries and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Investor, acquires beneficial ownership of voting Equity Interests of the Parent Company representing (A) more than 40% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent Company (determined on a fully diluted basis but without giving effect to contingent voting rights that have not yet vested) and (B) more than the percentage of the aggregate ordinary voting power that is at the time beneficially owned, directly or indirectly, by the Investor, taken together (determined on a fully diluted basis but without giving effect to contingent voting rights that have not yet vested); or

(c) the Parent Company ceases to be sole managing member or general partner (as applicable) of Lineage OP or the Parent Company ceases to own and control at least 60% of the voting Equity Interests in Lineage OP;

(d) at any time prior to the merger or consolidation of Holdings with or into Lineage OP, Lineage OP cease to be the sole managing member or general partner (as applicable) of Holdings or Lineage OP ceases to own and control at least 60% of the voting Equity Interests in Holdings;

(e) at any time prior to the merger or consolidation of Holdings with or into Lineage OP, Holdings ceases to own, beneficially and of record, one hundred percent (100%) of the issued and outstanding Equity Interests of (x) the Company and (y) each of the other Borrowers except (in case of clause (y)) pursuant to a transaction or designation permitted under this Agreement; and at any time after the merger or consolidation of Holdings with or into Lineage OP, Lineage OP ceases to own, beneficially and of record, one hundred percent (100%) of the issued and outstanding Equity Interests of (x) the Company and (y) each of the other Borrowers except (in case of clause (y)) pursuant to a transaction or designation permitted under this Agreement.

“Change in Law”: the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender (or, for purposes of Section 2.18(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law” regardless of the date enacted, adopted or issued.

“Closing Date”: the date hereof.

“Closing Date Excluded Borrower”: as defined in Section 10.19(e).

“CMBS Financing”: any loans or notes incurred by or issued to Parent Company or any of its Subsidiaries as borrowers under commercial mortgage-backed securities financing transactions from time to time.

“Code”: the United States Internal Revenue Code of 1986, as amended from time to time.

“Commitments”: as to any Lender, the Term Commitments of such Lender.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications”: as defined in Section 9.3(c).

“Company”: as defined in the preamble hereto.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any legally binding contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sales contract, mortgage, license, franchise agreement, binding commitment or other arrangement, whether written or oral, to which such Person is a party or by which it or any of its property is bound other than the Obligations.

“Corresponding Tenor”: with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity”: any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Credit Party”: the (a) Administrative Agent, (b) any other Lender, (c) each Cash Management Bank, (d) each counterparty to any Lender Swap Agreement, to the extent the obligations thereunder constitute Secured Obligations, (e) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document, and (f) the successors and assigns of each of the foregoing.

“Daily Effective SOFR”: for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is (i) if such SOFR Rate Day is an RFR Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Effective SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Daily Simple RFR”: for any day (an “RFR Interest Day”), an interest rate per annum equal to the greater of (a) Daily Effective SOFR, and (b) 0.00%.

“Debtor Relief Laws”: the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding Up and Restructuring Act (Canada) and all other liquidation, conservatorship, bankruptcy, concurso mercantil, assignment for the benefit of creditors, moratorium, rearrangement, receivership, administration, insolvency, dissolution, judicial management, reorganization, or similar debtor relief laws of the United States of America, Canada or other applicable jurisdictions from time to time in effect.

“Debt Issuance”: the incurrence of Indebtedness for borrowed money (including an issuance or offering of unsecured notes or the borrowing of incremental loans under a revolving credit or term loan facility pursuant to new commitments provided after the Closing Date) by the Parent Company, Lineage OP, Holdings, any Borrower or any Subsidiary of a Borrower; provided that “Debt Issuance” shall exclude (A) borrowings and repayments of the revolving credit facility under the Existing Credit Agreement, (B) any refinancings of existing Indebtedness that is in an original aggregate principal amount not greater than the principal amount of the Indebtedness being refinanced, plus interest, penalties, premiums and other customary amounts, (C) Borrowings under this Agreement, (D) any financing leases and (E) Indebtedness that is incurred to finance or assumed in connection with the acquisition of assets and/or Equity Interests.

“Debt Rating”: means, as of any date of determination, the rating as determined by S&P, Moody’s and/or Fitch of Parent Company’s or another Guarantor’s non-credit enhanced senior unsecured long-term debt.

“Debt Rating Pricing Election Date”: the date on which (a) an Investment Grade Rating Event has occurred and continues to exist on the date that the Borrower gives its election notice described below and (b) the Borrower Representative has delivered written notice to the Administrative Agent of its election (which shall be irrevocable) to have the Applicable Margins determined by reference to the Debt Ratings instead of the Total Leverage Ratio.

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular Default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular Default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, (d) has become the subject of a Bankruptcy Event or a Bail-In Action or (e) is the Subsidiary of a Parent that has become the subject of a Bankruptcy Event or a Bail-In Action (or is a subsidiary of a Lender Parent that has become the subject of a Bankruptcy Event or a Bail-In Action). Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.24(e)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Designated Borrower”: any Wholly-Owned Subsidiary that becomes party to this Agreement pursuant to Section 10.19.

“Designated Borrower Notice”: as defined in Section 10.19.

“Designated Borrower Request and Assumption Agreement”: as defined in Section 10.19.

“Development Property”: as of any date of determination, Real Property acquired or otherwise held for development or redevelopment on which the improvements related to the development or redevelopment have not been completed on such date; provided that such Real Property shall cease to be a Development Property, and shall thereafter be considered a “Stabilized Property”, upon the first to occur of (a) the date that is six full fiscal quarters following substantial completion (including issuance of a temporary or permanent certificate of occupancy for the improvements under construction permitting the use and occupancy for their regular intended uses) of such Real Property, and (b) the first day of the first fiscal quarter following the date on which such Development Property has achieved an Occupancy Rate of at least 85%. For avoidance of doubt, any Real Property that is not (and has never been) a Development Property shall be considered a “Stabilized Property” from the first day of the first fiscal quarter following the date on which such Real Property has achieved an Occupancy Rate of at least 85%, and vacant land adjacent to and forming part of a Stabilized Property may become a Development Property if, as of any date of determination, the same is being developed with a new, improved or expanded facility. Similarly, a Stabilized Property may become a Development Property if, as of the date of determination, the same is being replaced, restored, remodeled or rebuilt where the purpose and effect of such work is to provide a functionally new, improved or expanded facility.

“Direct Owner”: has the meaning specified in the definition of “Property Owning Subsidiary”.

“Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer, or other disposition thereof (in one transaction or in a series of transactions and whether effected pursuant to a division or otherwise). The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Equity Interests” shall mean any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the date that is 91 days following the Maturity Date at the time of the issuance of such Equity Interest; provided, however, that (i) only the portion of such Equity Interest which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be a Disqualified Equity Interest, (ii) if such Equity Interests are issued to any current or former employees or other service providers or to any plan for the benefit of employees, directors, officers, members of management or consultants (including any equity or incentive compensation or benefit plan) of Parent Company or its subsidiaries or by any such compensation or plan to such current or former employees, other service providers, directors, officers, members of management or consultants, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by such Person in order to satisfy applicable statutory or regulatory obligations or as a result of such current or former employee’s, other service provider’s, director’s, officer’s, management member’s or consultant’s termination, death or disability, (iii) any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Equity Interests shall not be deemed to be Disqualified Equity Interests, and (iv) Equity Interests will not constitute Disqualified Equity Interests solely because of provisions giving holders thereof the right to require repurchase or redemption upon an initial public offering, “asset sale” or “change of control” occurring prior to such date; or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case at any time prior to the date that is 91 days following the Term Loan Maturity Date at the time of the issuance of such Equity Interest.

“Disqualified Institution” shall mean any (i) competitor of Parent Company or any of its subsidiaries and (ii) such other Person, in each case, identified in writing to the Administrative Agent prior to the Closing Date, and, in the case of the foregoing clause (i) and (ii), the clearly identifiable (solely on the basis of the similarity of its name) affiliates of any of the foregoing; provided that, after the Closing Date, the Borrower Representative shall be permitted, upon three Business Days’ prior notice to the Administrative Agent, to supplement the list of competitors provided for in clause (i) to include additional competitors and/or any Affiliates thereof (such list, as so supplemented from time to time, the “Disqualified Institution List”); provided, further, that the foregoing shall not apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest in the Loans to the extent such party was not a Disqualified Institution at the time of the applicable assignment or participation, as the case may be. The Administrative Agent will make available to a Lender, upon the request of such Lender, the Disqualified Institution List.

“Dividing Person” has the meaning assigned to it in the definition of “Division.”

“Division”: the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor”: any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Documentation Agents”: the financial institutions listed as “Documentation Agents” on the cover page of this Agreement.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any Subsidiary of Parent Company organized under the laws of the United States, any State thereof, the District of Columbia, or any other jurisdiction within the United States.

“EBITDA”: with respect to Parent Company and its consolidated Subsidiaries, for any period of four (4) consecutive fiscal quarters, earnings before interest, tax, depreciation, depletion and amortization calculated in accordance with GAAP, at all times excluding, without duplication, (i) impairment and other non-cash charges or gains including, for the avoidance of doubt, equity in earnings (but excluding any non-cash charge in respect of an item that was included in EBITDA in a prior period or any charges that result in a write-down or write-off of inventory and excluding amortization expense attributable to a prepaid cash item that was paid in a prior period), (ii) stock-based compensation expense, (iii) gains or losses from sales of previously depreciated assets, (iv) gains or losses from foreign exchange, (v) gains or losses from derivative instruments, (vi) gains or losses from the early extinguishment of indebtedness, (vii) severance and other non-recurring restructuring charges, (viii) transaction costs of acquisitions, dispositions, capital markets offerings, debt and equity financings and amendments thereto (in each case, whether or not consummated) not permitted to be capitalized pursuant to GAAP, (ix) other unusual, exceptional or extraordinary and non-recurring gains, losses, expenses or charges (whether or not classified as such under GAAP), (x) amounts accruing and/or payable pursuant to the terms of the Operating Agreement during such period and (xi) the amount of any minority interest expense attributable to minority interests of third parties in the positive income of any non-wholly owned Subsidiary; provided, however, that notwithstanding anything to the contrary herein, for the purposes of determining the contribution to EBITDA of, or portion of EBITDA attributable to, any Real Property, any operating asset or any business managed or operated by Parent Company or any Subsidiary thereof, (1) EBITDA shall equal rents and other revenues in respect of such asset, less, without duplication, (A) operating expenses in respect of such asset (exclusive of corporate-level general and administrative and other overhead expenses, impairment on intangibles and long-lived assets and depreciation, depletion and amortization expenses) and (B) cash rent expenses of operating, finance and ground leases in respect of such asset, and shall at all times exclude unusual, extraordinary or exceptional and non-recurring gains, losses, expenses or charges (whether or not classified as such under GAAP) and (2) solely for purposes of calculating Total Asset Value and Unencumbered Asset Value, in no event shall EBITDA of any such Real Property, operating asset or business determined pursuant to clause (1) be less than zero. All of the foregoing shall be adjusted to include the pro rata share of Parent Company and its Subsidiaries on a consolidated basis of the net income or loss of all Joint Ventures for such period, determined and adjusted in the same manner as provided above in this definition with respect to the net income or loss of Parent Company and its Subsidiaries on a consolidated basis.

“EEA Financial Institution”: means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country”: means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied (or waived in accordance with Section 10.2).

“Electronic Signature”: an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

“Electronic System”: any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and any of its respective Related Persons or any other Person, providing for access to data protected by passcodes or other security system.

“Eligibility Criteria”: Ground Leased Asset Eligibility Criteria, Leased Asset Eligibility Criteria or Owned Asset Eligibility Criteria, as applicable.

“Eligible Assignee”: (a) a Lender or any Affiliate or Approved Fund of such Lender, or (b) a bank, trust company, finance company, insurance company or any other Person that is regularly engaged in making, purchasing or investing in loans of a type similar to the Loans; provided that, notwithstanding the foregoing, “Eligible Assignee” shall not include any Ineligible Institution.

“Eligible Ground Leased Assets”: any Real Property that satisfies the following criteria (collectively, the “Ground Leased Asset Eligibility Criteria”):

(a) One hundred percent (100%) of such Real Property is ground leased directly or indirectly by one or more Qualified Asset Owners.

(b) Such Real Property is a Stabilized Property, a Development Property, undeveloped land or a Newly Acquired Property.

(c) Such Real Property (other than any Real Property that constitutes a Development Property or undeveloped land) is improved with one or more completed warehouse/distribution buildings that are used as dry and/or cold storage facilities and such improvements are owned or held pursuant to such ground lease by a Qualified Asset Owner with respect to such Real Property.

(d) None of such leasehold interest or such improvements is directly or indirectly subject to any Lien or any Negative Pledge (other than (i) Liens and Negative Pledges created under the Loan Documents, and (ii) Permitted Encumbrances) and none of the Equity Interests directly or indirectly owned by Parent Company of any Qualified Asset Owner with respect to such Real Property (or, in each case, any income therefrom or proceeds thereof) is subject to any Lien or any Negative Pledge (other than Permitted Equity Encumbrances or as permitted in the definition of “Negative Pledge”).

(e) No event of default (i.e., after any applicable notice and cure period) has occurred and is continuing under the ground lease regarding such Real Property.

(f) The lessor under the ground lease regarding such Real Property shall not have the unilateral right to terminate such ground lease prior to the expiration of the stated term of such ground lease absent the occurrence of any casualty, condemnation or default thereunder by any Qualified Asset Owner with respect to such Real Property.

(g) The lessee under the ground lease has the right to sublease, mortgage and encumber (subject to customary terms and limitations) its interest in such Real Property without the consent of the lessor (provided that a provision that if a consent of such ground lessor is required, such consent is subject to either an express reasonableness standard or an objective financial standard for the transferee that is reasonably satisfactory to the Administrative Agent shall be deemed acceptable); provided, this clause (g) shall not apply to (i) the Real Property listed on Schedule 1.1E and (ii) such other Real Property as agreed by the Administrative Agent in its reasonable discretion from time to time.

(h) The ground lease regarding such Real Property has a remaining term (inclusive of any unexercised extension options as to which there is no condition precedent to the exercise thereof other than compliance of lessee with the terms of the applicable ground lease and the giving of a notice of exercise by the lessee) of 25 years or more from the date of relevant covenant calculation.

(i) (i) Such Real Property (other than any Real Property that constitutes a Development Property or undeveloped land) is free of any material structural defects, and (ii) such Real Property is free of any material Environmental Liabilities and is in material compliance with all Environmental Laws.

For the avoidance of doubt, at any time that a Real Property does not satisfy each of the Ground Leased Asset Eligibility Criteria, such Real Property shall not constitute an Eligible Ground Leased Asset.

“Eligible Leased Assets”: any Real Property that satisfies the following criteria (collectively, the “Leased Asset Eligibility Criteria”):

(a) Such Real Property is a Leased Asset and the lessee is one or more Qualified Asset Owners.

(b) Such leasehold interest is not directly or indirectly subject to any Lien or any Negative Pledge (other than (i) Liens and Negative Pledges created under the Loan Documents, and (ii) Permitted Encumbrances) and none of the Equity Interests directly or indirectly owned by Parent Company of any Qualified Asset Owner with respect to such Real Property (or, in each case, any income therefrom or proceeds thereof) is subject to any Lien or any Negative Pledge (other than Permitted Equity Encumbrances or as permitted in the definition of “Negative Pledge”).

(c) No event of default (i.e., after any applicable notice and cure period) has occurred and is continuing under the operating lease regarding such Real Property.

(d) The lessor under the operating lease regarding such Real Property shall not have the unilateral right to terminate such operating lease prior to the expiration of the stated term of such operating lease absent the occurrence of any casualty, condemnation or default thereunder by any Qualified Asset Owner with respect to such Real Property.

For the avoidance of doubt, at any time that a Real Property does not satisfy each of the Leased Asset Eligibility Criteria, such Real Property shall not constitute an Eligible Leased Asset.

“Eligible Owned Asset”: any Real Property that satisfies the following criteria (collectively, the “Owned Asset Eligibility Criteria”):

(a) (i) One hundred percent (100%) of such Real Property is owned in fee simple by one or more Qualified Asset Owners, or (ii) such Real Property satisfies the Ground Leased Asset Eligibility Criteria (other than clause (h) of that definition, whereby for the purposes of this definition the requirement shall be that there shall be not less than ninety-nine (99) years from the date of relevant covenant calculation).

(b) Such Real Property is a Stabilized Property, a Development Property, undeveloped land or a Newly Acquired Property.

(c) (i) Such Real Property (other than any Real Property that constitutes a Development Property or undeveloped land) is free of any material structural defects, and (ii) such Real Property is free of any material Environmental Liabilities and is in material compliance with all Environmental Laws.

(d) Such Real Property (other than any Real Property that constitutes a Development Property or undeveloped land) is improved with one or more completed warehouse/distribution buildings that are used as dry and/or cold storage facilities.

(e) Such Real Property (and any income therefrom or proceeds thereof) is not directly or indirectly subject to any Lien or any Negative Pledge (other than (i) Liens and Negative Pledges created under the Loan Documents and (ii) Permitted Encumbrances) and none of the Equity Interests directly or indirectly owned by Parent Company of any applicable Borrower or Qualified Asset Owner (or, in each case, any income therefrom or proceeds thereof) is subject to any Lien or any Negative Pledge (other than Permitted Equity Encumbrances or as permitted in the definition of “Negative Pledge”).

For the avoidance of doubt, at any time that a Real Property does not satisfy each of the Owned Asset Eligibility Criteria, such Real Property shall not constitute an Eligible Owned Asset.

“Eligible Value”: as of any date of determination, with respect to each Real Property that is (x) owned or ground leased by Parent Company or any Subsidiary or (y) a Leased Asset (i) the Applicable EBITDA with respect to such Real Property divided by (ii) the applicable Capitalization Rate.

“Environmental Laws”: any and all foreign, federal, state, provincial, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, judgments, notices or binding agreements issued by or entered into with any Governmental Authority, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning pollution, air emissions, the management, use or Release of Materials of Environmental Concern or protection of human health (to the extent such relates to Materials of Environmental Concern) or the environment, as now or may at any time hereafter be in effect.

“Environmental Liability”: all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages, monitoring and remediation costs and reasonable fees and expenses of attorneys and consultants), whether contingent or otherwise, including those arising out of or relating to: (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment, recycling, disposal (or arrangement for such activities) of any Materials of Environmental Concern, (c) exposure to any Materials of Environmental Concern, (d) the presence or release of any Materials of Environmental Concern or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests”: shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest, but excluding any debt securities convertible into any of the foregoing.

“Equity Issuance”: the issuance or offering of common or preferred equity securities by the Parent Company, Lineage OP, Holdings or any Borrower pursuant to (A) a Qualified IPO or (B) a generally offered equity raise and excluding, for the avoidance of doubt, any issuances for management equity or similar or other issuances. For all purposes under this Agreement, the term “Equity Issuance” shall not include (A) any Asset Disposition or (B) any Debt Issuance.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate”: any trade or business (whether or not incorporated) that, together with the Borrowers, is treated as a single employer under Section 414(b) or (c) of the Code and, for purposes of provisions relating to Section 412 of the Code, any member of an affiliated service group within the meaning of Section 414(m) or 414(o) of the Code.

“ERISA Event”: (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) the failure of any Borrower or any ERISA Affiliate to satisfy the “minimum funding standard” with respect to a Plan within the meaning of Section 412 of the Code or Section 302 or 303 of ERISA, as applicable, or the failure of any Borrower or any ERISA

Affiliate to make by its due date a required installment under Section 430(j) of the Code or Section 303(j) of ERISA with respect to a Plan or the failure of any Borrower or any ERISA Affiliate to make any required contribution to a Multiemployer Plan, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by any Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of any Borrower or any ERISA Affiliate from any Multiemployer Plan, (d) the occurrence of a non-exempt Prohibited Transaction with respect to which any Borrower or any of the Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) which could result in the incurrence by any Borrower or any of the Subsidiaries of any material liability, (e) the receipt by any Borrower or any ERISA Affiliate of notice from any Multiemployer Plan (1) imposing Withdrawal Liability on any Borrower or any ERISA Affiliate, (2) notifying any Borrower or any ERISA Affiliate that such Multiemployer Plan is, or is expected to be, in Insolvency, if applicable or (3) notifying any Borrower or any ERISA Affiliate that such Multiemployer Plan is, or is expected to be, in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA, if applicable), or (f) a determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA, if applicable).

“EU Bail-In Legislation Schedule”: means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excluded Disposition” means:

(a) the disposition of cash or Cash Equivalents in exchange for other cash or Cash Equivalents and having reasonably equivalent value therefor;

(b) the lease or sublease of assets and properties in the ordinary course of business; and

(c) disposition of surplus, obsolete, damaged or worn out equipment or other property in the ordinary course of business.

“Excluded Swap Obligation”: with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of , or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation or (b) in the case of a Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Guarantor is a “financial entity,” as defined in Section

2(h)(7)(C)(i) the Commodity Exchange Act (or any successor provision thereto), at the time the guarantee of such Guarantor becomes or would become effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes”: any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect (and at the applicable rate in effect) on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower Representative under Section 2.22) or (ii) such Lender changes its lending office (for the avoidance of doubt, in each case, excluding any imposition of, or increase in the rate of, any withholding Taxes due to a Change in Law after such date) except in each case to the extent that, pursuant to Section 2.19, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.19(f) and (d) any Taxes imposed under FATCA and/or any implementation of the OECD Common Reporting Standard in the legislation applicable to the Borrowers.

“Existing Credit Agreement”: the Amended and Restated Revolving Credit and Term Loan Agreement dated as of the date hereof among the Borrowers, the other Loan Parties, JPMorgan Chase Bank, N.A., as administrative agent and the lenders party thereto.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant thereto, including any intergovernmental agreements and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreements.

“Federal Funds Effective Rate”: for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth in the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate, provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Federal Reserve Board”: the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Payment Date”: the fifteenth (15th) Business Day following the last day of each March, June, September and December and the Term Loan Commitment End Date.

“Financial Covenants”: the financial covenants set forth in Section 7.1.

“Financial Officer”: the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Fitch”: Fitch, Inc. and any successor thereto.

“Fixed Charges”: for any period, an amount equal to the sum of (i) Interest Expense, plus (ii) regularly scheduled installments (whether or not paid) of principal payable with respect to Total Indebtedness (excluding scheduled balloon principal payments due on maturity of any such Indebtedness and including Parent Company’s pro rata share thereof for Joint Ventures), plus (iii) the amount of dividends or distributions actually paid or required to be paid by any of Parent Company and its Subsidiaries in cash to any third party during such period in respect of its preferred capital stock but excluding redemption payments or repurchases or charges in connection with the mandatory final redemption or repurchase in whole of any preferred capital stock plus (iv) all income tax payments with respect to the taxable REIT Subsidiaries of Parent Company and the Company (including Foreign Subsidiaries).

“Floor”: the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate or Adjusted Daily Simple RFR, as applicable. For the avoidance of doubt the initial Floor for each of Adjusted Term SOFR Rate and Adjusted Daily Simple RFR shall be 0%.

“Foreign Lender”: a Lender that is not a U.S. Person.

“Foreign Subsidiary”: any Subsidiary of Parent Company that is not a Domestic Subsidiary.

“Funding Date”: the date on which the Term Loans are funded hereunder pursuant to Section 2.1.

“Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower Representative and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1(b). In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower Representative and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governing Documents”: (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of incorporation, formation or organization and operating agreement, the company constitution or memorandum and articles of association, and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and, if applicable, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Governmental Authority”: any nation or government, any state or local or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank, supranational organisation or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Ground Leased Asset Eligibility Criteria”: has the meaning specified in the definition of “Eligible Ground Leased Assets”.

“Group Members”: the collective reference to Parent Company and its Subsidiaries.

“Guarantee”: of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee Agreement”: the Guarantee Agreement to be executed and delivered on the Closing Date by the Guarantors substantially in the form of Exhibit A.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower Representative in good faith.

“Guarantors”: the collective reference to Parent Company, Holdings and Lineage OP.

“Holdings”: as defined in the preamble hereto.

“Immaterial Subsidiary”: any Subsidiary of Parent Company that on a consolidated basis with its respective Subsidiaries and treated as if all such Subsidiaries and their respective Subsidiaries were combined and consolidated as a single Subsidiary, holds assets that constitute less than 7.5% of Total Asset Value.

“Increased Amount Date”: as defined in Section 2.23(a).

“Incremental Commitments”: as defined in Section 2.23(a).

“Indebtedness”: of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (A) accounts payable incurred in the ordinary course of business, (B) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP (excluding disclosure on the notes and footnotes thereto) and if not paid after becoming due and payable, (C) obligations in respect of employment and consulting services, and (D) deferred obligations under any management services agreement, deferred rent obligations, taxes and compensation and any pension-related or post-employment liabilities), (e) all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (valued in the case of this clause (e) at the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) if such Indebtedness is non-recourse, the fair market value of the property encumbered thereby as determined by such Person in good faith), (f) all guarantees by such Person of Indebtedness of others (except for guarantees of exceptions to non-recourse liabilities), (g) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, and (h) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes”: (a) any Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document or required to be deducted or withheld from any such payment and (b) to the extent not otherwise described in clause (a) hereof, Other Taxes.

“Indirect Owner”: has the meaning specified in the definition of “Property Owning Subsidiary”.

“Ineligible Institution”: (a) a natural person, (b) a Defaulting Lender or its Lender Parent, (c) a Disqualified Institution, (d) a Lender that is not a Non-Public Lender, (e) a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof or (f) any Borrower or any of its Affiliates; provided that, with respect to clause (e), such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $500,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvency Regulation”: Council Regulation (EC) No 1346/2000 of 29 May 2000 on insolvency proceedings or, with respect to insolvency proceedings opened as from 26 June 2017, Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast).

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, industrial designs, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercreditor Agreement”: that certain Intercreditor Agreement, in substantially the form attached hereto as Exhibit J, with respect to the Pari Passu Capital Markets Indebtedness.

“Interest Election Request”: as defined in Section 2.16.

“Interest Expense”: for any period, an amount equal to the sum of the following with respect to Total Indebtedness: (i) total interest expense, accrued in accordance with GAAP plus (ii) all capitalized interest determined in accordance with GAAP (including in the case of (i) and (ii), Parent Company’s pro rata share thereof for Joint Ventures), and excluding non-cash amortization or write-off of deferred financing costs or debt discount (including Parent Company’s pro rata share thereof for Joint Ventures).

“Interest Payment Date”: (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Term Benchmark Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Term Benchmark Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any RFR Loan, the fifth (5th) Business Day of each calendar month for the preceding calendar month and (e) as to any Loan, the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any Term Benchmark Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Term Benchmark Loan and ending one, three or six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment), as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Term Benchmark Loan and ending one, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, on the date that is (x) three (3) Business Days prior to the last day of the then current Interest Period; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) the Borrower Representative may not select an Interest Period with respect to any Loan that would extend beyond the Term Loan Maturity Date for such Loan;

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(iv) the Borrower Representative shall select Interest Periods so as not to require a payment or prepayment of any Term Benchmark Loan during an Interest Period for such Loan; and

(v) no tenor that has been removed from this definition pursuant to Section 2.16(e) shall be available for specification in such notice of borrowing or notice of conversion.

“Investment Grade Rating”: a non-credit enhanced senior unsecured long-term debt rating for Parent Company or another Guarantor of BBB- or better from S&P or Baa3 or better from Moody’s.

“Investment Grade Rating Event”: the achievement of an Investment Grade Rating by Parent Company or another Guarantor.

“Investment”: (a) any purchase or other acquisition for value by any Loan Party or any of its Subsidiaries of, or of a beneficial interest in, any of the Equity Interests of any other Person; (b) any purchase or other acquisition for value by any Loan Party or any of its Subsidiaries from any Person of all or a substantial portion of the business, property or fixed assets of such Person or any division or line of business or other business unit of such Person; and (c) any loan, advance or capital contributions by any Loan Party or any of its Subsidiaries to, or Guarantee Obligations with respect to any obligations of, any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. For purposes of covenant compliance, the amount of any Investment shall be the outstanding amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investor”: (i) BG Lineage Holdings, LLC (formerly BG LLH, LLC,) a Delaware limited liability company, LLH MGMT Profits, LLC, a Delaware limited liability company, LLH MGMT Profits II, LLC, a Delaware limited liability company, and BG Maverick, LLC, a Delaware limited liability company, or (ii) any other Person that is managed and controlled by any of Bay Grove Management Company, LLC, a Delaware limited liability company, Bay Grove Capital Group, LLC, a Delaware limited liability company, any other Affiliate of Bay Grove Management Company, LLC or Bay Grove Capital Group, LLC, BG Lineage Holdings, LLC (formerly BG LLH, LLC), LLH MGMT Profits, LLC, LLH MGMT Profits II, LLC and/or BG Maverick, LLC.

“IRS”: the United States Internal Revenue Service.

“Joint Ventures”: any unconsolidated joint ventures of Parent Company and its consolidated Subsidiaries.

“Lamb Weston Mortgage”: the second ranking deed of mortgage dated 25 August 2017 between Lineage Bergen op Zoom B.V. as mortgagor and the Lamb Weston entities as mortgagees in respect of a mortgage over the parcels of land, locally known as Blankenweg 2 and 4 in Bergen op Zoom, cadastrally known as municipality of Bergen op Zoom, section I, number 712, 713 and 775 or any replacement of that right of mortgage.

“LCT Election” shall have the meaning assigned to such term in Section 1.10.

“LCT Test Date” shall have the meaning assigned to such term in Section 1.10.

“Leased Asset”: any Real Property that operates as a warehouse/distribution facility or is Development Property or undeveloped land and that is leased by Parent Company or a Subsidiary thereof pursuant to a lease (other than a ground lease) with a remaining term (including any unexercised extension options at the option of the tenant) of not less than 10 years from the Closing Date and otherwise on market terms (as determined by the Borrower Representative in good faith).

“Leased Asset Eligibility Criteria” has the meaning specified in the definition of “Eligible Leased Assets”.

“Lender Parent”: with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lender-Related Person” has the meaning assigned to it in Section 10.3(b).

“Lender Swap Agreement”: any Swap Agreement that (i) was in effect on the Closing Date between a Loan Party or a Subsidiary of a Loan Party and a counterparty that is a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent as of the Closing Date or (ii) is or was entered into after the Closing Date between a Loan Party or a Subsidiary of a Loan Party and any counterparty that is a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent at the time such Swap Agreement is entered into.

“Lenders”: as defined in the preamble hereto.

“Liabilities”: any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien”: any mortgage, pledge, hypothecation, assignment, assignment by way of security, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing); provided, that, in no event shall an operating lease be deemed to be a Lien.

“Limited Condition Eligible Transaction”: any acquisition by Parent Company or one or more of its Subsidiaries, including by way of merger or amalgamation, of any assets, business or Person permitted pursuant to this Agreement whose consummation is not conditioned on the availability of, or on obtaining, third party financing, in each case, solely to the extent made using identifiable proceeds from a New Term Loan.

“Limited Condition Transaction” shall mean any Limited Condition Eligible Transaction with respect to which the Borrower Representative has made an LCT Election.

“Lineage OP”: as defined in the preamble hereto.

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Guarantee Agreement, the Notes, the Intercreditor Agreement, each Designated Borrower Request and Assumption Agreement, any document granting a Lien on cash collateral pursuant to Section 3 or Section 8, the fee agreements described in Section 2.8(b), and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”: the Guarantors and the Borrowers.

“Maintenance Capital Expenditures”: for any period, all capital expenditures actually made in cash by Parent Company and its consolidated Subsidiaries (and the pro rata share of capital expenditures made in cash by Joint Ventures) during such period for the maintenance of capital assets of such Person, excluding capital expenditures for modernization and in any event excluding any capital expenditures for expansions.

“Mandatory Prepayment Event”: any event triggering a prepayment requirement of Section 2.10(b).

“Material Acquisition”: any individual Permitted Acquisition or a series of Permitted Acquisitions (whether by direct purchase, merger or otherwise and whether in one or more related transactions) within a four fiscal quarter period by Parent Company or any of its Subsidiaries in which the purchase price of the assets acquired (on a cumulative basis since the Closing Date or the beginning of such four fiscal quarter period, as applicable) exceeds an amount equal to 10% of Total Asset Value as of the last day of the most recently ended fiscal quarter for which financial statements are available.

“Material Adverse Effect”: any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the business, assets, property or financial condition of Parent Company, the Company and their subsidiaries taken as a whole, or (b) the validity or enforceability of any of the Loan Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder.

“Materials of Environmental Concern”: any substances, materials or wastes defined in or regulated under any Environmental Law, including any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, asbestos, anhydrous ammonia, ozone-depleting substances, polychlorinated biphenyls and urea-formaldehyde insulation.

“Material Subsidiary”: any Subsidiary of Parent Company other than an Immaterial Subsidiary.

“Moody’s”: Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Multiemployer Plan”: a “multiemployer plan” as defined in Section 3(37) or Section 4001(a)(3) of ERISA and in respect of which the Borrowers or any ERISA Affiliate is an “employer” as defined in Section 3(5) of ERISA.

“Negative Pledge”: with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that any provision of a document, instrument or an agreement that either (a) conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios or financial tests (including any financial ratio such as a maximum ratio of unsecured debt to unencumbered assets) that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets or (b) requires the grant of a Lien to secure Unsecured Indebtedness if a Lien is granted to secure the Secured Obligations or other Unsecured Indebtedness of such Person, shall not constitute a “Negative Pledge”; provided, however, no restriction under a CMBS Financing, mortgage financing or other financing on the pledge of Equity Interest in the direct or indirect parent of a Qualified Asset Owner, Group Member (other than a Qualified Asset Owner) or Loan Party (other than a Qualified Asset Owner) shall be considered a “Negative Pledge”.

“Net Cash Proceeds”: as applicable, (a) with respect to any Asset Disposition, all cash proceeds (including cash and Cash Equivalents) received by any Loan Party or any of their Subsidiaries therefrom (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) in connection with such transaction or event less the sum of (i) all income Taxes and other Taxes assessed by, or reasonably estimated to be payable to, a Governmental Authority as a result of such transaction or event (provided that if estimated Taxes exceed the amount of actual Taxes required to be paid in cash in respect of such Asset Disposition, the amount of such excess shall constitute Net Cash Proceeds if such excess is greater than $1,000,000), (ii) all reasonable and customary out-of-pocket fees and expenses incurred in connection with such transaction or event (including, to the extent reasonable and customary, accounting and investment banking fees, payments made in order to obtain a necessary consent or required by applicable law, broker’s fees or commissions, legal fees, consulting fees, title insurance premiums paid in connection therewith, survey costs and mortgage recording and transfer Tax paid in connection therewith, and costs and expenses in connection with unwinding any derivatives contract in connection therewith), (iii) the principal amount of, premium or penalty (including a prepayment premium or exit fee), if any, interest, breakage costs and other amounts on any Indebtedness (other than Indebtedness under the Loan Documents) secured by a Lien on the asset (or a portion thereof) disposed of, which Indebtedness is required to be repaid in connection with such transaction or event, and (iv) all amounts that are set aside as a reserve (A) for adjustments in respect of the purchase price of such assets, (B) for any liabilities associated with such transaction or event, to the extent such reserve is established in accordance with GAAP or as otherwise required pursuant to the documentation with respect to such Asset Disposition, (C) for the payment of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 30 days after, the date of such sale or other disposition and (D) for the payment of indemnification obligations; provided that, to the extent and at the time any such amounts are released from such reserve and received by such Loan Party or any of their Subsidiaries, such amounts shall constitute Net Cash Proceeds, and (b) with respect to any Equity Issuance or Debt Issuance, the gross cash proceeds received by any Loan

Party or any of their Subsidiaries therefrom less the sum of (i) all reasonable and customary fees, commissions, investment banking fees, consulting fees, attorneys’ fees, accountants’ fees, underwriting fees, costs, underwriting discounts and other expenses incurred in connection therewith, and (ii) amounts required to be deposited or maintained in segregated accounts as reserves in connection with any such Debt Issuance; provided, however, that if any Debt Issuance refinances, refunds or replaces the then-existing Indebtedness, such proceeds shall be limited to the amount in excess of the principal amount of such refinanced Indebtedness plus interest, fees, original issue discount, premiums, expenses and other customary amounts in connection with such refinanced Indebtedness. Net Cash Proceeds received by any Subsidiary of the Company other than a Wholly Owned Subsidiary of the Company shall equal a percentage of the Net Cash Proceeds received by such Subsidiary pursuant to clause (a) or (b) above equal to the percentage that corresponds to the Loan Parties’ aggregate ownership share of such Subsidiary.

“Net Cash Proceeds Receipt Date”: with respect to any Mandatory Prepayment Event, the date of receipt of Net Cash Proceeds from such Mandatory Prepayment Event required to be paid pursuant to Section 2.10(b).

“Newly Acquired Property”: as of any date, a Real Property (other than a Development Property or undeveloped land), that has been owned or ground leased or leased by Parent Company or a Subsidiary for less than four full fiscal quarters as of such date.

“Newly Stabilized Property”: as of any date, a Real Property owned or ground leased or leased by Parent Company or a Subsidiary that has been a Stabilized Property for less than four full fiscal quarters as of such date.

“New Term Commitments”: as defined in Section 2.23(a).

“New Term Lender”: as defined in Section 2.23(a).

“New Term Loan”: as defined in Section 2.23(a).

“Non-Consenting Lender”: any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.2 and (b) has been approved by the Required Lenders.

“Non-recourse Indebtedness”: (a) with respect to a Person, Indebtedness in respect of which recourse for payment (except for exceptions for fraud, misapplication of funds, environmental indemnities, violation of “special purpose entity” covenants and other exceptions to nonrecourse liability customarily excluded by institutional lenders from exculpation provisions or included in separate indemnification agreements) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness and (b) with respect to any Subsidiary that is a special purpose entity or a special purpose holding company of such special purpose entity, Indebtedness of such Subsidiary so long as there is no recourse to Parent Company or any of its other Subsidiaries other than (i) its direct special purpose entity subsidiary or (ii) recourse in respect of guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, violation of “special purpose entity” covenants and other exceptions to nonrecourse liability customarily excluded by institutional lenders from exculpation provisions or included in separate indemnification agreements, and for the avoidance of doubt, any Indebtedness incurred by any Subsidiary under or in connection with any CMBS Financing shall constitute Non-Recourse Indebtedness.

“Normalized Adjusted FFO”: for any fiscal period, “funds from operations” of the Group Members as defined in accordance with resolutions adopted by the Board of Governors of the National Association of Real Estate Investment Trusts as in effect from time to time; provided that Normalized Adjusted FFO shall (a) be based on net income after payment of distributions to holders of preferred stock or preferred partnership units in Parent Company or another Guarantor and, without duplication, distributions necessary to pay holders of preferred stock or preferred partnership units of Parent Company or another Guarantor and (b) exclude gains or losses from sales of previously depreciated non-real estate assets, non-real estate depreciation, depletion and amortization, amortization of deferred financing costs, amortization of debt discount, amortization of above or below market leases, adjustments for straight line rents, non-cash or extraordinary gains or losses from foreign exchange, non-cash or extraordinary gains or losses from derivative instruments and other extraordinary or non-recurring charges.

“Notes”: the collective reference to any promissory note evidencing Loans.

“NYFRB”: means the Federal Reserve Bank of New York.

“NYFRB Rate”: means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day(or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a Federal funds transaction quoted at 11:00 a.m. (New York City time) on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYFRB’s Website”: the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization, dissolution, judicial management or like proceeding, relating to the Borrowers, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrowers to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrowers pursuant hereto) or otherwise; provided, however, that the definition of “Obligations” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of any Guarantor.

“Occupancy Rate”: at any time, with respect to any Real Property, the ratio, expressed as a percentage, of (a) the rentable operating square footage of such Real Property actually leased by tenants paying rent at rates not materially less than rates generally prevailing at the time the applicable lease was entered into, pursuant to binding leases as to which no default or event of default has occurred and is continuing to (b) the aggregate rentable operating square footage of such Real Property.

“OFAC”: the U.S. Department of the Treasury Office of Foreign Assets Control.

“Operating Agreement” shall mean, collectively, (i) that certain Seventh Amended and Restated Operating Services Agreement dated as of August 3, 2020, by and between Holdings and Bay Grove Management Company, LLC, (ii) that certain Sixteenth Amended and Restated Operating Agreement dated as of October 11, 2023, by and between Lineage OP and Bay Grove Management Company, LLC and (iii) any transition services agreement entered into by Parent Company and Bay Grove Management Company, LLC in connection with a Qualified IPO.

“Other Connection Taxes”: with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”: all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.22).

“Overnight Bank Funding Rate”: for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Owned Asset Eligibility Criteria” has the meaning specified in the definition of “Eligible Owned Asset”.

“Paid in Full” or “Payment in Full”: (a) the indefeasible payment in full in cash of all outstanding Loans, together with accrued and unpaid interest thereon, (b) the indefeasible payment in full in cash of the accrued and unpaid fees, (c) the indefeasible payment in full in cash of all accrued and unpaid reimbursable expenses and other Secured Obligations (other than Unliquidated Obligations for which no claim has been made and other obligations expressly stated to survive such payment and termination of this Agreement), together with accrued and unpaid interest thereon, (d) the termination of all Commitments, and (e) the termination of the Lender Swap Agreements and the Cash Management Services, or entering into other arrangements satisfactory to the Credit Parties counterparties thereto.

“Parent”: with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Parent Company”: as defined in the preamble hereto.

“Pari Passu Capital Markets Indebtedness”: any issuance of Indebtedness for borrowed money (other than convertible debt securities), including any issuance of one or more series of notes pursuant to public or 144a private placements or other substantially similar placements of Indebtedness; provided that such Indebtedness (i) shall be unsecured, (ii) shall have no guarantors or obligors other than the Borrowers and the Guarantors party to the Loan Documents, and (iii) shall not have any scheduled amortization or mature prior to the one year anniversary of the Term Loan Maturity Date (after giving effect to any permitted extensions).

“Participant”: as defined in Section 10.4(c).

“Participant Register”: as defined in Section 10.4(c).

“Participating Member States”: any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Patriot Act”: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56, Oct. 26, 2001).

“Payment” has the meaning assigned to it in Section 9.6(c).

“Payment Notice” has the meaning assigned to it in Section 9.6(c).

“Permitted Acquisition”: any acquisition, whether by purchase, merger, amalgamation, consolidation or otherwise, of (x) all or substantially all of the assets of any Person, or a business line or unit or a division of any Person, or any parcel of Real Property and any improvements thereto or (y) the Equity Interests of any Person such that such Person becomes a Subsidiary; provided that:

(a) no Event of Default shall have occurred and be continuing or would result therefrom;

(b) before and after giving effect thereto, Parent Company and its Subsidiaries are in compliance on a Pro Forma Basis with the Financial Covenants; and

(c) after giving effect thereto, Parent Company and its Subsidiaries are in compliance on a Pro Forma Basis with Section 7.16.

“Permitted Dispositions”:

(a) Dispositions of (i) worn-out, obsolete or surplus property, in each case in the ordinary course of business or (ii) property that is reasonably determined by the applicable Loan Party or Subsidiary to be no longer economically practicable to maintain or no longer useful in any material respect in the conduct of the business of the Loan Parties and their subsidiaries, taken as a whole;

(b) licenses and sublicenses granted by a Loan Party or any Subsidiary and leases and subleases (by a Loan Party or any Subsidiary as lessor or sub-lessor) to third parties in each case not interfering in any material respect with the business of the Loan Parties or the subsidiaries, taken as a whole, or otherwise in the ordinary course of business;

(c) Disposition or abandonment of any Intellectual Property that is reasonably determined by the applicable Loan Party or Subsidiary to be no longer economically practicable to maintain or worth the cost of maintaining or no longer useful in any material respect in the conduct of the business of the Loan Parties and their subsidiaries, taken as a whole;

(d) sales of inventory in the ordinary course of business;

(e) Dispositions of cash or cash equivalents;

(f) transfers of property between and among Parent Company and its Subsidiaries;

(g) Disposition of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property;

(h) Liens permitted by Section 7.3, Restricted Payments permitted by Section 7.6, Investments permitted by Section 7.8 and transactions permitted by Section 7.4;

(i) the discount or write-off of accounts receivable for the purpose of collection to any collection agency, in each case in the ordinary course of business and (ii) Dispositions of receivables in connection with the settlement of delinquent accounts receivable in the ordinary course of business or in connection with the bankruptcy or reorganization of suppliers or customers;

(j) transfers of property (i) subject to casualty events upon receipt of the net cash proceeds of such casualty event, (ii) by reason of the exercise of termination rights under any lease, sublease, license, sublicense, concession or other agreement or (iii) pursuant to buy/sell or other similar arrangements under any joint venture or similar agreement or arrangement;

(k) the unwinding of any Swap Agreement pursuant to its terms;

(l) Dispositions required to be made to comply with the order of any Governmental Authority or applicable law;

(m) any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(n) Dispositions of property acquired, constructed, renovated or improved after the Closing Date in connection with the financing of such acquisition, construction, renovation or improvement; provided, that, (i) any such financing which is permitted under Section 7.2, (ii) such Disposition occurs within 180 days after the applicable acquisition, construction, renovation or improvement; and

(o) with respect to assets that are not Qualified Assets, Dispositions of such assets permitted by the documentation governing any CMBS Financing or other financing that relates to such assets.

“Permitted Encumbrances”:

(a) Liens outstanding on (or made pursuant to binding commitments existing on) the Closing Date as set forth on Schedule 7.3 and any refinancings, renewals or extensions thereof that would not cause a violation of the Financial Covenants on a Pro Forma Basis;

(b) Liens imposed by law and other non-consensual Liens, in each case for Taxes or other related governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the applicable Group Member in conformity with GAAP;

(c) landlord’s, carriers’, warehousemen’s, landlords’ mortgagee’s, mechanics’, materialmen’s, repairmen’s, construction contractors’, vendor’s and other similar Liens and agricultural and similar Liens, in each case, imposed by law or otherwise non-consensual, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or that are being contested in good faith by appropriate proceedings;

(d) judgments and Liens in respect of judgements, orders or decrees for the payment of money or other court proceedings that do not constitute an Event of Default under Section 8(j);

(e) (i) easements, servitudes, restrictions, licenses, rights-of-way, use restrictions, rights of first refusal, site plan agreements, development agreements, cross easement or reciprocal agreements and other non-monetary encumbrances on Real Property that do not materially detract from the value of the affected property or interfere in any material respect with the ordinary conduct of business of Borrower or any Subsidiary (taken as a whole) or the operation of such Real Property for its intended purpose, (ii) title defects or irregularities with respect to Real Property which are of a minor nature and which in the aggregate do not materially detract from the value of the affected property or interfere in any material respect with the ordinary conduct of business of any Borrower or any Subsidiary (taken as a whole) or the operation of such Real Property for its intended purpose, or (iii) other exceptions to title approved by Administrative Agent;

(f) any zoning or similar law, restriction or right reserved to, or vested in, any Governmental Authority to control or regulate the use of any Real Property that does not materially detract from the value of the affected property or interfere in any material respect with the ordinary conduct of business of the Group Members (taken as a whole);

(g) Liens affecting title on Real Property that have been fully paid off and satisfied and which remain of record through no fault of the Person that owns such Real Property and that, in any event do not have a material and adverse effect with respect to the use or operations of the affected Real Property or with respect to the ownership of the affected Real Property, and do not interfere with the ordinary conduct of business of the applicable Group Member;

(h) rights of lessors under Eligible Ground Leased Assets and Eligible Leased Assets;

(i) Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of custom duties in connection with the importation of goods in the ordinary course of business;

(j) with respect to leasehold interests, any mortgages, obligations, Liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord, ground lessor or owner of the leased property, with or without the consent of the lessee; provided, that (i) this clause (j) shall not apply if the leasehold interest is protected by law or (ii) with respect to mortgages by the ground lessor or owner of a ground leased property, such mortgages are either subordinate to such ground leasehold interest or pursuant to which the lender thereunder has provided a customary non-disturbance agreement with respect to such ground leasehold interests;

(k) intercompany leases and leases in favor of third parties in the ordinary course of business;

(l) any Lien arising under Article 24 or 26 of the general terms and conditions (Algemene Bank Voorwaarden) of any member of the Dutch Bankers’ Association (Nederlandse Vereniging van Banken) or any similar term applied by a financial institution in the Netherlands pursuant to its general terms and conditions;

(m) any netting or set-off arrangement entered into by any Loan Party in the ordinary course of its banking arrangements for the purpose of netting debt and credit balances;

(n) any netting or set-off as a result of a fiscal unity (fiscale eenheid) for Dutch tax purposes;

(o) the Lamb Weston Mortgage; and

(p) Intercompany mortgages securing Indebtedness among Group Members; provided, that any mortgagee under any such mortgage shall be a Borrower.

“Permitted Equity Encumbrances”:

(a) Liens and Negative Pledges pursuant to any Loan Document;

(b) Liens imposed by law and other non-consensual Liens for Taxes or other related governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the applicable Group Member in conformity with GAAP;

(c) Liens arising from judgments or decrees for the payment of money in circumstances that do not constitute an Event of Default under Section 8(j);

(d) Liens arising from pledges of Equity Interests in Lineage OP or the Parent Company, in each case solely with respect to Equity Interests held by non-Group Members; and

(e) Intercompany pledges of Equity Interests securing Indebtedness among Group Members; provided that any pledgee under any such pledge shall be a Borrower.

“Permitted Indebtedness”:

(a) (x) Indebtedness incurred or created hereunder and under the other Loan Documents (including Indebtedness created under Section 2.23 and Section 2.25), and (y) Indebtedness constituting Cash Management Services;

(b) Indebtedness outstanding on (or made pursuant to binding commitments existing on) the Closing Date as set forth on Schedule 7.2 and any refinancings, renewals or extensions thereof that would not cause a violation of the Financial Covenants on a Pro Forma Basis;

(c) intercompany Indebtedness among Parent Company and its Subsidiaries;

(d) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(e) Indebtedness representing deferred compensation, severance and health and retirement benefits or the equivalent thereof to employees, directors, management and consultants of Parent Company or the Subsidiaries incurred in the ordinary course of business;

(f) Indebtedness consisting of obligations with respect to indemnification, the adjustment of the purchase price (including customary earnouts) or similar adjustments incurred in connection with a Permitted Acquisition or any other Investment or Disposition expressly permitted hereunder;

(g) (i) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business and (ii) Indebtedness in respect of credit card processing agreements, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with cash management and deposit accounts and in the ordinary course of business;

(h) Indebtedness incurred by Parent Company or any Subsidiary constituting reimbursement obligations with respect to letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments, in each case, issued or created in the ordinary course of business, including in respect of workers’ compensation claims, health, disability or other employee benefits (including with respect to immediate family members of employees, directors or members of management) or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims or obligations referred to in paragraph (m) below, letters of credit in the nature of a security deposit (or similar deposit or security) given to a lessor under an operating lease of Real Estate under which such Person is lessee, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from Governmental Authorities, and any refund, replacement, refinancing or defeasance of any of the foregoing;

(i) obligations in respect of surety, stay, customs and appeal bonds, performance bonds and performance and completion guarantees and similar obligations provided by Parent Company or any of the Subsidiaries, in each case, issued or created in the ordinary course of business and consistent with past practice;

(j) Indebtedness arising under Swap Agreements not incurred for purposes of speculation;

(k) Guarantees of Indebtedness of Parent Company or any Subsidiary, which Indebtedness is otherwise permitted hereunder; provided that (x) if such Indebtedness is subordinated to the Obligations, such guarantee shall be subordinated to the same extent and (y) no such Guarantee by a Loan Party shall be permitted under this paragraph (k) of Indebtedness of a Subsidiary that is not a Loan Party, other than Guarantees constituting an Investment permitted under Section 7.8;

(l) Indebtedness owing to current or former officers, directors, managers, consultants or employees of Parent Company or any Guarantor or immediate family members to finance the purchase or redemption of Equity Interests of Parent Company or any Guarantor (or any direct or indirect parent of Parent Company or any Guarantor);

(m) Indebtedness of Parent Company or any Subsidiary owing to any joint venture (regardless of the form of legal entity) that is not a subsidiary arising in the ordinary course of business of Parent Company and its Subsidiaries in connection with the cash management operations (including with respect to intercompany self-insurance arrangements);

(n) Indebtedness of Parent Company or any Subsidiary arising pursuant to arrangements contemplated in Section 7.10(k), (m) or (n);

(o) Indebtedness arising under guarantees entered into pursuant to article 2:403 of the Dutch Civil Code in respect of a Dutch Loan Party and any residual liability with respect to such guarantees arising under article 2:404 of the Dutch Civil Code;

(p) any joint and several liability as a result of a fiscal unity (fiscale eenheid) for Dutch tax purposes; and

(q) Indebtedness that is a refinancing, replacement, restatement or modification of any existing Indebtedness provided that such refinancing, replacement, restatement or modification does not result in an increase to the then outstanding principal amount of the Indebtedness being refinanced, except to the extent of accrued interest, fees, premium (if any) and expenses.

“Permitted Investments”:

(a) Investments existing on, or made pursuant to binding commitments existing on, the Closing Date and set forth on Schedule 7.8 or an Investment consisting of any extension, modification, renewal, replacement or reinvestment of any such Investment that would not cause a violation of the Financial Covenants on a Pro Forma Basis;

(b) Investments in cash and Cash Equivalents;

(c) Investments (i) by any Loan Party in any other Loan Party, (ii) by any Subsidiary of Parent Company that is not a Loan Party in any Loan Party or in any other Subsidiary of Parent Company that is also not a Loan Party, and (iii) by any Loan Party in any Subsidiary of Parent Company that is not a Loan Party that would not cause a violation of the Financial Covenants on a Pro Forma Basis,

(d) Investments acquired in connection with the settlement of delinquent accounts receivable in the ordinary course of business or in connection with the bankruptcy or reorganization of suppliers or customers;

(e) loans or advances to officers, directors, members of management, and employees of Parent Company or a Guarantor or any of their subsidiaries (or any direct or indirect parent of Parent Company or a Guarantor) (i) in an aggregate amount not to exceed $2,500,000 at any time outstanding, for business-related travel, entertainment, relocation and analogous ordinary business purposes and (ii) for any other purposes not described in the foregoing clause (i) (in each of clauses (i) and (ii) determined without regard to any write-downs or write-offs of such loans or advances); provided, that the aggregate amount outstanding at any time under clause (ii) above shall not exceed $9,000,000;

(f) accounts receivable owing to Parent Company or the Subsidiaries, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms;

(g) Investments in the form of Swap Agreements permitted pursuant to Section 7.12;

(h) Investments consisting of promissory notes or other non-cash consideration received in connection with a permitted Disposition;

(i) Investments consisting of non-cash loans made by Parent Company or a Guarantor to management, executives, officers, directors, consultants, professional advisors and/or employees of a Subsidiary which are used by such Persons to simultaneously purchase Equity Interests of Parent Company or a Guarantor;

(j) Investments consisting of or to finance purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights or licenses or leases of intellectual property in the ordinary course of business;

(k) Investments in the ordinary course of business consisting of (i) endorsements for collection or deposit or (ii) customary trade arrangements with customers;

(l) loans and advances to Parent Company or a Guarantor or any direct or indirect parent thereof in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments permitted to be made to Parent Company or a Guarantor or any direct or indirect parent thereof in accordance with Section 7.6;

(m) (i) advances of payroll payments to employees in the ordinary course of business and (ii) prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits and advance payments (including retainers) for goods or services paid or provided, in each case in the ordinary course of business;

(n) Investments held by a Person that becomes a Subsidiary (or is merged, amalgamated or consolidated with or into a Subsidiary) after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation; and

(o) to the extent constituting Investments, Restricted Payments permitted by Section 7.6, Indebtedness permitted by Section 7.2 and transactions permitted by Section 7.4.

“Person”: an individual, partnership, corporation, limited liability company, unlimited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Group Member or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations”: 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Platform”: as defined in Section 6.2.

“Prime Rate”: the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Private Lenders”: Lenders that wish to receive Private-Side Information.

“Private-Side Information”: any information with respect to Parent Company and its Subsidiaries that is not Public-Side Information.

“Proceeds of Crime Act”: the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), as amended from time to time, and including all regulations thereunder.]

“Pro Forma Basis”: with respect to the calculation of the Financial Covenants as of any date (and the definitions used therein), that such calculation shall give pro forma effect to all Permitted Acquisitions and other Investments, all issuances, incurrences, assumptions, redemptions, retirements, repayments or extinguishments of Indebtedness (with any such Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) and all sales, transfers or other Dispositions of any material assets outside the ordinary course of business that have occurred during (or, if such calculation is being made for the purpose of determining whether any proposed acquisition will constitute a Permitted Acquisition, since the beginning of) the then-applicable testing period as if they occurred on the first day of such testing period (excluding cost savings, synergies, operating expense reductions and other operating improvements). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Swap Agreement applicable to such Indebtedness if such Swap Agreement has a remaining term in excess of 12 months).

“Prohibited Transaction”: a non-exempt prohibited transaction as defined in Section 406 of ERISA or Section 4975(c) of the Code.

“Properties”: as defined in Section 4.17(a).

“Property Owning Subsidiary”: a Subsidiary of Parent Company that directly operates, owns or leases a Qualified Asset (each, a “Direct Owner”) and each Subsidiary that is a direct or indirect owner of any such Direct Owner (as to such Qualified Asset, an “Indirect Owner”).

“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lenders”: Lenders that do not wish to receive Private-Side Information.

“Public-Side Information”: information that is either (a) available to all holders of Traded Securities of Parent Company and its Subsidiaries or (b) not material non-public information (for purposes of United States federal, state or other applicable securities laws).

“QFC”: has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“Qualified Asset”: any Eligible Owned Asset, Eligible Ground Leased Asset or Eligible Leased Asset; provided, that the Borrower Representative may from time to time by written notice to the Administrative Agent upon a Qualified Asset ceasing to satisfy the applicable Eligibility Criteria in a transaction permitted by this Agreement designate a Qualified Asset as a non-Qualified Asset and, from the date of any such written notice, such Qualified Asset shall cease to be a Qualified Asset.

“Qualified Asset Owners”: as to any Qualified Asset, means each owner, lessee or lessor thereof that is either (a) a Wholly-Owned Subsidiary of Parent Company or (b) a non-Wholly-Owned Subsidiary of Parent Company that is at least 50% owned, directly or indirectly, by Parent Company so long as Parent Company jointly controls the sale, encumbrance and financing of such Qualified Asset.

“Qualified IPO” shall mean an underwritten public offering (other than a public offering pursuant to a registration statement on Form S-8) of the Equity Interests of Parent Company, Lineage OP, Holdings or any direct or indirect parent thereof which results in such Equity Interests being listed on a nationally-recognized stock exchange in the applicable jurisdiction.

“Real Property”: at any time of determination, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by Parent Company or any of its Subsidiaries or Joint Ventures (or equivalent interest in any applicable jurisdiction), together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures incidental to the ownership or lease thereof.

“Recipient”: (a) the Administrative Agent and (b) any Lender, as applicable.

“Recourse Indebtedness”: with respect to a Person, Indebtedness of such Person other than Non-recourse Indebtedness of such Person.

“Reference Time”: with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if the RFR for such Benchmark is Daily Effective SOFR, then the next RFR Business Day after such setting or (3) if such Benchmark is none of the Term SOFR Rate or Daily Effective SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Refrigerated Railcar Business” means the refrigerated and insulated railcar business segment of Parent Company and its Subsidiaries.

“Register”: as defined in Section 10.4(b)(v).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“REIT” shall mean a “real estate investment trust” within the meaning of Section 856 of the Code.

“REIT Subsidiary” shall mean any Subsidiary of Parent Company that intends to qualify as a REIT for U.S. federal income tax purposes.

“Related Parties”: with respect to any specified Person, such Person’s Affiliates and the respective directors, partners, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release”: any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor environment.

“Relevant Governmental Body”: the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“Relevant Rate”: (i) with respect to any Term Benchmark Borrowing, the Adjusted Term SOFR Rate or (ii) with respect to any RFR Borrowing, the Adjusted Daily Simple RFR, as applicable.

“Relevant Screen Rate”: with respect to any Term Benchmark Borrowing, the Term SOFR Reference Rate.

“Required Information”: as defined in Section 10.19(a).

“Required Lenders”: at any time, subject to Section 2.24(b), the holders of more than fifty percent (50%) of the sum of (a) the aggregate unpaid principal amount of the Term Loans plus (b) the Total Unused Term Commitments then in effect.

“Requirement of Law”: as to any Person, the Governing Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer”: the chief executive officer, president, chief financial officer, chief operating officer, managing director, controller, treasurer, vice president or secretary of Parent Company or a Guarantor, the sole member of the general partner of the Borrower Representative, but in any event, with respect to financial matters, the chief financial officer or controller of Parent Company or a Guarantor, the sole member of the general partner of the Borrower Representative.

“Restricted Payments”: as defined in Section 7.6.

“Reuters”: means, as applicable, Thomson Reuters Corp., Refinitiv, or any successor thereto.

“RFR”: Daily Effective SOFR.

“RFR Borrowing”: as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Business Day”: a U.S. Government Securities Business Day.

“RFR Interest Day”: has the meaning specified in the definition of “Daily Simple RFR”.

“RFR Loan”: a Loan that bears interest at a rate based on Daily Simple RFR.

“Sanctioned Country”: at any time, a country, region or territory which is the subject or target of any Sanctions (as of the Closing Date, the so - called Donetsk People’s Republic, the so - called Luhansk People’s Republic, the Crimea Region of Ukraine, the Kherson and Zaporizhzhia regions of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person”: at any time, any Person (a) that is the subject of Sanctions or listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, the European Union, the United Nations, His Majesty’s Treasury or any Governmental Authority with jurisdiction over any Loan Party, (b) operating, organized or resident in a Sanctioned Country, (c) that is publicly identified as prohibited from doing business with the United States under the International Emergency Economic Powers Act, the Trading With the Enemy Act, or any other Requirement of Law, (d) that is a Canadian Blocked Person, or (e) owned or controlled by any such Person or Persons.

“Sanctions”: economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC or the U.S. Department of State, the European Union, the United Nations, His Majesty’s Treasury, the federal government of Canada, the government of Singapore and sanctions under other similar Requirements of Law of other jurisdictions in which a Person conducts its business.

“S&P”: S&P Global Ratings, a division of S&P Global Inc., and any successor to its rating agency business.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Indebtedness”: with respect to any Person, Indebtedness of such Person that is secured by a Lien. Indebtedness of Parent Company or a Subsidiary secured solely by a pledge of Equity Interests in one or more Subsidiaries shall not be treated as Secured Indebtedness but shall be treated as Unsecured Indebtedness.

“Secured Leverage Ratio”: as defined in Section 7.1(b)(iv).

“Secured Obligations”: all Obligations, together with all (a) Cash Management Services and (b) Swap Obligations owing; provided, however, that the definition of “Secured Obligations” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of any Guarantor.

“Securities”: any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“SOFR”: a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator”: the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website”: the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date”: has the meaning specified in the definition of “Daily Effective SOFR”.

“SOFR Rate Day”: has the meaning specified in the definition of “Daily Effective SOFR”.

“Solvent”: with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” (determined on a going concern basis) of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value (determined on a going concern basis) of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured in the ordinary course, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business as contemplated on the date hereof and (d) such Person will be able to pay its debts as they mature or fall due in the ordinary course.

“Specified Default”: an Event of Default pursuant to Section 8(a) or Section 8(h).

“Specified Jurisdictions”: the United States, Canada, Mexico, Australia, New Zealand, England and Wales, Scotland, Guernsey, Netherlands, Belgium, Luxembourg, Norway, Denmark, Poland, Sweden, Singapore, Spain, Greece, Italy, Germany, France, Ireland, Portugal, Austria, Finland; and such other jurisdictions as may be agreed after the Closing Date by the Borrower Representative, the Administrative Agent and the Required Lenders.

“Stabilized Property” has the meaning specified in the definition of “Development Property”.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Parent Company.

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Loan Parties or any of their Subsidiaries shall be a “Swap Agreement”.

“Swap Obligations”: with respect to any Person, any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Lender Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Lender Swap Agreement transaction, including any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value”: in respect of any one or more Swap Agreements, after taking into account the effect of any netting agreements relating to such Swap Agreements (to the extent, and only to the extent, such netting agreements are legally enforceable in a bankruptcy or insolvency proceeding against the applicable counterparty obligor thereunder), (i) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (ii) for any date prior to the date referenced in preceding clause (i), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Lender or any Affiliate of a Lender).

“Syndication Agent”: as defined in the preamble hereto.

“Tangible Net Worth”: as of any date of determination, Total Asset Value less Total Indebtedness.

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark”: when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate.

“Term Benchmark Tranche”: the collective reference to Term Benchmark Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Term Commitments”: as to any Lender, its U.S. Term Commitment.

“Term Facilities”: the U.S. Term Facility.

“Term Loan Commitment End Date”: as defined in the definition of “Term Loan Commitment Period”.

“Term Loan Commitment Period”: the period from the Effective Date until the earliest of (the “Term Loan Commitment End Date”): (a) 5:00 p.m., New York time, on the Term Loan Commitment Expiry Date, (b) the funding of the U.S. Term Loans pursuant to Section 2.1, or (c) the date of termination of the U.S. Term Commitments pursuant to Section 8.

“Term Loan Commitment Expiry Date”: May 10, 2024.

“Term Loans”: the U.S. Term Loans.

“Term Loan Maturity Date”: the earlier of (a) February 14, 2025 and (b) the maturity date of the revolving credit facility under the Existing Credit Agreement.

“Term Percentage”: the U.S. Term Percentage.

“Term SOFR Determination Day”: has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate”: with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate”: for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Ticking Fee”: as defined in Section 2.8(a).

“Ticking Fee Rate”: (a) prior to the Debt Rating Pricing Election Date, 0.20% per annum and (b) from and after the Debt Rating Pricing Election Date, the rate per annum set forth in the definition of “Applicable Margin” herein.

“Total Asset Value”: on any date, without duplication, the sum of:

(a) with respect to Real Property (other than Newly Acquired Properties, Development Properties, Newly Stabilized Properties and undeveloped land) that is (x) owned or ground leased or (y) a Leased Asset as of such date by Parent Company or any Subsidiary, the sum of the Eligible Values at such time of each such Real Property; provided that the manufacturing EBITDA from the Centralia, Washington facility and the high pressure processing EBITDA from the Allentown, Pennsylvania facility shall be valued as Real Property pursuant to this clause (a);

(b) with respect to the transportation and other ancillary businesses (including the Refrigerated Railcar Business) as of such date of Parent Company or any Subsidiary, the sum of the portion of EBITDA attributable to each such business segment for the most recently ended period of four (4) consecutive fiscal quarters multiplied by 9.0; provided, that with respect to any such business segment of Parent Company or such Subsidiary that has been owned for less than four full quarters as of such date, the purchase price paid for such business segment;

(c) with respect to any Newly Acquired Property (other than a Development Property, a Newly Stabilized Property or undeveloped land), EBITDA for the period of four (4) consecutive fiscal quarters then ended for such Real Property, divided by the applicable Capitalization Rate (but in no event less than zero);

(d) with respect to any (i) Development Property (until such Development Property becomes a Stabilized Property), (ii) Newly Stabilized Property that has been a Newly Stabilized Property for less than one full fiscal quarter as of such date and (iii) undeveloped land, the lesser of (x) cost (including the cost of the land and all hard and soft costs) or (y) book value in accordance with GAAP;

(e) with respect to any Newly Stabilized Property that has been a Newly Stabilized Property for at least one full fiscal quarter but less than two full fiscal quarters as of such date, an amount equal to the portion of EBITDA for the most recent full fiscal quarter ended on or prior to such date in respect of which financial statements for such quarter or fiscal year have been or are required to be delivered that is attributable to such Newly Stabilized Property multiplied by 4, divided by the applicable Capitalization Rate (but in no event less than zero);

(f) with respect to any Newly Stabilized Property that has been a Newly Stabilized Property for at least two full fiscal quarters but less than three full fiscal quarters as of such date, an amount equal to the portion of EBITDA for the most recent period of two full fiscal quarters ended on or prior to such date (taken as one accounting period) in respect of which financial statements for such each quarter or fiscal year in such period have been or are required to be delivered that is attributable to such Newly Stabilized Property multiplied by 2, divided by the applicable Capitalization Rate (but in no event less than zero);

(g) with respect to any Newly Stabilized Property that has been a Newly Stabilized Property for at least three full fiscal quarters but less than four full fiscal quarters as of such date, an amount equal to the portion of EBITDA for the most recent period of three full fiscal quarters ended on or prior to such date (taken as one accounting period) in respect of which financial statements for each quarter or fiscal year in such period have been or are required to be delivered that is attributable to such Newly Stabilized Property multiplied by 4/3, divided by the applicable Capitalization Rate (but in no event less than zero);

(h) unrestricted cash and Cash Equivalents and unrestricted marketable securities of Parent Company and its Subsidiaries in excess of $25,000,000;

(i) the sum of (x) the book value of other assets consisting of inventory, accounts receivable not more than 90 days past due or otherwise in payment default, and other tangible assets of Parent Company and its Subsidiaries minus (y) the book value of accounts payable of Parent Company and its Subsidiaries; and

(j) solely with respect to the calculation of Total Leverage Ratio herein, the amount of cash contributions that the direct or indirect owners of the Equity Interests of Parent Company have irrevocably committed to contribute to Parent Company when requested by Parent Company pursuant to subscription agreements or similar agreements, which commitments were received on or prior to the date of delivery of the applicable Compliance Certificate pursuant to Section 6.2(a), or on or prior to the date of the applicable pro forma financial covenant calculation, as applicable, but have not yet funded;

provided that not more than 15% of the Total Asset Value at any time may be attributable to undeveloped land and Development Properties, with any excess over such limit being excluded from the Total Asset Value.

Parent Company’s pro rata share of assets held by Joint Ventures will be included in the calculation of Total Asset Value consistent with the above-described treatment for assets owned by Subsidiaries.

“Total Indebtedness”: the sum of all Indebtedness of Parent Company and its consolidated Subsidiaries on a consolidated basis and the pro rata share of all Indebtedness of Joint Ventures.

“Total Leverage Ratio”: as defined in Section 7.1(i).

“Total Secured Indebtedness”: the portion of Total Indebtedness that is Secured Indebtedness.

“Total Unused Term Commitments”: at any time, the aggregate amount of the unused Term Commitments then in effect.

“Total Unsecured Indebtedness”: the portion of Total Indebtedness that is Unsecured Indebtedness.

“Traded Securities”: any debt or equity Securities issued pursuant to a public offering or Rule 144A offering or other similar private placement.

“Transaction Costs”: all fees, costs and expenses incurred by Parent Company and its Subsidiaries in connection with the Transactions.

“Transactions”: the collective reference to (a) the execution, delivery and performance by each Loan Party of the Loan Documents (including this Agreement), the borrowing of the Loans, and the use of proceeds thereof and (b) the payment of the Transaction Costs.

“Type”: when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR Rate, the Adjusted Daily Simple RFR, or the ABR.

“UK Financial Institutions”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement”: the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unencumbered Asset Value”: as of the last day of any fiscal quarter, without duplication, the sum of:

(a) (i) Unencumbered NOI for Qualified Assets that are not Newly Acquired Properties, Development Properties, Newly Stabilized Properties or undeveloped land for the period of four (4) consecutive fiscal quarters then ended, divided by (ii) the applicable Capitalization Rate; provided that the manufacturing EBITDA from the Centralia, Washington facility and the high pressure processing EBITDA from the Allentown, Pennsylvania facility shall be valued as Real Property pursuant to this clause (a);

(b) with respect to any Qualified Asset that is a Newly Acquired Property (other than a Development Property or a Newly Stabilized Property), the EBITDA for the period of four (4) consecutive fiscal quarters then ended for such Qualified Asset, divided by the applicable Capitalization Rate (but in no event less than zero);

(c) with respect to Qualified Asset that is a (i) Development Property (until such Development Property becomes a Stabilized Property), a (ii) Newly Stabilized Property that has been a Newly Stabilized Property for less than one full fiscal quarter as of such date or (iii) undeveloped land, the lesser of (x) cost or (y) book value in accordance with GAAP;

(d) with respect to any Qualified Asset that has been a Newly Stabilized Property for at least one full fiscal quarter but less than two full fiscal quarters as of such date, an amount equal to the portion of EBITDA for the most recent full fiscal quarter ended on or prior to such date in respect of which financial statements for such quarter or fiscal year have been or are required to be delivered that is attributable to such Newly Stabilized Property multiplied by 4, divided by the applicable Capitalization Rate (but in no event less than zero);

(e) with respect to any Qualified Asset that has been a Newly Stabilized Property for at least two full fiscal quarters but less than three full fiscal quarters as of such date, an amount equal to the portion of EBITDA for the most recent period of two full fiscal quarters ended on or prior to such date (taken as one accounting period) in respect of which financial statements for each quarter or fiscal year in such period have been or are required to be delivered that is attributable to such Newly Stabilized Property multiplied by 2, divided by the applicable Capitalization Rate (but in no event less than zero);

(f) with respect to any Qualified Asset that has been a Newly Stabilized Property for at least three full fiscal quarters but less than four full fiscal quarters as of such date, an amount equal to the portion of EBITDA for the most recent period of three full fiscal quarters ended on or prior to such date (taken as one accounting period) in respect of which financial statements for each quarter or fiscal year in such period have been or are required to be delivered that is attributable to such Newly Stabilized Property multiplied by 4/3, divided by the applicable Capitalization Rate (but in no event less than zero);

(g) unrestricted cash and cash equivalents and marketable securities of Parent Company and its Subsidiaries in excess of $25,000,000; and

(h) with respect to the Refrigerated Railcar Business as of such date, the sum of the portion of the EBITDA attributable to the Refrigerated Railcar Business for the most recently ended period of four (4) consecutive fiscal quarters multiplied by 9.0; provided that with respect to any Refrigerated Railcar Business that has been owned for less than four full quarters as of such date, the purchase price paid for such Refrigerated Railcar Business; and provided further that not more than 15% of the Unencumbered Asset Value at any time may be attributable to the Refrigerated Railcar Business, with any excess over such limit being excluded from the Unencumbered Asset Value;

provided that:

(i) not more than 20% of the Unencumbered Asset Value at any time may be attributable to Qualified Assets located in jurisdictions outside the Specified Jurisdictions, Qualified Assets that are owned or leased by a non-Wholly Owned Subsidiary of Parent Company, and undeveloped land and Development Properties, with any excess over such limit being excluded from the Unencumbered Asset Value; and

(ii) not more than 25% of the Unencumbered Asset Value at any time may be attributable to Eligible Leased Assets, with any excess over such limit being excluded from the Unencumbered Asset Value;

(iii) not more than 10% of the Unencumbered Asset Value at any time may be attributable to Qualified Assets that are owned or leased by a Subsidiary which (together with any other Subsidiary that is the direct or indirect holder of Equity Interests in such Subsidiary, referred to as the “Parent Subsidiary”) has outstanding Recourse Indebtedness for borrowed money at such time (unless such Subsidiary or Parent Subsidiary is a U.S. Loan Party or the lender of such Indebtedness is a party to the Intercreditor Agreement), with any excess over such limit being excluded from the Unencumbered Asset Value; and

(iv) not more than the lesser of (x) $400,000,000 or (y) 5% of the Unencumbered Asset Value at any time may be attributable to Qualified Assets and assets set forth in clauses (g) and (h) of this definition of a Qualified Asset Owner described in clause (b) of the definition thereof, with any excess over such limit being excluded from the Unencumbered Asset Value.

“Unencumbered NOI”: as of the last day of any fiscal quarter, the aggregate portion of EBITDA for the period of four (4) consecutive fiscal quarters then ended that is attributable to Qualified Assets.

“United States”: the United States of America.

“Unliquidated Obligations”: at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (a) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (b) any other obligation (including any guarantee) that is contingent in nature at such time; or (c) an obligation to provide collateral to secure any of the foregoing types of obligations.

“Unsecured Indebtedness”: with respect to any Person, Indebtedness of such Person that is not Secured Indebtedness.

“U.S. Borrower”: (i) as of the Closing Date, the Company and each Subsidiary of Holdings set forth on Schedule 1.1C hereof (the “Closing Date US Borrowers”); provided, (A) as of the Closing Date each Closing Date U.S. Borrower shall be permitted to borrow only the currencies set forth on Schedule 1.1C and (B) after the Closing Date, prior to any U.S. Borrower becoming entitled to borrow Loans in any currency other than the currencies set forth on Schedule 1.1C, the Administrative Agent and the applicable Lenders shall have received the Required Information for such U.S. Borrower and currency and (ii) thereafter, the Closing Date US Borrowers and each Designated Borrower that is a Domestic Subsidiary.

“U.S. Government Securities Business Day”: any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Guarantor”: at any time, the Guarantors and each other Person that is a Guarantor at such time pursuant to the Guarantee Agreement, including by way of its joinder thereto.

“U.S. Loan Party”: at any time, a U.S. Borrower or a U.S. Guarantor at such time.

“U.S. Person”: a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate”: as defined in Section 2.19(f)(ii)(B)(3).

“U.S. Term Commitment”: as to any Lender, (a) the obligation of such Lender, if any, to make a U.S. Term Loan to one or more of the U.S. Borrowers in a principal amount not to exceed the amount set forth under the heading “U.S. Term Commitment” opposite such Lender’s name on Schedule 1.1A, as may be reduced pursuant to Section 2.9, or (b) any incremental Commitments of such Lender to make New Term Loans pursuant to Section 2.23. The initial aggregate amount of the U.S. Term Commitments is $2,400,000,000.

“U.S. Term Facility”: the U.S. Term Commitments and the U.S. Term Loans made thereunder.

“U.S. Term Lender”: each Lender that has a U.S. Term Commitment or that holds a U.S. Term Loan.

“U.S. Term Loan”: as defined in Section 2.1(a) and including any incremental U.S. Term Loans made pursuant to Section 2.23.

“U.S. Term Percentage”: as to any U.S. Term Lender at any time, the percentage which such Lender’s U.S. Term Commitment then constitutes of the aggregate U.S. Term Commitments (or, at any time after the Funding Date, the percentage which the aggregate principal amount of such Lender’s U.S. Term Loans then outstanding constitutes of the aggregate principal amount of all of the U.S. Term Loans then outstanding).

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Equity Interests of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries; provided that, (i) at any time prior to the merger or consolidation of Holdings with or into Lineage OP, any Wholly Owned Subsidiary of Holdings will be deemed to be a Wholly Owned Subsidiary of each of Parent Company and Lineage OP and (ii) at any time after to the merger or consolidation of Holdings with or into Lineage OP, any Wholly Owned Subsidiary of Lineage OP will be deemed to be a Wholly Owned Subsidiary of Parent Company.

“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2 Other Definitional Provisions(a) . (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Equity Interests, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

1.3 Disclaimer. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Term SOFR Rate” or “Daily Simple RFR” or with respect to any comparable or successor rate thereto.

1.4 [Reserved].

1.5 [Reserved].

1.6 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.7 [Reserved].

1.8 Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in Dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.16 provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.9 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

1.10 Limited Condition Transactions. In connection with the establishment of any New Term Commitments and the availability of borrowings under such New Term Commitments solely in connection with a Limited Condition Transaction, for purposes of (a) determining compliance with the Financial Covenants, (b) determining the accuracy of representations and warranties and (c) determining whether a Default or Event of Default shall have occurred and be continuing, in each case, at the option of the Borrower Representative (the Borrower Representative’s election to exercise such option in connection with such a Limited Condition Transaction, an “LCT Election”), the date of determination of any such compliance, accuracy or occurrence of a Default or Event of Default hereunder shall be deemed to be the date the definitive agreements with respect to such Limited Condition Transaction are entered into (in each case, the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Debt or Liens and the use of proceeds thereof) as if they had occurred at the beginning of the most recent period of four consecutive fiscal quarters ending on or prior to the LCT Test Date (or, if such date is not the last day of any fiscal quarter, the most recently completed fiscal quarter for which financial statements are required to have been delivered pursuant to Section 6.1(a) or (b)), the Borrowers could have taken such action on the relevant LCT Test Date in compliance with the Financial Covenants or requirement with respect to the accuracy of representations and warranties or absence of Defaults or Events of Default, such Financial Covenants or requirement shall be deemed to have been complied with. If the Borrower Representative has made an LCT Election for any Limited Condition Transaction, then, in connection with any subsequent calculation of the Financial Covenants on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such Financial Covenant shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Debt or Liens and the use of proceeds thereof) have been consummated.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1 Term Commitments. Subject to the terms and conditions set forth herein, each U.S. Term Lender severally agrees to make a term loan (the “U.S. Term Loan”) to the Borrowers in Dollars as requested by the Borrower Representative in a borrowing request pursuant to Section 2.2 in one (1) Borrowing during the Term Loan Commitment Period in an aggregate principal amount that will not result in (i) the aggregate principal amount of the U.S. Term Loans to be made by such U.S. Term Lender exceeding its U.S. Term Commitment or (ii) the aggregate principal amount of all U.S. Term Loans made by the U.S. Term Lenders exceeding the total U.S. Term Commitments. The U.S. Term Loans may from time to time be Term Benchmark Loans, RFR Loans or ABR Loans, as determined by the Borrower Representative and notified to the Administrative Agent in accordance with Sections 2.2 and 2.12. The U.S. Term Commitments of the U.S. Term Lenders to make the Term Loans shall automatically expire and terminate on Term Loan Commitment End Date (whether or not the Borrower has fully utilized the U.S. Term Commitments). Any portion of the Term Loans that is repaid may not be reborrowed.

2.2 Procedure for U.S. Term Loan Borrowing. The Borrower Representative shall give the Administrative Agent irrevocable notice in the form of Exhibit D (which notice must be received by the Administrative Agent prior to 11:00 A.M., New York City time, (a) one Business Day prior to the proposed funding date in the case of an ABR Borrowing, (b) three Business Days prior to the proposed funding date in the case of an Term Benchmark Borrowing, and (c) five Business Days prior to the proposed funding date in the case of an RFR Borrowing ) requesting that the U.S. Term Lenders make the U.S. Term Loans on such funding date, specifying the amount to be borrowed and whether such U.S. Term Loan shall be Term Benchmark Loans, RFR Loans or ABR Loans and, in the case of Term Benchmark Loans, the initial Interest Period applicable thereto, which shall be a period contemplated by the definition of “Interest Period”; provided, such notice may be conditioned on the occurrence of such funding date. Upon receipt of such notice the Administrative Agent shall promptly notify each U.S. Term Lender thereof. Not later than 11:00 A.M., New York City time, on the proposed funding date each U.S. Term Lender shall make available to the Administrative Agent at the Funding Office an amount in Dollars in immediately available funds equal to the U.S. Term Loan to be made by such Lender. The Administrative Agent shall credit the account of the relevant U.S. Borrowers on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the U.S. Term Lenders in immediately available funds.

If no election as to the Type of U.S. Term Loan is specified, then the requested U.S. Term Loan shall be an ABR Loan. If no Interest Period is specified with respect to any requested Term Benchmark Tranche, then Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a borrowing request in the form of Exhibit D and in accordance with this Section, the Administrative Agent shall advise each U.S. Term Lender of the details thereof and of the amount of such U.S. Term Lender’s U.S. Term Loan to be made.

Each U.S. Term Loan shall be made by the U.S. Term Lenders ratably in accordance with their applicable U.S. Term Commitments; provided that the failure of any U.S. Term Lender to make its U.S. Term Loan shall not in itself relieve any other U.S. Term Lender of its obligation to lend hereunder (it being understood, however, that no U.S. Term Lender shall be responsible for the failure of any other U.S. Term Lender to make any U.S. Term Loan required to be made by such other U.S. Term Lender). ABR Loans and RFR Loans shall be in an aggregate principal amount that is an integral multiple of $1,000,000 and not less than $5,000,000. Term Benchmark Loans shall be in an aggregate principal amount that is an integral multiple of $1,000,000 and not less than $5,000,000.

Subject to Sections 2.16 and 2.18, each Term Benchmark Tranche shall be comprised entirely of Term Benchmark Loans as Borrower may request in accordance herewith. Each U.S. Term Lender may at its option make any Term Benchmark Loan by causing any domestic or foreign branch or Affiliate of such U.S. Term Lender to make such U.S. Term Loan; provided that any exercise of such option shall not affect the obligation of Borrower to repay such U.S. Term Loan in accordance with the terms of this Agreement. Borrowings of U.S. Term Loans of more than one Type may be outstanding at the same time, subject to Section 2.13. For purposes of the foregoing, Term Benchmark Tranches having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate borrowings.

Notwithstanding any other provision of this Agreement, a Borrower shall not be entitled to request, or to elect to convert or continue, any Term Benchmark Tranche if the Interest Period requested with respect thereto would end after the Term Loan Maturity Date.

2.3 [Reserved].

2.4 [Reserved].

2.5 [Reserved].

2.6 [Reserved].

2.7 [Reserved].

2.8 Ticking Fees, etc.

(a) During the Term Loan Commitment Period, the Borrowers agree to pay the Administrative Agent, for the account of each U.S. Term Lender, a ticking fee (the “Ticking Fee”) in Dollars equal to the then applicable Ticking Fee Rate on the actual Total Unused Term Commitments during the period for which such payment is made, such fee being payable quarterly in arrears on each Fee Payment Date, commencing on the first day of the fiscal quarter next succeeding the Effective Date.

(b) The Borrowers agree to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.

2.9 Termination or Reduction of Term Commitments.

(a) The U.S. Term Commitments shall automatically terminate on the Term Loan Commitment End Date.

(b) If (i) a Mandatory Prepayment Event occurs at any time during the Term Loan Commitment Period and (ii) the Funding Date has not occurred prior to such date, then on the date of such Mandatory Prepayment Event, the unused U.S. Term Commitments shall be reduced by an amount equal to the Net Cash Proceeds received by the Parent, the Borrower or any Subsidiary of the Borrower from such Mandatory Prepayment Event that would have been required to prepay Loans pursuant to Section 2.10(b). On the date of such Mandatory Prepayment Event, the Borrower shall deliver to the Agent a certificate of a Responsible Officer of the Borrower confirming the reduction of the U.S. Term Commitments and setting forth in reasonable detail the calculation of the Net Cash Proceeds to be applied to such reduction of the U.S. Term Commitments, whereupon the U.S. Term Commitment of each Lender shall be reduced by an amount equal to such Lender’s U.S. Term Percentage of such Net Cash Proceeds.

(c) The Borrower Representative shall have the right to terminate any of the unused U.S. Term Commitments or, from time to time, to reduce the amount of any of the unused U.S. Term Commitments. Any such reduction shall be in an amount equal to $10,000,000, or a whole multiple thereof, and shall reduce permanently the unused U.S. Term Commitments then in effect. The Borrower Representative shall notify the Administrative Agent of any election to terminate or reduce any of the unused U.S. Term Commitments under this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrower Representative pursuant to this Section shall be irrevocable; provided that a notice of termination of the unused U.S. Term Commitments delivered by the Borrower Representative may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower Representative (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the unused Term Commitments shall be permanent. Each reduction of the unused U.S. Term Commitments shall be made ratably among the Lenders in accordance with their respective U.S. Term Commitments.

2.10 Prepayments.

(a) Optional. The Borrowers may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty (except as set forth below), upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A.M., New York City time, (i) three Business Days prior thereto, in the case of Term Benchmark Loans and (ii) one Business Day prior thereto, in the case of ABR Loans and RFR Loans denominated in Dollars, which notice shall specify the date and amount of prepayment and whether the prepayment is of Term Benchmark Loans, RFR Loans or ABR Loans; provided, that if a Term Benchmark Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the applicable Borrower shall also pay any amounts owing pursuant to Section 2.20. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans shall be in an aggregate principal amount of $10,000,000 or a whole multiple of $1,000,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Any portion of the Term Loans that is prepaid may not be reborrowed

(b) Mandatory Prepayments. Unless otherwise consented to by the Required Lenders, the Borrowers will be required to prepay Loans as set forth in this Section 2.10(b):

(i) Equity Issuances. The Borrower shall make mandatory principal prepayments of the Loans in the manner set forth in Section 2.10(c) in an amount equal to 100% of all aggregate Net Cash Proceeds from any Equity Issuance. Such prepayment shall be made within five (5) Business Days after the Net Cash Proceeds Receipt Date of any such Equity Issuance.

(ii) Debt Issuances. If the aggregate Net Cash Proceeds of all such Mandatory Prepayment Events consisting of Debt Issuances exceeds $100,000,000 (on a cumulative basis for all such Debt Issuances), the Borrower shall make mandatory principal prepayments of the Loans in the manner set forth in Section 2.10(c) in an amount equal to 100% of all such aggregate Net Cash Proceeds (excluding the initial $100,000,000 portion thereof) from any Debt Issuance. Such prepayment shall be made within five (5) Business Days after the Net Cash Proceeds Receipt Date of any such Debt Issuance.

(iii) Asset Dispositions. If the aggregate Net Cash Proceeds of all such Mandatory Prepayment Events consisting of Asset Dispositions exceeds $100,000,000 (on a cumulative basis for all such Asset Dispositions), the Borrower shall make mandatory principal prepayments of the Loans in the manner set forth in Section 2.10(c) in amounts equal to 100% of all such aggregate Net Cash Proceeds (excluding the initial $100,000,000 portion thereof) from any Asset Disposition. Such prepayments shall be made within five (5) Business Days after the Net Cash Proceeds Receipt Date of such Asset Disposition.

(c) Notice; Manner of Payment. Upon the occurrence of any Mandatory Prepayment Event, the Borrower shall promptly deliver notice thereof to the Administrative Agent not later than 11:00 a.m., New York City time, five Business Days before the date of prepayment and upon receipt of such notice, the Administrative Agent shall promptly so notify the Lenders. Unless otherwise agreed by the Borrower and the Required Lenders after the Effective Date, such Net Cash Proceeds shall be applied to the repayment of the U.S. Term Loans until the U.S. Term Loans are paid in full. Prepayments shall be applied first, ratably to any ABR Loans then outstanding, second, ratably to any RFR Loans then outstanding, and, third, ratably to any Term Benchmark Loans then outstanding, and if more than one Term Benchmark Loan is then outstanding, to each such Term Benchmark Loan in order of priority beginning with the Term Benchmark Loan with the least number of days remaining in the Interest Period applicable thereto and ending with the Term Benchmark Loan with the most number of days remaining in the Interest Period applicable thereto. Each prepayment shall be accompanied by any amount required to be paid pursuant to Section 2.20. Any portion of the Term Loans that is prepaid may not be reborrowed

2.11 Repayment of Loans.

(a) On or before December 31, 2024, the U.S. Borrowers shall repay outstanding U.S. Term Loans in an amount equal to at least 20% of the aggregate principal amount of U.S. Term Loans made on the Funding Date.

(b) The U.S. Borrowers promise to repay all outstanding U.S. Term Loans on the Term Loan Maturity Date or such earlier date as required herein.

(c) The application of any prepayment pursuant to Section 2.11 of Loans shall be made, first, to ABR Loans, and second to Term Benchmark Loans and RFR Loans. Each prepayment of the Loans under Section 2.11 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

2.12 Conversion and Continuation Options.

(a)

(i) The Borrower Representative may elect from time to time to convert Term Benchmark Loans denominated in Dollars to ABR Loans or RFR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Term Benchmark Loans may only be made on the last day of an Interest Period with respect thereto.

(ii) The Borrower Representative may elect from time to time to convert ABR Loans or RFR Loans to Term Benchmark Loans denominated in Dollars by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan or RFR Loan may be converted into a Term Benchmark Loan when any Event of Default has occurred and is continuing and the Required Lenders have notified the Administrative Agent not to permit such conversions.

(iii) The Borrower Representative may elect from time to time to convert ABR Loans to RFR Loans denominated in Dollars by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date, provided that no ABR Loan may be converted into an RFR Loan when any Event of Default has occurred and is continuing and the Required Lenders have notified the Administrative Agent not to permit such conversions.

(iv) Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Term Benchmark Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower Representative giving irrevocable notice to the Administrative Agent by the time that a borrowing request would be required to be delivered under Section 2.5, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans (or, if none is specified, one month), provided that no Term Benchmark Loan may be continued as such when any Event of Default has occurred and is continuing and the Required Lenders have notified the Administrative Agent not to permit such continuations, and provided, further, that if the Borrower Representative shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso then such Loans shall be automatically continued as Term Benchmark Loans with an Interest Period of one month on the last day of such then expiring Interest Period (unless such continuation is not permitted pursuant to the preceding proviso, in which case such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period). Upon receipt of any such notice (or any such automatic conversion or continuation) the Administrative Agent shall promptly notify each relevant Lender thereof.

2.13 Limitations on Term Benchmark Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Term Benchmark Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, no more than ten (10) Term Benchmark Tranches shall be outstanding at any one time.

2.14 Interest Rates and Payment Dates.

(a) Each Term Benchmark Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Adjusted Term SOFR Rate, for the applicable Interest Period plus the Applicable Margin.

(b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c) [Reserved].

(d) Each RFR Loan shall bear interest at a rate per annum equal to the Adjusted Daily Simple RFR plus the Applicable Margin.

(e) (i) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise) or if an Event of Default pursuant to Section 8(h) has occurred, all overdue outstanding principal with respect to Loans shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% and (ii) if all or a portion of any interest payable on any Loan or any Ticking Fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise) or if an Event of Default pursuant to Section 8(h) has occurred, such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment). In addition, at the request of the Required Lenders during the existence of any other Event of Default, all outstanding Obligations shall bear interest at the interest rate applicable to ABR Loans plus 2% and shall be payable upon demand.

(f) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (e) of this Section shall be payable from time to time on demand of the Administrative Agent.

2.15 Computation of Interest and Fees.

(a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. Any change in the interest rate on a Loan resulting from a change in the ABR shall become effective as of the opening of business on the day on which such change becomes effective.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the applicable Borrower and the Lenders in the absence of manifest error.

2.16 Alternate Rate of Interest. Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.16, if:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate (including because the Relevant Screen Rate is not available or published on a current basis), for such Interest Period, or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple RFR; or

(ii) the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period or (B) at any time, the applicable Adjusted Daily Simple RFR will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new conversion or continuation request (an “Interest Election Request”) in accordance with the terms of Section 2.12 or a new borrowing request in accordance with the terms of Section 2.5, (1) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any borrowing request that requests a Term Benchmark Borrowing shall instead be deemed to be an Interest Election Request or a borrowing request, as applicable, for (x) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not also the subject of Section 2.16(a)(i) or (ii) above or (y) an ABR Borrowing if the Adjusted Daily Simple RFR for Dollar Borrowings also is the subject of Section 2.16(a)(i) or (ii) above and (2) any borrowing request that requests an RFR Borrowing shall instead be deemed to be a borrowing request, as applicable, for an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.16(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.12 or a new borrowing request in accordance with the terms of Section 2.5, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not also the subject of Section 2.16(a)(i) or (ii) above or (y) an ABR Loan if the Adjusted Daily Simple RFR for Dollar Borrowings also is the subject of Section 2.16(a)(i) or (ii) above, on such day, and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan.

(a) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c) The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.16, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.16.

(d) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (a) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (b) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term Benchmark Borrowing or RFR Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, either the Borrower will be deemed to have converted any request for a Term Benchmark Borrowing denominated in Dollars into a request for a Borrowing of or conversion to (A) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not the subject of a Benchmark Transition Event or (B) an ABR Borrowing if the Adjusted Daily Simple RFR for Dollar Borrowings is the subject of a Benchmark Transition Event. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.16, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not the subject of a Benchmark Transition Event or (y) an ABR Loan if the Adjusted Daily Simple RFR for Dollar Borrowings is the subject of a Benchmark Transition Event, on such day and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan.

(f) If any Lender determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain, or fund Loans whose interest is determined by reference to the Term Benchmark Rate or the RFR Rate, or to determine or charge interest rates based upon the Term Benchmark Rate or RFR Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London or other applicable offshore interbank market, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), (a) any obligation of such Lender to make or continue Term Benchmark Loans or RFR Loans or, in the case of Term Benchmark Loans, to convert ABR Loans to Term Benchmark Loans shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Term SOFR Rate component of the ABR, the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “ABR”, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice,(i) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Term Benchmark Loans of such Lender to ABR Loans (in each case, the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “ABR”), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term Benchmark Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term Benchmark Loans or RFR Loans and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Term Benchmark Rate, the Administrative Agent shall during the period of such suspension compute the ABR applicable to such Lender without reference to clause (c) of the definition of “ABR” until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Term Benchmark Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.20.

2.17 Pro Rata Treatment and Payments.

(a) Each borrowing by a Borrower from the Lenders hereunder, each payment by a Borrower on account of any Ticking Fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Term Percentages of the applicable Lenders.

(b) Each payment (including each prepayment) by the U.S. Borrowers on account of principal of and interest on the U.S. Term Loans shall be made pro rata according to the respective outstanding principal amounts of the U.S. Term Loans then held by the U.S. Term Lenders. Amounts repaid or prepaid on account of the U.S. Term Loans may not be reborrowed.

(c) [Reserved].

(d) All payments (including prepayments) to be made by a Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim. All payments shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the applicable Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Term Benchmark Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Term Benchmark Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans, on demand, from the Borrower.

(f) Unless the Administrative Agent shall have been notified in writing by the Borrower Representative prior to the date of any payment due to be made by the Borrowers hereunder that the Borrowers will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrowers are making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrowers within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrowers.

(g) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.5, Section 2.7(b), Section 2.7(c), Section 2.17(d), Section 2.17(e), Section 3.4(a) or Section 9.7, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under such Sections; in the case of each of (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

2.18 Requirements of Law. (a) If any Change in Law:

(i) shall subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (h) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii) shall impose, modify or hold applicable any reserve, special deposit, liquidity, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Adjusted Term SOFR Rate or the Adjusted Daily Simple RFR, as applicable; or

(iii) shall impose on such Lender or the applicable interbank market any other condition, cost or expense (other than Taxes);

and the result of any of the foregoing is to increase the cost to such Lender by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the applicable Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower Representative (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that any Change in Law regarding capital or liquidity requirements or ratios shall have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of its obligations hereunder to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such holding company’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower Representative (with a copy to the Administrative Agent) of a written request therefor, the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or such holding company for such reduction.

(c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower Representative (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrowers shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than nine months prior to the date that such notifies the Borrower

Representative of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrowers pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.19 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then an additional amount is payable by the applicable Loan Party as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.19) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.19, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by or on behalf of such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower Representative by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.4 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower Representative and the Administrative Agent, at the time or times reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Representative or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower Representative or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Representative or the Administrative Agent as will enable the Borrower Representative or the Administrative Agent to determine whether or not such Lender is subject to withholding, including backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.19(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(i) Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Borrower,

(A) any Lender to such U.S. Borrower that is a U.S. Person shall deliver to the Borrower Representative and the Administrative Agent on or prior to the date on which such Lender becomes a Lender to such U.S. Borrower under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Foreign Lender to such U.S. Borrower shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of an IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of such U.S. Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, an executed copy of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower Representative or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Representative and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Representative or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Representative or the Administrative Agent as may be necessary for the Loan Parties and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Representative and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.19 (including by the payment of additional amounts pursuant to this Section 2.19), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.19 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.19 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) Defined Terms. For purposes of this Section 2.19, the term “applicable law” includes FATCA.

2.20 Indemnity.

(a) The U.S. Borrowers agree to indemnify each Lender for, and to hold each Lender harmless from, any loss, cost or expense (including any foreign exchange losses) that such Lender may sustain or incur as a consequence of (a) default by the U.S. Borrowers in making a borrowing of, conversion into or continuation of Term Benchmark Loans or RFR Loans after the Borrower Representative has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the U.S. Borrowers in making any prepayment of or conversion from Term Benchmark Loans or RFR Loans after the Borrower Representative has given a notice thereof in accordance with the provisions of this Agreement, (c) the making of a prepayment of Term Benchmark Loans or RFR Loans on a day that is not the last day of an Interest Period (or the Interest Payment Date, in the case of RFR Loans) with respect thereto, or (d) the assignment of any Term Benchmark Loan other than on the last day of an Interest Period pursuant to a request by the Borrower Representative under Section 2.22. In the case of a Term Benchmark Loan or RFR Loan, such indemnification shall be deemed to include the amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, at the Adjusted Term SOFR Rate that would have been applicable for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower Representative by any Lender shall be conclusive in the absence of manifest error.

(b) This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder. This Section 2.20 shall not apply with respect to Taxes other than Taxes that represent losses, costs, expenses, claims or damages arising from any non-Tax claims.

2.21 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.18 or 2.19 with respect to such Lender, it will, if requested by the Borrowers, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrowers or the rights of any Lender pursuant to Section 2.18 or 2.19(a).

2.22 Replacement of Lenders. The Borrowers shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.18 or 2.19 or (b) becomes a Defaulting Lender or a Non-Consenting Lender, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) if applicable, prior to any such replacement, such Lender shall have taken no action under Section 2.21 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.18 or 2.19, (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrowers shall be liable to such replaced Lender under Section 2.20 if any Term Benchmark Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) if not already a Lender, the Administrative Agent shall have consented to the replacement financial institution if such consent would otherwise be required pursuant to Section 10.4(b)(i)(B), (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.4 (provided that the Borrowers shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrowers shall pay all additional amounts (if any) required pursuant to Section 2.18 or 2.19, as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrowers, the Administrative Agent or any other Lender shall have against the replaced Lender.

2.23 Incremental Commitments. On one or more occasions at any time after the Closing Date, the Borrower Representative may by written notice to the Administrative Agent elect to request the establishment of one or more new term loan commitments denominated in Dollars (the “New Term Commitments” or the “Incremental Commitments”), by up to an aggregate amount not to exceed $500,000,000 for all Incremental Commitments entered into after the Closing Date (so that the principal amount of Term Loans made hereunder does not exceed $2,900,000,000). Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower Representative proposes that such Incremental Commitments shall be effective. The Administrative Agent and/or its Affiliates shall use commercially reasonable efforts, with the assistance of the Borrower, to arrange a syndicate of Lenders or other Persons that are Eligible Assignees willing to hold the requested Incremental Commitments; provided that (x) any Incremental Commitments on any Increased Amount Date shall be in the minimum aggregate amount of $25,000,000, (y) any Lender approached to provide all or a portion of the Incremental Commitments may elect or decline, in its sole discretion, to provide an Incremental Commitment, and (z) any Lender or other Person that is an Eligible Assignee (each, including any existing Lender that provides Incremental Commitments, a “New Term Lender”) to whom any portion of such Incremental Commitment shall be allocated shall be subject to the approval of the Borrower Representative and the Administrative Agent (such approval not to be unreasonably withheld or delayed) to the extent such consent would otherwise be required pursuant to Section 10.4(b).

The terms and provisions of any New Term Commitments and any New Term Loans shall (a) provide that at the time of incurrence of such New Term Loan Commitments, the maturity date of any New Term Loan that is a separate tranche shall be no earlier than the Term Loan Maturity Date for the existing Term Loans and the weighted average life to maturity of such New Term Loans shall not be shorter than the weighted average life to maturity of the existing Term Loans, and such New Term Loans shall not have any scheduled amortization payments, (b) share ratably in any prepayments of the existing Term Facilities, unless the Borrower Representative and the New Term Lenders in respect of such New Term Loans elect lesser payments and (c) except for arrangement, underwriting, structuring and similar fees (which shall be agreed between the Borrower Representative and the New Term Lender), otherwise be identical to the existing Term Loans or reasonably acceptable to the Administrative Agent, the Borrower Representative and each New Term Lender.

The effectiveness of any Incremental Commitments and the availability of any borrowings under any such Incremental Commitments shall be subject to the satisfaction of the following conditions precedent: (x) after giving pro forma effect to such Incremental Commitments and borrowings and the use of proceeds thereof, (i) no Default or Event of Default shall exist (or, solely with respect to any Incremental Commitments requested and incurred in connection with an acquisition or investment, in each case, permitted hereunder, then no Specified Default shall exist; provided, that any such request for Incremental Commitments by the Borrower Representative shall specify that such condition is to apply) and (ii) as of the last day of the most recent calendar quarter for which financial statements have been delivered pursuant to Section 6.1, the Borrowers would have been in compliance with the financial covenants set forth in Section 7.1; (y) subject to customary “SunGard” or other “certain funds” conditionality provisions solely with respect to any Incremental Commitments requested and incurred in connection with an acquisition or investment, in each case, permitted hereunder (provided, that any such request for Incremental Commitments by the Borrower Representative shall specify the conditionality provisions that are to apply), the representations and warranties made or deemed made by the Borrower in any Loan Document shall be true and correct in all material respects (other than any representation or warranty qualified as to “materiality”, “Material Adverse Effect” or similar language, which shall be true and correct in all respects) on the effective date of such Incremental Commitments except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date); and (z) the Administrative Agent shall have received each of the following, in form and substance reasonably satisfactory to the Administrative Agent: (i) if not previously delivered to the Administrative Agent, copies certified by the Secretary or Assistant Secretary of all corporate or other necessary action taken by the applicable Borrowers to authorize such Incremental Commitments; and (ii) a customary opinion of counsel to the applicable Borrowers (which may be in substantially the same form as delivered on the Closing Date), and addressed to the Administrative Agent and the New Term Lenders, and (iii) if requested by any Lender, new Notes executed by the applicable Borrowers, payable to any new Lender, and replacement Notes executed by the Borrower, payable to any existing Lenders.

On any Increased Amount Date on which any New Term Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (i) each New Term Lender shall make a Loan to the Borrower (a “New Term Loan”) in an amount equal to its New Term Commitment, and (ii) each New Term Lender shall become a Term Lender hereunder with respect to the New Term Commitment and the New Term Loans made pursuant thereto.

The Administrative Agent shall notify the Lenders promptly upon receipt of the Borrower Representative’s notice of each Increased Amount Date and in respect thereof the New Term Commitments and the New Term Lenders, as applicable.

The fees (if any) payable by the applicable Borrower to the Administrative Agent upon any such Incremental Commitments shall be agreed upon by the Administrative Agent and Borrower Representative at the time of such increase.

The Incremental Commitments shall be evidenced pursuant to one or more Additional Credit Extension Amendments executed and delivered by the applicable Borrowers, the New Term Lenders, and the Administrative Agent, and each of which shall be recorded in the Register. Each Additional Credit Extension Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.23, subject to the approval of the Borrower Representative (which approval shall not be unreasonably withheld or delayed).

2.24 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unused portion of the Commitment of such Defaulting Lender pursuant to Section 2.8; and

(b) the Commitments and Term Loans of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.1), provided that any waiver, amendment or modification that increases the Commitment of a Defaulting Lender, forgives all or any portion of the principal amount of any Loan or interest thereon owing to a Defaulting Lender, reduces the Applicable Margin on the underlying interest rate options owing to a Defaulting Lender or extends the Term Loan Maturity Date applicable to such Defaulting Lender shall require the consent of such Defaulting Lender.

2.25 Extension of Term Loan Maturity Date. The Borrower Representative may, by written notice to the Administrative Agent (which shall promptly notify each of the Lenders) given at least thirty (30) days but not more than ninety (90) days prior to the then current Term Loan Maturity Date, extend the then current Term Loan Maturity Date one (1) time up to the date that is the earliest of (x) twelve (12) months after the then current Term Loan Maturity Date, (y) November 9, 2025, if the CMBS financing known as Cold Storage Trust, 2020-ICE5 is not extended (beyond the date that is twelve (12) months after the Term Loan Maturity Date), refinanced, or repaid prior to such date and (z) the maturity date of the revolving credit facility under the Existing Credit Agreement so long as (A) no Event of Default shall have occurred and be continuing on the date of such written notice and on the last day of the then current Term Loan Maturity Date, and (B) the Borrowers pay an aggregate extension fee for such extension equal to 0.25% of the then outstanding principal amount of Term Loans to the Administrative Agent for the ratable benefit of the extending Lenders.

2.26 Cash Management Services and Swap Agreements. Each Cash Management Bank and each Lender or Affiliate thereof having Swap Agreements with, any Loan Party or any Subsidiary of a Loan Party shall deliver to the Administrative Agent, promptly after entering into such Cash Management Services or Swap Agreements, written notice setting forth the aggregate amount of all Cash Management Services and Swap Obligations of such Loan Party or Subsidiary thereof to such Cash Management Bank, Lender or Affiliate (whether matured or unmatured, absolute or contingent). In addition, each such Cash Management Bank, Lender or Affiliate thereof shall deliver to the Administrative Agent, from time to time after a significant change therein or upon a request therefor, a summary of the amounts due or to become due in respect of such Cash Management Services and Swap Obligations. The most recent information provided to the Administrative Agent shall be used in determining the amounts to be applied in respect of such Cash Management Services and/or Swap Obligations pursuant to Section 8. For the avoidance of doubt, so long as JPMCB or its Affiliate is the Administrative Agent, neither JPMCB nor any of its Affiliates providing Cash Management Services for, or having Swap Agreements with, any Loan Party or any Subsidiary of a Loan Party shall be required to provide any notice described in this Section 2.26 in respect of such Cash Management Services or Swap Agreements.

2.27 Joint and Several Liability.

(i) Each of the U.S. Borrowers is accepting joint and several liability hereunder in consideration of the financial accommodation to be provided by the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each of the U.S. Borrowers and in consideration of the undertakings of each of the U.S. Borrowers to accept joint and several liability for the obligations of each of them.

(ii) Each of the U.S. Borrowers hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co debtor, joint and several liability with the other U.S. Borrowers with respect to the payment and performance of all of the Secured Obligations, it being the intention of the parties hereto that all of the Secured Obligations shall be the joint and several obligations of each of the U.S. Borrowers without preferences or distinction among them.

(iii) If and to the extent that any of the U.S. Borrowers shall fail to make any payment with respect to any of the obligations hereunder as and when due or to perform any of such obligations in accordance with the terms thereof, then in each such event, the other U.S. Borrowers will make such payment with respect to, or perform, such obligation.

(iv) The obligations of each U.S. Borrower under the provisions of this Section 2.27(a) constitute full recourse obligations of such U.S. Borrower, enforceable against it to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(v) Except as otherwise expressly provided herein, each U.S. Borrower hereby waives notice of acceptance of its joint and several liability, notice of occurrence of any Default or Event of Default (except to the extent notice is expressly required to be given pursuant to the terms of this Agreement) or of any demand for any payment under this Agreement (except to the extent demand is expressly required to be given pursuant to the terms of this Agreement), notice of any action at any time taken or omitted by the Lenders under or in respect of any of the Secured Obligations, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Agreement. Each U.S. Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Secured Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by the Lenders in respect of any of the Secured Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such Secured Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each U.S. Borrower assents to any other action or delay in acting or any failure to act on the part of the Lenders, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder which might, but for the provisions of this Section 2.27(a), afford grounds for terminating, discharging or relieving such U.S. Borrower, in whole or in part, from any of its obligations under this Section 2.27(a), it being the intention of each U.S. Borrower that, so long as any of the Secured Obligations remain unsatisfied, the obligations of such U.S. Borrower under this Section 2.27(a) shall not be discharged except by performance and then only to the extent of such performance. The obligations of each U.S. Borrower under this Section 2.27(a) shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any reconstruction or similar proceeding with respect to any Borrower or any Lender. The joint and several liability of the U.S. Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower or any Lender.

(vi) The provisions of this Section 2.27(a) are made for the benefit of the Administrative Agent and the Lenders and their respective successors and assigns, and may be enforced by any such Person from time to time against any of the U.S. Borrowers as often as occasion therefor may arise and without requirement on the part of any Lender first to marshal any of its claims or to exercise any of its rights against any of the other Borrowers or to exhaust any remedies available to it against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Secured Obligations or to elect any other remedy. The provisions of this Section 2.27(b) shall remain in effect until all of the Secured Obligations hereunder shall have been Paid in Full. If at any time, any payment, or any part thereof, made in respect of any of the Secured Obligations, is rescinded or must otherwise be restored or returned by the Lenders upon the insolvency, bankruptcy or reorganization of any of the Borrowers, or otherwise, the provisions of this Section 2.27(a) will forthwith be reinstated and in effect as though such payment had not been made.

(vii) Notwithstanding any provision to the contrary contained herein or in any other Loan Document, the obligations of each U.S. Borrower hereunder shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of any applicable state law or any Debtor Relief Laws.

(viii) The U.S. Borrowers hereby agree as among themselves that, in connection with payments made hereunder, each such Person shall have a right of contribution from each other Borrower in accordance with applicable Laws. Such contribution rights shall be subordinate and subject in right of payment to the Secured Obligations until such time as the Secured Obligations have been Paid in Full, and none of the U.S. Borrowers shall exercise any such contribution rights until the Secured Obligations have been Paid in Full.

SECTION 3. [RESERVED]

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, Parent Company, each other Guarantor and each Borrower hereby jointly and severally represent and warrant to the Administrative Agent and each Lender that:

4.1 Financial Condition.

(a) The audited financial statements of Holdings and its consolidated Subsidiaries as at December 31, 2022 (i) present fairly, in all material respects, the consolidated financial condition of the Holdings and its consolidated Subsidiaries as of the date of such financial statement and (ii) have been prepared in accordance with GAAP applied consistently throughout the period covered thereby except as otherwise expressly noted therein.

(b) The unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at September 30, 2023 delivered pursuant to Section 7.1(b) and the related consolidated statements of income or operations, shareholder’s equity and cash flows for the fiscal quarter ended on that date (i) present fairly, in all material respects, the consolidated financial condition of Holdings and its consolidated Subsidiaries as of the date of such financial statement and (ii) have been prepared in accordance with GAAP applied consistently throughout the period covered thereby except to the extent provided in the notes to such financial statements, subject to year-end audit adjustments.

4.2 No Change. Since December 31, 2022, there has been no development or event that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

4.3 Existence; Compliance with Law. Each Group Member (a) is duly organized, incorporated, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its organization except as otherwise permitted by Section 7.4 or Section 7.5 or, solely with respect to good standing (other than good standing of Parent Company, each other Guarantor, the Company or the Borrowers), where the failure to be in good standing could not reasonably be expected to have a Material Adverse Effect, (b) has the corporate, limited liability or limited partnership, as applicable, power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged except for where failure to do so could not reasonably be expected to have a Material Adverse Effect, (c) is duly qualified to do business in, and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of, each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except for where failure to do so could not reasonably be expected to have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4 Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate, limited liability or limited partnership, as applicable, power and authority, and the legal right, to enter into and perform the Loan Documents to which it is a party and, in the case of each Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of each Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents to which any Loan Party is a party, except consents, authorizations, filings, notices and other acts that (i) have been obtained or made and are in full force and effect or (ii) are contemplated pursuant to Section 4.23. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5 No Legal Bar. The execution, delivery and performance by the applicable Loan Party of this Agreement and the other Loan Documents to which such Loan Party is a party, the borrowings hereunder and the use of the proceeds thereof will not (i) violate any Requirement of Law, any indenture, agreement or other instrument binding on a Loan Party or its assets, or any Governing Document of any Loan Party, except where such violation could not reasonably be expected to have a Material Adverse Effect, and (ii) will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any such indenture, agreement or other instrument.

4.6 Litigation. No action, litigation, arbitration, suit, investigation or proceeding of or claim before any arbitrator or Governmental Authority is pending or, to the knowledge of any Loan Party, threatened in writing against any Loan Party or any of their respective Subsidiaries or against any of their respective property as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

4.7 No Default. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document to which any Loan Party is a party.

4.8 Ownership of Property; Liens; Qualified Assets; Casualty. (a) Subject to Liens not prohibited by Section 7.3, each Group Member has good and valid title to, or a valid leasehold interest in, all of its Real Property that is material to the operation of its business, and good title to, or a valid leasehold interest in or the right to use, all its other property that is material to the operation of its business, in each case other than (x) minor defects in title that do not materially interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes, or (y) where the failure to have such title, interest or other right to use would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. None of the Qualified Assets or the Equity Interests of any Qualified Asset Owner is subject to any Lien except Permitted Encumbrances and Permitted Equity Encumbrances.

Each Qualified Asset included in any calculation of the Financial Covenants satisfied, at the time of such calculation, all of the Eligibility Criteria with respect to the applicable category of Qualified Assets.

Neither the businesses nor the properties of any Group Member are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.9 Intellectual Property. Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted, except to the extent that the failure to so own or license such Intellectual Property, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No claim has been asserted against any Group Member and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property in each case that could reasonably be expected to have a Material Adverse Effect, nor does any Borrower know of any valid basis for any such claim in each case that could reasonably be expected to have a Material Adverse Effect. The use of Intellectual Property by each Group Member does not infringe on the rights of any Person except to the extent that such infringements, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.10 Taxes. Each Group Member has filed or caused to be filed all federal, state and other material tax returns and reports that are required to have been filed and has paid all Taxes on any assessments made against it or any of its property, and all other material Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any Taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member), in each case, except where the failure to file or pay, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No Tax Lien has been filed with respect to any Qualified Asset that is not a Permitted Encumbrance, and as of the Closing Date, to the knowledge of the Company or any Borrower, no claim is being asserted with respect to any such Taxes, fees or other charges of any Loan Party that could reasonably be expected to have a Material Adverse Effect.

4.11 Federal Regulations. (a) No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used by any Loan Party (i) for the purpose, whether immediate or ultimate, of “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or (ii) for any purpose that violates the provisions of the Regulations of the Board.

No Loan Party nor any Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or extending credit for the purpose of “buying” or “carrying” “margin stock”.

4.12 [Reserved].

4.13 ERISA. Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) each Group Member and each of their respective ERISA Affiliates is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans and the regulations and published interpretations thereunder; and (ii) no ERISA Event has occurred or is reasonably expected to occur.

4.14 Investment Company Act; Other Regulations. No Group Member is an “investment company” required to be registered as such under the Investment Company Act of 1940, as amended.

4.15 Subsidiaries. As of the Closing Date, except as set forth on Schedule 4.15 or as created by the Loan Documents, there are no outstanding subscriptions, options, warrants, calls, acquisition rights or other similar agreements or similar commitments (other than (i) stock options granted to employees or directors and (ii) directors’ qualifying shares) of any nature relating to any Equity Interests of the Company or any Guarantor.

4.16 [Reserved].

4.17 Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) the facilities and real properties owned, leased or operated by any Group Member (the “Properties”) do not contain any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute a violation of Environmental Law or would reasonably be expected to result in any Environmental Liability;

(b) no Group Member has received any written notice from any Person alleging, or knows of any basis for, any Environmental Liability with regard to any Group Member, the Properties or the business operated by any Group Member (the “Business”);

(c) Materials of Environmental Concern have not been transported or disposed of to, at or from the Properties by or on behalf of any Group Member in violation of Environmental Law or in a manner that would reasonably be expected to give rise to any Environmental Liability, nor have any Materials of Environmental Concern been generated, used, treated or stored at, on or under any of the Properties in violation of Environmental Law or in a manner that would reasonably be expected to give rise to any Environmental Liability;

(d) no claim, proceeding, suit, action or, to the knowledge of Parent Company, any Guarantor or any Borrower, investigation is pending or, to the knowledge of Parent Company, any Guarantor or any Borrower, threatened, under any Environmental Law to which any Group Member is or, to the knowledge of Parent Company, any Guarantor or any Borrower, will be named as a party, nor are there any judicial decrees, consent decrees, consent orders, administrative orders or other governmental orders outstanding under any Environmental Law with respect to any Group Member, the Properties or the Business;

(e) there has been no Release of or exposure to nor, to the knowledge of any Borrower, threat of Release of Materials of Environmental Concern at, in, on, under or from the Properties or any other location that would reasonably be expected to give rise to any Environmental Liability;

(f) neither the Group Members nor their respective operations at the Properties have failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law; and

(g) no Group Member has retained or assumed (by contract or operation of law) any Environmental Liability of any other Person or with respect to any former or predecessor operations or properties.

4.18 Accuracy of Information, etc. All written factual information contained in this Agreement, any other Loan Document or any other document or certificate heretofore furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, other than projections, estimates, budgets, forward looking statements and information of a general economic or industry nature concerning the Loan Parties and their Subsidiaries, taken as a whole, does not and will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein (taken as a whole) not materially misleading in light of the circumstances under which such statements were or are made, supplemented or updated from time to time. The projections contained in the materials referenced above will have been prepared in good faith based upon reasonable assumptions believed by management of the Loan Parties to be reasonable at the time made and at the time such projections are made, it being recognized by the Administrative Agent and the Lenders that such projections are not to be viewed as facts or a guarantee of performance and are subject to significant uncertainties and contingencies many of which are beyond the control of the Loan Parties, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ from the projected results, and such differences may be material.

(a) As of the Closing Date, to the best knowledge of the Borrowers, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all respects.

4.19 Anti-Corruption Laws and Sanctions. Parent Company, each other Guarantor and the Borrowers have implemented and maintain in effect policies and procedures designed to ensure compliance in all material respects by Parent Company, each other Guarantor, the Borrowers, the other Group Members and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Parent Company, the other Guarantors, the other Group Members and their respective officers and employees and, to the knowledge of Parent Company, the Guarantors and the Borrowers after reasonable due diligence, their respective directors and agents, are in compliance with Anti-Terrorism Laws, Anti-Corruption Laws and applicable Sanctions in all material respects. None of Parent Company, each other Guarantor, any of the Borrowers, any of their respective Subsidiaries or, to the knowledge of Parent Company, any Borrower, any other Guarantor or any such Subsidiary, any of their respective directors, officers or employees, (i) is a Sanctioned Person, (ii) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Sanctioned Person, (iii) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Anti-Terrorism Law or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purposes of evading or avoiding, or attempts to violate any Anti-Terrorism Laws. All borrowings, use of proceeds and other transactions contemplated by this Agreement will comply with applicable Sanctions in all material respects, and no borrowing, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws (including the Foreign Corrupt Practices Act of 1977). Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require Parent Company or any of its Subsidiaries or any director, officer, employee, agent or Affiliate of Parent Company or any of its Subsidiaries that are registered or incorporated under the laws of Canada or a province thereof to commit an act or omission that contravenes the Foreign Extraterritorial Measures (United States) Order, 1992. This clause shall not be interpreted or applied in relation to it or any other person or for the benefit of the Administrative Agent, any Arranger, any Syndication Agent, any Documentation Agent, and any Lender and any Lender-Related Person to the extent that the representations made pursuant to this clause violate or expose such entity or party or any director, officer or employee thereof to any liability under any applicable anti-boycott or blocking law, regulation or statute that is in force from time to time in the European Union (and/or any of its member states).

4.20 Solvency. As of the Closing Date, the Company and its Subsidiaries, and Parent Company and its Subsidiaries, in each case taken as a whole and on a consolidated basis, immediately after the consummation of the Transactions, are Solvent.

4.21 Plan Assets; Prohibited Transactions. None of Parent Company nor any of its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and, assuming and provided that the Lenders’ representations and covenants set forth in any of Sections 9.9(a)(i)-(iii) are and continue to be true, neither the execution, delivery nor performance of the transactions contemplated under this Agreement, including the making of any Loan hereunder, will give rise to a non-exempt Prohibited Transaction under Section 406 of ERISA or Section 4975 of the Code.

4.22 REIT Status. Parent Company (i) qualifies as a REIT for U.S. Federal income tax purposes, (ii) has elected to be treated as a REIT beginning with its taxable year ended December 31, 2020 and (iii) is in compliance with all other requirements and conditions imposed under the Code to allow it to maintain its status as a REIT.

4.23 [Reserved].

4.24 Affected Financial Institutions. No Loan Party is an Affected Financial Institution, or, with respect to any Danish Loan Party its registered office is located in Denmark.

SECTION 5. CONDITIONS PRECEDENT

5.1 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Funding Date, of the following conditions precedent:

(a) Credit Agreement; Guarantee Agreement. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, the Guarantors, the Company and each Borrower listed on Schedules 1.1C and 1.1D, and (ii) the Guarantee Agreement, executed and delivered by the Guarantors.

(b) Financial Statements. The Lenders shall have received (i) audited consolidated financial statements of Holdings and its Subsidiaries for the 2021 and 2022 fiscal year and (ii) unaudited interim consolidated financial statements of Holdings and its Subsidiaries for each fiscal quarter in 2023 ended at least 60 days prior to the Closing Date, and such financial statements shall not, in the reasonable judgment of the Lenders, reflect any material adverse change in the consolidated financial condition of Holdings and its Subsidiaries, as reflected in the financial statements.

(c) Projections. The Lenders shall have received satisfactory projections through 2025.

(d) Approvals. All material governmental and third party approvals necessary in connection with the continuing operations of the Group Members and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the financing contemplated hereby.

(e) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where the U.S. Loan Parties are organized.

(f) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all reasonable and documented expenses for which invoices have been presented (including the reasonable and documented fees and expenses of a single legal counsel for the Lenders, the Administrative Agent and the Lead Arrangers, taken as a whole, and if reasonably necessary one local counsel in each applicable material jurisdiction for the Lenders, the Administrative Agent and the Lead Arrangers, taken as a whole), at least two (2) Business Day before the Effective Date.

(g) Legal Opinion. The Administrative Agent and the Lenders shall have received a legal opinion of:

(i) Latham & Watkins LLP, counsel to the Loan Parties, with respect to New York law and the U.S. Loan Parties organized under the laws of Delaware; and

(ii) Venable LLP, counsel to the Parent Company, with respect to Maryland laws.

(h) Secretary’s Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party in a form customary in the jurisdiction of organization of that Loan Party, dated the Closing Date and executed by its Secretary, Assistant Secretary, manager, director, or other authorized officer, which shall to the extent applicable in the relevant jurisdiction (A) certify the resolutions of its board of directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the officers of such Loan Party authorized to sign the Loan Documents to which it is a party and (C) contain appropriate attachments, including the certificate or articles of incorporation, organization or registration of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management or partnership agreement, articles of association or other organizational or governing documents, and (ii) a good standing certificate for such Loan Party from its jurisdiction of organization or the substantive equivalent available in the jurisdiction of organization for each such Loan Party from the appropriate governmental officer in such jurisdiction.

(i) Know-Your-Customer Requirements. (i) The Administrative Agent shall have received, at least three days prior to the Closing Date to the extent requested at least five business days prior to the Closing Date, all documentation and other information regarding the Borrowers (including the Closing Date Excluded Borrowers) and the U.S. Guarantors requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and Beneficial Ownership Regulation, and (ii) the Administrative Agent and each requesting Lender shall have received, at least three days prior to the Closing Date, in connection with applicable “beneficial ownership” rules and regulations, a customary Beneficial Ownership Certification regarding beneficial ownership or control of each Borrower that qualifies as a “legal entity customer” in a form reasonably satisfactory to the Administrative Agent and each requesting Lender.

(j) Closing Certificate. The Lenders shall have received a certificate of a Responsible Officer of a Guarantor (i) certifying as to compliance with the Financial Covenants set forth in Section 7.1 on a pro-forma basis on the Effective Date after giving effect to the incurrence of any Loans, which certificate shall include calculations in reasonable detail demonstrating such compliance, including as to the calculations of Unencumbered Asset Value and Total Asset Value, and (ii) confirming compliance with the conditions set forth in Section 5.2 as of the Closing Date.

(k) Solvency Certificate. The Administrative Agent shall have received a solvency certificate from a Responsible Officer of a Guarantor certifying that, as of the Closing Date, Parent Company and its Subsidiaries, and the Company and its Subsidiaries, in each case taken as a whole and on a consolidated basis, immediately after the consummation of the Transactions, are Solvent.

(l) [Reserved].

(m) Borrowing Request; Letter of Direction. The Administrative Agent shall have received a completed borrowing request substantially in the form of Exhibit D and a letter of direction for the U.S. Term Loans to be disbursed on the Closing Date, in each case executed by a Responsible Officer of the Company.

For purposes of determining compliance with the conditions specified in this Section 5.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (other than any representation or warranty qualified as to “materiality”, “Material Adverse Effect” or similar language, which shall be true and correct in all respects) on and as of such date as if made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true and correct on and as of such earlier date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c) Compliance Certificate. The Lenders shall have received a certificate of a Responsible Officer of a Guarantor (i) certifying as to compliance with the Financial Covenants set forth in Section 7.1 on a pro-forma basis on the Funding Date after giving effect to the incurrence of any Loans, which certificate shall include calculations in reasonable detail demonstrating such compliance, including as to the calculations of Unencumbered Asset Value and Total Asset Value, and (ii) confirming compliance with the conditions set forth in Section 5.2 as of the Funding Date.

Each borrowing by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in Section 5.2(a) and (b) have been satisfied.

SECTION 6. AFFIRMATIVE COVENANTS

Parent Company, the other Guarantors and the Borrowers hereby jointly and severally agree that, so long as the Commitments remain in effect, any Loan remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder (other than contingent indemnification obligations as to which no claim has been asserted), each of Parent Company, the other Guarantors and the Borrowers shall and shall cause each of its Subsidiaries to:

6.1 Financial Statements. Furnish to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with customary practices):

(a) within 120 days (or (x) 150 days for the fiscal year ended December 31, 2023 and for the first such financial statements after a Qualified IPO and (y) 90 days for all subsequent financial statements after a Qualified IPO) after the end of each fiscal year of Parent Company (commencing with the fiscal year ended December 31, 2023), Parent Company’s audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG or other independent public accountants of recognized national standing (certified without qualification as to “going concern” or scope of the audit and without a “going concern” explanatory note (other than a “going concern” explanatory note or qualification resulting from (i) the maturity of the Loans or the loans under any Indebtedness of any Group Member permitted hereunder occurring within one year from the time such opinion is delivered or (ii) anticipated (but not actual) covenant non-compliance hereunder or under Indebtedness of any Group Member permitted hereunder)) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Parent Company and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied and accompanied by a certificate of the accounting firm addressed to the Board of Directors of Parent Company or any direct or indirect parent of Parent Company, that reported on such financial statements stating that in the course of its regular audit of the business of Parent Company and its consolidated Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge of any Event of Default relating to the Financial Covenants that has occurred and is continuing or, if in the opinion of such accounting firm such an Event of Default has occurred and is continuing, a statement as to the nature thereof (which certificate may be limited to the extent required by accounting rules or guidelines); and

(b) within 45 days after the end of each of the first three fiscal quarters of the fiscal year of (i) prior to December 31, 2023, Holdings and (ii) from and after December 31, 2023, Parent Company (and with respect to the first three financial statements after a Qualified IPO, 60 days after the end of such fiscal quarter), its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by Financial Officer of Holdings or Parent Company, as applicable, as presenting fairly in all material respects the financial condition and results of operations of Holdings or Parent Company, as applicable, and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

Any financial statement or other document, reports, proxy statements or other materials required to be delivered pursuant to this Section 6.1 or Section 6.2 (to the extent any such financial statement or document, reports, proxy statements or other materials included in materials otherwise filed with the SEC, including Form 8-K, 10-K or 10-Q of Parent Company or any other Guarantor (or any direct or indirect parent thereof) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) such financial statements and/or other documents are posted on the SEC’s website on the Internet at www.sec.gov, (ii) on which Parent Company, a Guarantor or the Company (or any direct or indirect parent entity thereof) posts such documents, or provides a link thereto, on Parent Company’s, a Guarantor’s or the Company’s (or any such direct or indirect parent entity’s) website address listed on Schedule 6.1(b) or (iii) on which such documents are posted on Parent Company’s, a Guarantor’s or the Company’s behalf on an Internet or Intranet website, if any, to which the Administrative Agent and each Lender has access (whether a commercial third-party website or a website sponsored by the Administrative Agent), provided that (A) Parent Company, a Guarantor or the Company shall, at the request of the Administrative Agent or any Lender, continue to deliver copies (which delivery may be by electronic transmission (including Adobe pdf copy)) of such documents to the Administrative Agent or such Lender until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) Parent Company, a Guarantor or the Company shall notify (which notification may be by facsimile or electronic transmission (including Adobe pdf copy)) the Administrative Agent of the posting of any such documents on any website. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Parent Company, the Guarantors or the Company with any request by a Lender for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

6.2 Certificates; Other Information. Furnish to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with customary practices):

(a) concurrently with the delivery of any financial statements pursuant to Section 6.1(a) or (b) (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes) (x) a duly completed Compliance Certificate signed by a Financial Officer of Parent Company or another Guarantor, as applicable, which Compliance Certificate shall (i) include a certification as to whether a Default or Event of Default has occurred and if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) set forth a narrative discussion and analysis of the financial condition and results of operations of Parent Company and its Subsidiaries (on a consolidated basis) for the reporting period then ended and for the period from the beginning of the then current fiscal year to the end of such period, and (iii) set forth reasonably detailed calculations demonstrating compliance with the Financial Covenants (including reasonably detailed calculations that confirm the computations of Unencumbered Asset Value and Total Asset Value that were utilized in calculating the Financial Covenants reflect the concentration limits included in the proviso to Unencumbered Asset Value or Total Asset Value, as applicable), and (y) together with such Compliance Certificate, each in form and detail reasonably satisfactory to the Administrative Agent (it being agreed and acknowledged that any such form and detail consistent with that provided to the Administrative Agent prior to the Closing Date shall be deemed satisfactory to the Administrative Agent), (i) a statement of the EBITDA contribution by each component of Unencumbered Asset Value and Total Asset Value for the twelve month period ending at the end of the most recent fiscal quarter and summary Occupancy Rate reports for Development Properties and location of each Qualified Asset, (ii) a certification that all assets utilized in determining clauses (a) through (f) of Unencumbered Asset Value qualified as of the applicable Financial Covenant test date for which the Compliance Certificate is being delivered as Qualified Assets under the applicable Eligibility Criteria and (iii) a summary of all acquisitions, dispositions or other removals of Qualified Assets completed during the most recently ended calendar quarter.

(b) [reserved];

(c) [reserved];

(d) [reserved];

(e) promptly after the same are available, and only to the extent not publicly available on EDGAR, copies of each annual report, proxy, financial statement or other periodic report sent to the stockholders of Parent Company or any Guarantor, as applicable, in respect of any public securities of Parent Company or any Guarantor, as applicable, and copies of all annual, regular, periodic and special reports and registration statements which Parent Company or a Guarantor or the Company may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(f) promptly after the furnishing thereof, copies of any notice of default received from or furnished to any holder of debt securities of any Loan Party or Subsidiary thereof pursuant to the terms of any material indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.1, Section 6.8 or any other clause of this Section 6.2;

(g) [reserved]; and

(h) promptly, such additional financial and other information regarding the operations, business affairs and financial condition of Parent Company, the Guarantors, the Company and their Subsidiaries as any Lender may from time to time reasonably request; provided that none of Parent Company, the Guarantors, the Company nor any Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes trade secrets or similar commercially sensitive information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their representatives or contractors) is prohibited by law, would violate the fiduciary duties owed by the disclosing party or would violate any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

Each Borrower, Parent Company and each Guarantor and each Lender acknowledge that (a) the Administrative Agent, any Bookrunner and/or any Lead Arranger may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of such Loan Party hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to this Section 6.2 or otherwise are being distributed through the Platform, any document or notice that any Borrower has indicated contains Private-Side Information shall not be posted on that portion of the Platform designated for such Public Lenders. Each Borrower agrees to clearly and conspicuously mark “PUBLIC” (which, at a minimum means that the word “PUBLIC” shall appear prominently on the first page thereof) on all Borrower Materials provided to the Administrative Agent by or on behalf of such Borrower which contains only Public-Side Information, and by doing so the Administrative Agent, the Bookrunners, the Lead Arrangers, and the Lenders shall be deemed to have been authorized to treat such Borrower Materials as containing only Public-Side Information. If none of any Borrower, Parent Company or any Guarantor has indicated whether a document or notice delivered pursuant to this Section 6.2 contains Private-Side Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Private Lenders.

6.3 [Reserved].

6.4 Taxes. File or cause to be filed all federal, state and other tax returns and reports that are required to be filed and pay all Taxes on any assessments made against it or any of its property, and all other Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than (a) the amount or validity of which are contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP are provided on the books of the relevant Group Member or (b) where the failure to file or pay, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect).

6.5 Maintenance of Existence; Compliance with Law. (a)(i) Preserve, renew and keep in full force and effect its organizational existence and good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its organization and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 or Section 7.5 and except, in the case of clause (i) (solely with respect to good standing of Group Members other than Parent Company, the other Guarantors, the Company and the Borrowers) and clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) comply with all Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and (c) maintain in effect and enforce policies and procedures reasonably designed to ensure compliance in all material respects by the Company, the Borrowers, the other Group Members and their respective directors, officers and employees with Anti-Terrorism Laws, Anti-Corruption Laws and applicable Sanctions.

6.6 Maintenance of Property; Insurance. (a) Except where failure to do so could not reasonably be expected to have a Material Adverse Effect, keep Qualified Assets in good working order and condition, ordinary wear and tear, casualty and condemnation excepted and (b) maintain with insurance companies that the Company believes (in the good faith judgment of the management of the Company) are financially sound and reputable or with a Captive Insurance Subsidiary, insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually (as determined in the good faith judgment of the management of the Company) insured against in the same general area by similarly situated companies either (x) engaged in the same or a similar business or (y) with comparable EBITDA.

6.7 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in all material respects in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities (it being understood and agreed that any Foreign Subsidiary may maintain additional individual books and records in a manner that permits preparation of its financial statements in accordance with the generally accepted accounting principles that are applicable in its jurisdiction of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder) and (b) permit representatives of the Administrative Agent once each calendar year upon reasonable prior notice and at a time mutually agreed with the Company (or, after the occurrence and during the continuation of a Default or an Event of Default, at any time or frequency) to visit and inspect its properties (to the extent it is within such Person’s control to permit such inspection), to examine and make extracts from its books and records (other than materials (i) that constitute trade secrets or similar commercially sensitive information, (ii) in respect of which disclosure to the Administrative Agent (or its representatives or contractors) is prohibited by law, would violate the fiduciary duties owed by the disclosing party or would violate any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product), and to discuss its affairs, finances and condition with its officers, in each case, at the expense of the Borrowers once each calendar year (or, after the occurrence and during the continuation of a Default or an Event of Default, at any time).

6.8 Notices. Promptly give notice to the Administrative Agent (for further distribution to each Lender) of:

(a) the occurrence of any Default or Event of Default;

(b) any litigation, investigation or proceeding by or before any arbitrator or Governmental Authority (including any investigation by the SEC regarding financial results or other operational results of any Loan Party) against or affecting any Group Member that, if adversely determined, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(c) any action, suit, investigation or proceeding against any Group Member (i) that, if adversely determined, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or (ii) which relates to any Loan Document;

(d) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability to a Group Member in an aggregate amount exceeding $50,000,000;

(e) any transaction or occurrence that results in the material damage, destruction or rendering unfit for normal use of any of the facilities and properties owned, leased or operated by any Group Member, that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(f) any pending or threatened notice or claim, administrative, regulatory or judicial action, suit, judgment, demand or other written communication by any other Person alleging or asserting the liability of any Group Member for investigatory costs, clean-up costs, governmental response costs, damages to natural resources or other property, personal injuries, fines or penalties or seeking injunctive relief, in each case relating to the presence, use or Release of any Material of Environmental Concern or the violation, or alleged violation, of any Environmental Law, that, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(g) any development or event that has had or could reasonably be expected to have a Material Adverse Effect;

(h) of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof; and

(i) of any announcement by S&P, Moody’s or Fitch of any change in a Debt Rating.

Each notice pursuant to this Section 6.8 (other than Section 6.8(i)) shall be accompanied by a statement of a Responsible Officer of Parent Company, a Guarantor or the Company setting forth details of the occurrence referred to therein and stating what action the Loan Parties have taken and propose to take with respect thereto. Each notice pursuant to Section 6.8(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.9 Environmental Laws. Comply with, and use commercially reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and take commercially reasonable steps to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, in each case, except for such non-compliance and failure to obtain and maintain that could not reasonably be expected to have a Material Adverse Effect;

(a) Except where failure to do so could not reasonably be expected to have a Material Adverse Effect, (i) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and (ii) promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, other than such orders and directives which are being timely contested in good faith by proper proceedings.

6.10 [Reserved].

6.11 Use of Proceeds .

(a) Use the proceeds of the Loans solely for repayment of Indebtedness and other general corporate purposes of the Parent Company and its Subsidiaries and for working capital and other lawful corporate purposes, in each case not in contravention of the Loan Documents or applicable law.

(b) Notwithstanding the foregoing, no Borrower will request any Borrowing, and no Borrower shall use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, directly or indirectly, the proceeds of any Borrowing (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Terrorism Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, (iii) in any manner that would result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Bookrunner, Lead Arranger, Administrative Agent, or otherwise) of Sanctions, or (iv) (A) for the purpose, whether immediate or ultimate, of “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or (B) for any purpose that violates the provisions of the Regulations of the Board.

6.12 Know Your Customer. Promptly following a request by the Administrative Agent or any Lender, provide all documentation and other reasonably available information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

6.13 Maintenance of REIT Status; Further Assurances.

(a) Cause Parent Company to continue to be treated as a REIT.

(b) Promptly upon reasonable request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or manifest error that may be discovered in any Loan Document, and (b) do, execute, acknowledge, deliver, record, and take any and all such further acts, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to carry out more effectively the intention of the Loan Documents.

6.14 [Reserved].

6.15 [Reserved].

6.16 Accuracy of Information. Parent Company, the other Guarantors and the Borrowers will ensure that any written factual information, including financial statements or other documents, furnished on behalf of any Loan Party to the Administrative Agent or the Lenders in connection with this Agreement or any amendment or modification hereof or waiver hereunder, other than projections, estimates, forecasts, budgets, forward-looking information or information of a general economic or industry nature, when taken as a whole, contains no material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole and in the light of the circumstances under which they were made, not materially misleading.

SECTION 7. NEGATIVE COVENANTS

The Guarantors and the Borrowers hereby jointly and severally agree that, so long as the Commitments remain in effect, any Loan remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder (other than contingent indemnification obligations as to which no claim has been asserted), each of the Guarantors and the Borrowers shall not, and shall not permit any of its Subsidiaries to, directly or indirectly (provided, that the second paragraph in Section 7.16 shall only apply to the Guarantors):

7.1 Financial Covenants. The Borrowers shall not permit:

(i) Total Leverage Ratio. As at the end of any fiscal quarter, the ratio of Total Indebtedness to Total Asset Value (the “Total Leverage Ratio”) to exceed 60%; provided, that the Borrower Representative may elect that such ratio be permitted to exceed 60% as of the last day of the four (4) consecutive fiscal quarters immediately following a Material Acquisition, but in no event shall the Total Leverage Ratio exceed 65% as of the last day of any fiscal quarter.

(ii) Fixed Charge Coverage Ratio. As at the end of any fiscal quarter, the ratio of (a) (i) EBITDA minus (ii) Maintenance Capital Expenditures to (b) Fixed Charges, each from the period of four fiscal quarters then ended, to be less than 1.5 to 1.0.

(iii) Unsecured Leverage Ratio. As at the end of any fiscal quarter, the ratio of Total Unsecured Indebtedness to Unencumbered Asset Value (the “Unencumbered Leverage Ratio”) to exceed 60%; provided, that the Borrower Representative may elect that such ratio be permitted to exceed 60% as of the last day of the four (4) consecutive fiscal quarters immediately following a Material Acquisition, but in no event shall the Unencumbered Leverage Ratio exceed 65% as of the last day of any fiscal quarter.

(iv) Secured Leverage Ratio. As at the end of any fiscal quarter, the ratio of Total Secured Indebtedness to Total Asset Value (the “Secured Leverage Ratio”) to exceed 40%; provided, that the Borrower Representative may elect that such ratio be permitted to exceed 40% as of the last day of the four (4) consecutive fiscal quarters immediately following a Material Acquisition, but in no event shall the Secured Leverage Ratio exceed 45% as of the last day of any fiscal quarter.

7.2 Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness (including any Capital Lease Obligations, securitizations and similar obligations to the extent constituting Indebtedness), other than Permitted Indebtedness, unless at the time of such creation, issuance, incurrence, assumption or sufferance thereof (a) no Default or Event of Default shall have occurred and is continuing or would result therefrom and (b) after giving effect to the incurrence of such Indebtedness on a Pro Forma Basis Parent Company and its Subsidiaries are in compliance with the Financial Covenants.

7.3 Liens. Directly or indirectly, create, incur, assume or suffer to exist any Lien on:

(a) any Qualified Asset, other than Permitted Encumbrances;

(b) any Equity Interests of any Loan Party or any Qualified Asset Owner, other than Permitted Equity Encumbrances; and

(c) any income or revenues from, or proceeds of, any of the foregoing;

or sign, file or authorize under the Uniform Commercial Code (of any jurisdiction), a financing statement that includes in its collateral description any portion of any Qualified Asset or the Equity Interests of any Loan Party or any Qualified Asset Owner, or any income or revenue from, or proceeds of, any of the foregoing.

7.4 Fundamental Changes. Enter into any merger, demerger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or reorganize itself, in the case of a Domestic Subsidiary, in any non-U.S. jurisdiction, and in the case of a Foreign Subsidiary, under the laws of any other non-U.S. jurisdiction, or Dispose (whether in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) of all or substantially all of the property or business of the Group Members (taken as a whole), except that:

(a) any Domestic Subsidiary may merge, consolidate, amalgamate or liquidate with or into the Company in a transaction in which the Company is the surviving Person, any Domestic Subsidiary other than the Company may merge, consolidate, amalgamate or liquidate with or into a U.S. Borrower (other than the Company) in a transaction in which the U.S. Borrower shall be the continuing or surviving entity; and any Foreign Subsidiary may merge, consolidate, amalgamate or liquidate with or into another Foreign Subsidiary;

(b) any Person other than Parent Company or Lineage OP may merge, consolidate, amalgamate or liquidate with or into the Company in a transaction in which the Company is the surviving entity, if at the time thereof and immediately after giving effect thereto on a Pro Forma Basis (a) no Default or Event of Default shall have occurred and be continuing or would result therefrom immediately before and after giving effect to such transaction and (b) Parent Company and its Subsidiaries are in compliance with the Financial Covenants;

(c) any Person other than the Company, Parent Company or Lineage OP may merge, consolidate, amalgamate or liquidate with or into any other Subsidiary in a transaction in which the continuing or surviving entity is a Subsidiary, if (x) at the time thereof and immediately after giving effect thereto on a Pro Forma Basis (a) no Default or Event of Default shall have occurred and be continuing or would result therefrom immediately before and after giving effect to such transaction and (b) Parent Company and its Subsidiaries are in compliance with the Financial Covenants or (y) if both of the parties to such merger, consolidation, amalgamation or liquidation are Subsidiaries but only one party is a Loan Party, the Loan Party or a successor by such merger, consolidation, amalgamation or liquidation that becomes the Loan Party upon such merger, consolidation, amalgamation or liquidation shall be the continuing or surviving entity (and, in the case where the other party to such merger or amalgamation is a Qualified Asset Owner, either the continuing or surviving entity shall be a Qualified Asset Owner or successor by amalgamation that becomes the Qualified Asset Owner or all Qualified Assets owned or leased by such Qualified Asset Owner shall, contemporaneously with such merger, consolidation, amalgamation or liquidation cease to be included as Qualified Assets in any calculations hereunder); provided, (1) no Domestic Subsidiary will merge, consolidate, amalgamate or liquidate into a Foreign Subsidiary, (2) if both parties to such merger or amalgamation are Loan Parties and one of the parties thereto is a Qualified Asset Owner, either the Qualified Asset Owner or a successor by amalgamation that becomes the Qualified Asset Owner shall be the continuing or surviving entity or all Qualified Assets owned or leased by such Qualified Asset Owner shall, contemporaneously with such merger, cease to be included as Qualified Assets in any calculations hereunder), and (3) for the avoidance of doubt, Subsidiaries of Parent Company may merge, consolidate, amalgamate, or liquidate with or into another Subsidiary in a transaction that constitutes an Investment that is permitted by Section 7.8 (other than pursuant to clause (o) of the definition of Permitted Investment);

(d) (A) any Domestic Subsidiary may Dispose of its assets to the Company or to another Domestic Subsidiary; provided that, if one of the parties to such transaction is a U.S. Loan Party, either (1) the U.S. Loan Party shall be the transferee or (2) the transaction is permitted by Section 7.5; and (B) any Foreign Subsidiary may Dispose of its assets to the Company or to another Foreign Subsidiary;

(e) any Subsidiary which is not a Loan Party or a Qualified Asset Owner may liquidate or dissolve itself if the Borrower Representative determines in good faith that such liquidation or dissolution is in the best interests of the Borrowers or the Group Members; and

(f) Holdings may merge, consolidate, amalgamate or liquidate with or into Lineage OP in a transaction in which Lineage OP is the surviving entity. Upon completion of the transaction contemplated by the foregoing sentence, all references herein to Holdings shall be deemed to refer to Lineage OP.

7.5 Disposition of Property. Dispose of any property or asset, including Equity Interests owned by it and including pursuant to any sale-leaseback transaction, other than a Permitted Disposition, unless immediately before and after giving effect to such Disposition (a) no Default or Event of Default shall have occurred and be continuing or would result from such Disposition and (b) on a Pro Forma Basis Parent Company and its Subsidiaries are in compliance with the Financial Covenants.

7.6 Restricted Payments. Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement, cancellation, termination or other acquisition of, any Equity Interests of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, whether in cash or property (collectively, “Restricted Payments”), directly or indirectly, except that:

(a) the Company and any Subsidiary may declare and pay dividends with respect to its Equity Interests payable solely in additional limited liability company interests or its common stock (or their respective equivalents in any jurisdiction),

(b) Parent Company, Lineage OP or Holdings may declare and pay dividends with respect to its Equity Interests payable solely in additional Equity Interests,

(c) Subsidiaries may declare and pay dividends or distributions ratably with respect to their Equity Interests,

(d) Parent Company or any Subsidiary may make Restricted Payments (including for the purposes of effectuating repurchases of Equity Interests) pursuant to and in accordance with stock option plans or other benefit plans for management or employees of Parent Company, Lineage OP, Holdings and its Subsidiaries,

(e) Parent Company, Lineage OP, Holdings, the Company and any Subsidiary may consummate any Qualified IPO, engage in any restructuring activity of any Group Member in connection with a Qualified IPO and may make any Restricted Payment, distribution in cash or in-kind securities in connection with any disposition of legacy Equity Interests following a Qualified IPO, or take any other actions to effect the disposition of legacy Equity Interests in connection with or following a Qualified IPO,

(f) Parent Company, Lineage OP, Holdings, the Company and their Subsidiaries may make Restricted Payments to their owners (A) so long as no Event of Default has occurred and is continuing or would occur after giving effect thereto, in an amount not to exceed the sum of (1) 95% of Normalized Adjusted FFO attributable to the period of four consecutive fiscal quarters then ended plus (2) any additional minimum amount reasonably necessary to enable Parent Company and any REIT Subsidiary to make distributions to maintain Parent Company’s and such REIT Subsidiary’s status as a REIT and avoid the imposition of U.S federal income or excise taxes on Parent Company or such REIT Subsidiary and (B) if an Event of Default has occurred and is continuing or would occur after giving effect thereto, in an amount not to exceed the sum of (1) the minimum amount reasonably necessary to enable Parent Company and any REIT Subsidiary to make distributions to maintain Parent Company’s and such REIT Subsidiary’s status as a REIT and avoid the imposition of U.S federal income or excise taxes on Parent Company or such REIT Subsidiary, plus (2) $60,000,000 per fiscal year, plus (3) management fees payable by Parent Company pursuant to the Operating Agreement in an amount not to exceed $35,000,000 per fiscal year,

(g) Parent Company, Lineage OP or Holdings may make Restricted Payments with any amounts received by it from the Company pursuant to clause (f) of this Section,

(h) Restricted Payments to Parent Company, Lineage OP or Holdings in such amounts as are necessary or appropriate to pay (i) administrative expenses (including, but not limited to, reasonable directors’ fees, employee compensation and benefits, customary indemnity payments and payroll, social security or similar taxes) payable by Parent Company or Holdings (or any direct or indirect parent thereof), (ii) nominal expenses to maintain the corporate existence of Parent Company, Lineage OP or Holdings (or any direct or indirect parent thereof), (iii) premiums and other charges necessary to maintain the insurance required under the terms of this Agreement and other commercially reasonable insurance acquired and maintained by Parent Company, Lineage OP or Holdings (or any direct or indirect parent thereof), including director and officer, employment practices and other similar liability insurance and (iv) the payment of business related expenses which are incurred by Parent Company, Lineage OP or Holdings (or any direct or indirect parent thereof) in the ordinary course of business, in each case, to the extent the incurrence of such expenses and other obligations, the taking of such actions, and the payment of such expenses and other obligations, as applicable are permitted by this Agreement,

(i) Restricted Payments, the proceeds of which shall be used by Parent Company, Lineage OP or Holdings to make (or to make a payment to any direct or indirect parent of Parent Company, Lineage OP or Holdings to enable it to make) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of Parent Company, Lineage OP or Holdings or any direct or indirect parent thereof,

(j) repurchases of Equity Interests in Parent Company, Lineage OP or Holdings (or any direct or indirect parent company of Parent Company, Lineage OP or Holdings), or any of its subsidiaries, deemed to occur upon “cashless” exercise of stock options or warrants,

(k) Restricted Payments the proceeds of which shall be used by Parent Company, Lineage OP or Holdings or any direct or indirect parent thereof to pay fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering not prohibited by this Agreement (in the case of any such parent or indirect parent, only to the extent such parent or indirect parent does not hold material assets other than those relating to Parent Company, Lineage OP or Holdings and its subsidiaries),

(l) (i) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of Parent Company, Lineage OP or Holdings or any direct or indirect parent of Parent Company, Lineage OP or Holdings in exchange for, or out of the proceeds of, the substantially concurrent sale of, Equity Interests of Parent Company, Lineage OP or Holdings or any direct or indirect parent of Parent Company, Lineage OP or Holdings or contributions to the equity capital of Parent Company, Lineage OP or Holdings (other than any Disqualified Equity Interests or any Equity Interests sold to a subsidiary of Parent Company, Lineage OP or Holdings) (collectively, including any such contributions, “Refunding Capital Stock”) and (ii) the declaration and payment of dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a subsidiary of Parent Company, Lineage OP or Holdings) of Refunding Capital Stock; provided that in, each of the causes of clause (i) and (ii), such Restricted Payment must be made within 90 days of the receipt of the proceeds from the issuance of such Equity Interests,

(m) Restricted Payments to Parent Company, Lineage OP or Holdings to finance any Investment permitted to be made pursuant to Section 7.8; provided, that such Restricted Payment shall be made substantially concurrently with the closing or consummation of such Investment,

(n) to the extent constituting Restricted Payments, transactions expressly permitted by Section 7.4, Section 7.8, and Section 7.10 (other than Section 7.10(a), (h), (j) (to the extent relating to stock option plans) and (o)),

(o) for any taxable period in which (A) Parent Company, Lineage OP, Holdings, Borrowers or any of their respective Subsidiaries is a member of a consolidated, combined, unitary or similar tax group (or comparable group under foreign law), or (B) any of Parent Company, Lineage OP, Holdings, Borrowers or any of their respective Subsidiaries is a pass-through entity for income tax purposes (including under foreign tax law), Parent Company, Lineage OP, Holdings, Borrowers or their respective applicable Subsidiaries may make Restricted Payments in amounts required for such of its direct or indirect owners as are members of such group, or as are required to include the income of such pass-through entity in income for Tax purposes, to pay any Taxes imposed directly on such owners, to the extent such Taxes are attributable to the income, assets or activities of such entity and only after taking into account all available credits and deductions; provided, that no such entity shall make any Restricted Payment under this provision in any amount greater than the share of such Taxes arising out of such entity’s net income calculated as if such entity filed tax returns on a standalone basis, and

(p) the redemption of units in (i) Holdings by Lineage OP and (ii) Lineage OP by Lineage OP or Parent Company, in each case, in accordance with the Operating Agreement.

In any event and notwithstanding anything to the contrary contained in this Agreement, to the extent any Subsidiary is permitted to make a Restricted Payment to Parent Company, Lineage OP or Holdings for any of the foregoing purposes, such Subsidiary may, alternatively, make any such payment directly to the applicable obligee or payee of Parent Company, Lineage OP or Holdings on its behalf, and such payment shall be treated, for all purposes of this Agreement and the other Loan Documents, as a permitted Restricted Payment.

7.7 [Reserved].

7.8 Investments. Make or allow any Investment, other than a Permitted Investment, unless immediately before and after giving effect to such Investment, (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) on a Pro Forma Basis Parent Company and its Subsidiaries are in compliance with the Financial Covenants.

7.9 Amendments to Governing Documents. Directly or indirectly, consent to, approve, authorize or otherwise suffer or permit any waiver, amendment, supplement, cancellation, termination or other modification of any Governing Document of Parent Company, any Borrower, any Guarantor or any Qualified Asset Owner, in each case if such waiver, amendment, supplement, cancellation, termination or modification would reasonably be expected to (a) adversely affect any Loan Party’s ability to repay the Secured Obligations or (b) impair the rights or interests of the Administrative Agent or any Credit Party hereunder or under any Loan Document; provided that the foregoing shall not prohibit any such modifications to facilitate any Qualified IPO.

7.10 Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate, except transactions among the Loan Parties and except:

(a) Restricted Payments permitted by Section 7.6;

(b) pursuant to the reasonable requirements of the business of Parent Company, any Guarantor or such Subsidiary upon fair and reasonable terms not materially less favorable to Parent Company, any Guarantor or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of Parent Company, any Guarantor or such Subsidiary;

(c) entering into employment and severance arrangements between Parent Company (or any direct or indirect parent thereof), any Subsidiary and any of their respective officers and employees, as determined in good faith by the board of directors or senior management of the relevant Person;

(d) the payment of customary fees and reimbursement of reasonable out-of-pocket costs of, and customary indemnities provided to or on behalf of, directors, officers, management, consultants and employees of Parent Company (or any direct or indirect parent thereof), Holdings, Borrowers and their respective Subsidiaries in the ordinary course of business;

(e) the payment of fees, expenses, indemnities or other payments pursuant to, and transactions pursuant to any agreements in existence on the Closing Date and set forth on Schedule 7.10 or any amendment thereto to the extent such an amendment is not materially more disadvantageous to the Lenders than the original agreement in effect on the Closing Date;

(f) transactions between or among (i) Subsidiaries that are not Loan Parties, (ii) between or among Parent Company and its Subsidiaries that are Loan Parties (on the one hand) and any Subsidiaries that are not Loan Parties (on the other hand) or (iii) Parent Company and its Subsidiaries;

(g) the issuance or transfer of Equity Interests in Parent Company or a Guarantor (other than any Disqualified Equity Interests) to the Investor or any Affiliate thereof, or to any current, former or future director, manager, employee or consultant (or any Affiliate of the foregoing) of Parent Company, a Guarantor, any of its subsidiaries or any direct or indirect parent thereof or any Affiliate of Parent Company or a Guarantor;

(h) transactions contemplated by customary shareholders’ agreements entered into with holders of the Equity Interests of Parent Company;

(i) the payment of reasonable out-of-pocket costs and expenses related to registration rights and indemnities provided to shareholders under any shareholders’ agreement referred to in clause (h) above;

(j) payments or loans (or cancellation of loans) or advances to employees, officers, directors, members of management or consultants (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner or any of the foregoing) of Parent Company or a Guarantor, any direct or indirect parent companies or any of its subsidiaries and employment agreements, consulting arrangements, severance arrangements, stock option plans and other similar arrangements with such employees, officers, directors, members of management or consultants (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner of any of the foregoing);

(k) the entering into of any Tax sharing agreement or arrangement to the extent payments under such agreement or arrangement would otherwise be permitted under this Agreement;

(l) transactions permitted under Section 7.5 and/or Section 7.8 solely for the purpose of (a) reorganizing to facilitate any initial public offering of securities of Parent Company, a Guarantor, or any direct or indirect parent company (b) forming a holding company, or (c) reincorporating Parent Company, Lineage OP, Holdings or any Borrower in a new jurisdiction;

(m) the formation and maintenance of any consolidated group or subgroup for Tax, accounting or cash pooling or management purposes in the ordinary course of business including making payments to an Affiliate to pay any Taxes due by such group that are permitted by Section 7.6;

(n) transactions for cash management and other management services for Parent Company and its Subsidiaries on customary terms;

(o) transactions contemplated by the Operating Agreement;

(p) the issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the board of directors or manager of Parent Company or any direct or indirect parent company of Parent Company or a Subsidiary of Parent Company, as appropriate, in good faith; and

(q) transactions between or among any of Parent Company, Lineage OP, Holdings, the Company and any Subsidiary in connection with the consummation of any Qualified IPO, restructuring activity of any Group Member in connection with a Qualified IPO and the distribution in cash or in-kind securities in connection with any disposition of legacy Equity Interests following a Qualified IPO, or any other actions to effect the disposition of legacy Equity Interests in connection with or following a Qualified IPO.

7.11 [Reserved].

7.12 Swap Agreements. Enter into or become obligated in respect of Swap Agreements other than Swap Agreements entered into (or guaranteed) by Parent Company, the Guarantors, the Company, any Loan Party or any such Subsidiary, which establish, or were intended to establish, an effective hedge in respect of liabilities, commitments or assets held or reasonably anticipated by Parent Company, such Guarantor, the Company, such other Loan Party or such other Subsidiary.

7.13 [Reserved].

7.14 Negative Pledge Clauses. Directly or indirectly, enter into, incur or permit to exist any Contractual Obligation (other than any Loan Document) that prohibits, restricts or imposes any condition upon the ability of (a) any Group Member to create, incur or permit to exist any Lien upon any of its property or assets (including the Equity Interests owned by such Group Member), (b) any Group Member to make Restricted Payments to the Company or any other Loan Party or to make or repay loans or advances to the Company or any other Loan Party or to guarantee the Obligations or (c) Group Member to otherwise transfer (including by way of a pledge) property to a Borrower or a Loan Party; provided that (i) the foregoing shall not apply to prohibitions, restrictions and conditions imposed by Requirements of Law or by Contractual Obligations in effect as of the Closing Date (and any extensions, renewals or modifications thereof) (and, for the avoidance of doubt, such restrictions do not apply to any Qualified Asset or to the Equity Interests of any Loan Party or any Qualified Asset Owner), (ii) the foregoing shall not apply to customary prohibitions, restrictions and conditions contained in agreements relating to the sale of a Subsidiary or its assets pending such sale, provided such restrictions and conditions apply only to the Subsidiary or assets that is to be sold and such sale is permitted hereunder, (iii) the foregoing shall not apply to prohibitions, restrictions or conditions imposed by any agreement relating to Secured Indebtedness permitted by this Agreement (including mortgage financings and CMBS Financings) if such prohibitions, restrictions or conditions apply only to the property or assets securing such Indebtedness (and, for the avoidance of doubt, such restrictions do not apply to any Qualified Asset or to the Equity Interests of any Loan Party or any Qualified Asset Owner, except to the extent permitted by clause (x) below), (iv) the foregoing shall not apply to prohibitions, restrictions or conditions in joint venture agreements and other similar agreements applicable to Joint Ventures that are applicable solely to such Joint Venture and entered into in the ordinary course of business, (v) the foregoing shall not apply to prohibitions, restrictions or conditions that are customary prohibitions, restrictions or conditions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such prohibitions, restrictions or conditions solely relate to the assets subject thereto, (vi) clause (a) of the foregoing shall not apply to customary restrictions or conditions restricting assignment of any agreement entered into in the ordinary course of business, (vii) the foregoing shall not apply to provisions restricting the granting of a security interest in intellectual property contained in licenses or sublicenses by the Company and its Subsidiaries of such intellectual property, which licenses and sublicenses were entered into in the ordinary course of business (in which case such prohibition or restriction shall relate only to such intellectual property), (viii) the foregoing shall not apply to restrictions on cash or other deposits or minimum net worth requirements imposed by customers under contracts entered into in the ordinary course of business, (ix) the foregoing shall not apply to prohibitions, restrictions or conditions contained in any agreement that evidences Indebtedness permitted by this Agreement that are substantially similar to, or not materially more restrictive than, those prohibitions, restrictions or conditions contained in the Loan Documents, (x) the foregoing clause (a) shall not apply to prohibitions, restrictions or conditions contained in any mortgage financing, CMBS Financing or other financing on the pledge of Equity Interests in the direct or indirect parent of a Loan Party (other than a Qualified Asset Owner), Group Member (other than a Qualified Asset Owner) or a Qualified Asset Owner, (xi) the foregoing shall not apply to assets subject to retention of title and (xii) the foregoing shall not apply to any prohibitions, restrictions or conditions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (x) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower Representative, no more restrictive in any material respect with respect to such prohibitions, restrictions or conditions than those in place prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

7.15 Payments of Subordinate Debt. Make or offer to make any payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds (whether scheduled or voluntary) with respect to principal or interest on any Indebtedness which is subordinate in right of payment to the Secured Obligations pursuant to its express terms or a written agreement if an Event of Default has occurred and is continuing or would occur after giving effect thereto.

7.16 Lines of Business. Engage in any material line of business substantially different from those lines of business conducted by Parent Company, Lineage OP, Holdings and its Subsidiaries on the Closing Date or other business activities which are extensions thereof or otherwise incidental, reasonably related or ancillary thereto.

Parent Company and the other Guarantors shall not engage in any material business activities or own any material assets other than (a) direct or indirect ownership of the Equity Interests of the Company and other Subsidiaries, ownership of Equity Interests held pursuant to Investments permitted by this Agreement and ownership of commercially reasonable insurance policies, including director and officer, employment practices and similar liability insurance, (b) activities and contractual rights and obligations incidental to maintenance of its corporate existence (including the payment of accounting and other professional fees and expenses), (c) activities related to the payment of tax liabilities of Parent Company and its Subsidiaries in the ordinary course of business, (d) entering into confidentiality agreements, (e) entering into any transactions not prohibited under this Agreement (including activities undertaken in connection with a Qualified IPO), (f) the performance of its obligations under the Loan Documents and, to the extent not prohibited by this Agreement or any other Loan Document, agreements for other Indebtedness permitted by this Agreement, management agreements, transaction fee agreements, director indemnification agreements, unit appreciation rights agreements and acquisition agreements, (g) entering into, making and performing guaranties, option agreements, shareholder agreements and other incentive compensation agreements, in each case, to which Parent Company or another Guarantor is a party, (h) the Transactions on the Closing Date, and (i) other activities incidental to or in furtherance of any of the foregoing.

SECTION 8. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) (i) the Borrowers or any other Loan Party shall fail to pay any principal of any Loan, when due in accordance with the terms hereof and in the currency required hereunder; or (ii) the Borrowers or any other Loan Party shall fail to pay any interest on any Loan or any fee payable hereunder or under any other Loan Document within five (5) Business Days after any such interest on any Loan, or any fee payable hereunder or under any other Loan Document becomes due in accordance with the terms hereof; or (iii) the Borrowers or any other Loan Party shall fail to pay any other amount payable hereunder or under any other Loan Document not otherwise specified in the foregoing clauses (i) or (ii) within ten (10) Business Days after any such other amount payable hereunder or under any other Loan Document becomes due in accordance with the terms hereof; or

(b) any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein or in any other Loan Document or that is contained in any certificate or other document furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate or misleading in any material respect on or as of the date made or deemed made (or, to the extent qualified by materiality, shall be inaccurate or misleading in any respect after giving effect to such qualification when made or deemed made); or

(c) the Company or any Loan Party shall default in the observance or performance of any agreement contained in (i) Section 6.1(a) or (b), Section 6.2(a)(x), Section 6.5(a)(i) (solely with respect to the existence of the Company, any Borrower, any Qualified Asset Owner, or any Guarantor), Section 6.8, Section 6.10, Section 6.13 or Section 6.17 or Section 7 of this Agreement, or (ii) Section 6.2(a) (not specified in clause (i) above) and such default shall continue unremedied for a period of 15 days; or

(d) [intentionally omitted]; or

(e) any Group Member shall default in the observance or performance of any agreement contained in Section 6.11; or

(f) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (e) above), and such default shall continue unremedied for a period of 30 days after the earlier of (i) the date upon which an officer of the Company or any Loan Party obtains knowledge of such default or (ii) the date upon which the Borrower Representative has received written notice of such default from the Administrative Agent or the Required Lenders; provided, that, if such default is capable of being cured but cannot be cured within such 30 day period and so long as the applicable Loan Party shall have commenced to cure such default within such 30 day period and shall be diligently pursuing such cure, the applicable Loan Party shall have an additional 30 day period to cure such default; or

(g) any Group Member shall (i) default in making any payment when due, after the expiration of any applicable grace or cure periods (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) in respect of any Indebtedness (excluding any Indebtedness hereunder and any Non-Recourse Indebtedness) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of (or, with respect to any Swap Agreements, a Swap Termination Value of) more than $100,000,000; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) or, in the case of a Swap Agreement, the applicable counterparty, to cause, with the giving of notice if required and after giving effect to any applicable grace periods thereunder, such Indebtedness to be demanded or to become due (or to be terminated) or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity or, in the case of any such Indebtedness constituting a Guarantee Obligation, to become payable or cash collateral in respect thereof to be demanded, or, in the case of a Swap Agreement, to cause the termination thereof or an Early Termination Date (as defined in such Swap Agreement) results therefrom; provided that clauses (i) (other than in the case of clause (x) below) and (ii) shall not apply to (x) Secured Indebtedness that becomes due as a result of the Disposition or transfer of the property or assets securing such Indebtedness, if such Disposition or transfer is permitted hereunder and under the documents providing for such Indebtedness and (y) Indebtedness that is convertible into Equity Interests and has been converted to Equity Interests in accordance with its terms and such conversion is not prohibited hereunder; or

(h) (i) any Loan Party or Material Subsidiary shall commence or consent to the institution of any case, proceeding or other action (A) under any Debtor Relief Law, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, reconstruction, voluntary arrangement, scheme or arrangement, adjustment, administration, winding-up, liquidation, dissolution, judicial management, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, receiver and manager, administrative receiver, interim receiver, monitor, trustee, custodian, conservator, liquidator, interim liquidator, rehabilitator, Controller, administrator, statutory manager, judicial manager, interim judicial manager, nominee (which has the meaning given under section 273(1) of the Insolvency, Restructuring and Dissolution Act 2018 of Singapore) or other similar official for it or for all or any material part of its property; or (ii) there shall be commenced against any Loan Party or Material Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, unstayed or undischarged for a period of 60 days, or (C) declaring any Loan Party or Material Subsidiary at risk pursuant to the Corporations (Investigation and Management) Act 1989 (NZ); or (iii) there shall be commenced against any Loan Party or Material Subsidiary any case, proceeding or other action seeking issuance of a writ or warrant of attachment, execution, distraint or similar process against all or any material part of its property that results in the entry of an order for any such relief that shall not have been released, vacated, discharged, or stayed or fully bonded pending appeal within 60 days from the entry thereof; or (iv) any Loan Party or Material Subsidiary shall become unable or admit in writing its inability or fails generally to pay its debts as they become due (or, in respect of any Loan Party or Material Subsidiary organized and existing under the laws of Australia (or any of its jurisdictions), is presumed under the Australian Corporations Act to be unable to pay its debts as they become due and payable whether at stated maturity or otherwise); or (v) any Loan Party or Material Subsidiary shall make a general assignment for the benefit of its creditors; or

(i) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or

(j) (i) one or more final monetary judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (to the extent not covered by insurance or third-party indemnities as to which the relevant insurance company or third party has not denied coverage) of $100,000,000 or more (excluding judgments or decrees with respect to Non-Recourse Indebtedness) or (ii) one or more non-monetary final judgments or decrees shall be entered against any Group Member that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (x) enforcement proceedings are commenced by any creditor upon such judgment or decree, or (y) there is a period of 45 consecutive days during which such judgment or decree is not vacated, discharged, stayed or bonded pending appeal; or

(k) [reserved]; or

(l) (i) any material provision of any Loan Document, including the Guarantee Obligations contained in the Guarantee Agreement, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Secured Obligations, ceases to be in full force and effect or (ii) any Loan Party or any of their respective Subsidiaries or Affiliates contests in any manner the validity or enforceability of any material provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any material provision of any Loan Document; or

(m) a Change in Control;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i), (ii), (iii), (v) or (vi) of paragraph (h) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower Representative declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower Representative, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. In addition, upon the occurrence of any Event of Default, the Administrative Agent may, with the consent of the Required Lenders, and shall at the request of the Required Lenders, exercise all rights and remedies available under the Loan Documents and applicable law. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrowers.

In the event that following the occurrence or during the continuance of any Event of Default, the Administrative Agent or any Lender, as the case may be, receives any monies in connection with the enforcement of any the Loan Documents, such monies shall be distributed for application as follows:

(1) First, to the payment of, or (as the case may be) the reimbursement of the Administrative Agent for or in respect of, all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Administrative Agent in connection with the collection of such monies by the Administrative Agent, for the exercise, protection or enforcement by the Administrative Agent of all or any of the rights, remedies, powers and privileges of the Administrative Agent under this Agreement or any of the other Loan Documents or in support of any provision of adequate indemnity to the Administrative Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Administrative Agent to such monies;

(2) Second, to pay any fees or expense reimbursements then due to the Lenders from the Loan Parties;

(3) Third to pay interest then due and payable on the Loans ratably,

(4) Fourth, to payment of (i) Secured Obligations constituting principal on the Loans, and (ii) obligations under Cash Management Services and Lender Swap Agreements due to the Administrative Agent or any Lender or any Affiliate of the Administrative Agent or any Lender (or other Person entitled thereto) by the Loan Parties or any Subsidiary of a Loan Party, in each in this clause (ii) up to and including the amount most recently provided to the Administrative Agent pursuant to Section 2.26, in each case ratably among the Lenders, the Administrative Agent and their Affiliates (or other Person entitled thereto) in proportion to the amounts described in this clause Fourth payable to them;

(5) Fifth, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender or any Affiliate of the Administrative Agent or any Lender by the Loan Parties; and

(6) Sixth, the remainder (if any) to the Borrowers.

Notwithstanding the foregoing, (x) amounts received from any Guarantor shall not be applied to any Excluded Swap Obligation of such Guarantor, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation otherwise set forth in clauses (4) and (5) above, and (y) the application of monies described above is subject to the terms of the Intercreditor Agreement.

SECTION 9. THE AGENTS

9.1 Authorization and Action. Each Lender hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent under the Loan Documents and each Lender authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents. Each Lender hereunder (and by its acceptance of the benefits of the Loan Documents, each other Credit Party) authorizes and instructs Administrative Agent to enter into the intercreditor agreement dated as of [April 7, 2014], among the Administrative Agent (as successor by joinder), and WILMINGTON TRUST, NATIONAL ASSOCIATION, solely in its capacity as Trustee, for the benefit of the Holders of the Cold Storage Trust 2017-ICE3, Commercial Mortgage Pass-Through Certificates, Series 2007-ICE3, as lender, (and their respective permitted successors and assigns).

(a) As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency, reconstruction, dissolution, judicial management or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency, dissolution, judicial management or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Parent Company, the other Guarantors, the Borrowers, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(b) In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:

(i) the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender or holder of any other obligation other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby;

(ii) where the Administrative Agent is required or deemed to act as a trustee or agent in respect of any collateral over which a security interest has been created pursuant to a Loan Document expressed to be governed by the laws of each Specified Jurisdiction, or is required or deemed to hold any collateral “on trust” or as agent pursuant to the foregoing, the obligations and liabilities of the Administrative Agent to the Credit Parties in its capacity as trustee shall be excluded to the fullest extent permitted by applicable law; and

(iii) nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.

(c) The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(d) None of any Syndication Agent, any Documentation Agent, or any Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

(e) In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, reconstruction, receivership, dissolution, judicial management or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, and the Administrative Agent (including without limitation any claim under Sections 2.8, 2.14, 2.19 and 10.3) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, interim receiver, judicial manager, interim judicial manager, nominee (which has the meaning given under section 273(1) of the Insolvency, Restructuring and Dissolution Act 2018 of Singapore), monitor, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each other Credit Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the other Credit Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 10.3). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

(f) The provisions of this Section (other than Section 9.5) are solely for the benefit of the Administrative Agent and the Lenders, and, except solely to the extent of the Borrowers’ rights to consent pursuant to and subject to the conditions set forth in this Section, none of the Loan Parties or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each Credit Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the collateral security and guarantee provided under the Loan Documents, to have agreed to the provisions of this Section.

9.2 Administrative Agent’s Reliance, Limitation of Liability, Etc. Neither the Administrative Agent nor any of its Related Parties shall be (i) liable to any of the Secured Parties for any action taken or omitted to be taken by such party, the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Loan Party to perform its obligations hereunder or thereunder.

(a) The Administrative Agent shall be deemed not to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 6.2 unless and until written notice thereof stating that it is a “notice under Section 6.2” in respect of this Agreement and identifying the specific clause under said Section is given to the Administrative Agent by the Borrower Representative, or (ii) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of

Default”) is given to the Administrative Agent by the Borrower or a Lender. Further, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Section 5 or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent, or (vi) the creation, perfection or priority of Liens granted pursuant to the Loan Documents. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any Liabilities, costs or expenses suffered by any Loan Party, any Subsidiary, or any Lender as a result of, any determination of the Loans, any of the component amounts thereof or any portion thereof attributable to each Lender. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into or monitor compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

(b) Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 10.4, (ii) may rely on the Register to the extent set forth in Section 10.4(b), (iii) may consult with legal counsel (including counsel to the Borrowers), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender sufficiently in advance of the making of such Loan and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

(c) In the event that the Administrative Agent performs its duties hereunder through J.P. Morgan SE (formerly known as J.P. Morgan AG) (“JPMSE”), each of the Lenders hereby exempts the JPMSE from the restrictions pursuant to section 181 Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law, in each case to the extent legally possible to such Lender. A Lender which cannot grant such exemption shall notify the Administrative Agent accordingly and, upon request of the Administrative Agent, either act in accordance with the terms of this Agreement and/or any other Loan Document as required pursuant to this Agreement and/or such other Loan Document or grant a special power of attorney to a party acting on its behalf, in a manner that is not prohibited pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and/or any other applicable laws.

9.3 Posting of Communications. The Borrowers agree that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(a) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and the Borrowers acknowledge and agree that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders and each of the Borrowers hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(b) THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY DOCUMENTATION AGENT, ANY SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(c) Each Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(d) Each of the Lenders and each of the Borrowers agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(e) Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

9.4 The Administrative Agent Individually. With respect to its Commitment and Loans, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Borrowers, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders.

9.5 Successor Administrative Agent. The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders, and the Borrower Representative, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case, (other than if the Administrative Agent appoints one of its Affiliates acting through an office in the European Union as a successor Administrative Agent pursuant to clause (i) above), such appointment shall be subject to the prior written approval of the Borrower Representative (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.

(a) Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Loan Document for the benefit of the Credit Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Credit Parties, and continue to be entitled to the rights set forth in such Loan Documents, and, in the case of any collateral in the possession of the Administrative Agent, shall continue to hold such collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Loan Document, including any action required to maintain the perfection of any such security interest), and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Section and Section 10.3, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (i) above.

9.6 Acknowledgements of Lenders. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon the Administrative Agent, any Arranger, any Syndication Agent, any Documentation Agent, or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder, and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, any Syndication Agent, any Documentation Agent, or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrowers and their respective Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(a) Each Lender, by delivering its signature page to this Agreement on the Closing Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date.

(b) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 9.6(c) shall be conclusive, absent manifest error. Each Lender that fails to return such amounts under this clause (i) to the Administrative Agent within one (1) Business Day after receipt of such notice shall be a Defaulting Lender for all purposes under this Agreement.

(i) Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. Each Lender that fails to return such amounts under this clause (ii) to the Administrative Agent within one (1) Business Day after receipt of such notice shall be a Defaulting Lender for all purposes under this Agreement.

(ii) The Borrowers and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrowers or any other Loan Party.

(iii) Each party’s obligations under this Section 9.6(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

9.7 Guarantee and Collateral Matters. Except with respect to the exercise of setoff rights in accordance with Section 10.8 or with respect to a Credit Party’s right to file a proof of claim in an insolvency proceeding, no Credit Party shall have any right individually to realize upon any collateral or to enforce any Guarantee of the Secured Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Credit Parties in accordance with the terms thereof.

(a) In furtherance of the foregoing and not in limitation thereof, no arrangements in respect of Cash Management Services and no Lender Swap Agreement, will create (or be deemed to create) in favor of any Cash Management Bank or Credit Party that is a party thereto any rights in connection with the management or release of any collateral or of the obligations of any Loan Party under any Loan Document. By accepting the benefits of the Loan Documents, each Cash Management Bank and each Credit Party that is a party to any such arrangement in respect of Swap Agreements shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Credit Party thereunder, subject to the limitations set forth in this paragraph.

(b) The Credit Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.3(a). The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of any collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders or any other Credit Party for any failure to monitor or maintain any portion of any collateral.

9.8 [Reserved].

9.9 Certain ERISA Matters. Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and, except as set forth in Section 4.21, not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that none of the Administrative Agent, or any Arranger, any Syndication Agent, any Documentation Agent, or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

(c) The Administrative Agent, and each Arranger, Syndication Agent, and Documentation Agent hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments, this Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans, or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

SECTION 10. MISCELLANEOUS

10.1 Notices. Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To any Loan Party:	Lineage Logistics Holdings, LLC 46500 Humboldt Drive Novi, MI 48377 Attention: Michelle Domas Email: MDomas@onelineage.com

With a copy to:	Latham & Watkins LLP 355 South Grand Avenue, Suite 100 Los Angeles, California 90071 Attention: Mark Morris Email: Mark.Morris@lw.com

Administrative Agent:

JPMorgan Chase Bank, N.A.

131 S Dearborn St, Floor 04

Chicago, IL 60603-5506

Attention:Loan and Agency Servicing

Email: jpm.agency.cri@jpmorgan.com

Agency Withholding Tax Inquiries:

Email: agency.tax.reporting@jpmorgan.com

Agency Compliance/Financials/Virtual Data rooms:

Email: covenant.compliance@jpmchase.com

With a copy to: JPMorgan Chase Bank, N.A. 8501 N Scottsdale Rd Ste 240, Floor 02 Scottsdale, AZ, 85253
Attention: Ryan Dempsey
Telephone: (480) 377-6875

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Approved Electronic Platforms, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(a) Notices and other communications to the Borrowers, any Loan Party and the Lenders hereunder may be delivered or furnished by using Approved Electronic Platforms pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(b) Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

10.2 Waivers; Amendments. No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by Parent Company, the other Guarantors or the Borrowers therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(a) Subject to Section 2.16(b), (c) and (d) and Section 10.2(c) and (d) below, neither this Agreement nor any other Loan Document nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower Representative and the Required Lenders or by the Borrower Representative and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders) and (y) any amendment or modification of defined terms used in the Financial Covenants shall not constitute a reduction in the rate of interest or fees for purposes of this clause (ii)), (iii) except as provided in Section 2.25, postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.9 or 2.17(a), (b) or (c) in a manner that would alter the ratable reduction of Commitments or the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change the allocation, reallocation and payment waterfall provisions of Section 2.24 or Section 8 without the written consent of each Lender, (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, or (vii) release any Guarantee provided by Parent Company, Holdings, Lineage OP or the Company without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, hereunder without the prior written consent of the Administrative Agent.

(b) The Lenders hereby irrevocably authorize the Administrative Agent to (and the Administrative Agent shall) release any Guarantees provided by the Loan Parties and all Obligations of the Borrowers (A) upon the Payment in Full of all Secured Obligations and (B) upon a Borrower ceasing to be a Borrower pursuant to Section 10.19(d) hereof or pursuant to a transaction permitted pursuant to Section 7.4 or Section 7.5 hereof; and

Any such release shall not in any manner discharge, affect, or impair the Secured Obligations (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties. At the request and expense of the Borrowers, the Administrative Agent shall execute, deliver and/or file any documents or instruments reasonably necessary to effect the foregoing. Any execution and delivery by the Administrative Agent of documents in connection with any such release shall be without recourse to or warranty by the Administrative Agent.

(c) If the Administrative Agent and the Borrower Representative together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Borrower Representative shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.

10.3 Expenses; Limitation of Liability; Indemnity; Etc. Expenses. The U.S. Borrowers shall pay (i) all reasonable and documented out of pocket expenses incurred by the Administrative Agent, the Arrangers and their respective Affiliates, including the reasonable fees, charges and disbursements of one counsel for the Administrative Agent and the Arrangers taken as a whole, and if reasonably necessary, one local counsel in each applicable material jurisdiction for the Administrative Agent and the Arrangers, taken as a whole, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) [reserved], and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender (including the fees, disbursements and other charges of one counsel for the Administrative Agent and the Lenders taken as a whole, and if reasonably necessary, one local counsel in each applicable material jurisdiction for the Administrative Agent and the Lenders, taken as a whole, and, in the case of an actual or perceived conflict of interest where the Person affected by such conflict informs the Borrower Representative of such conflict and thereafter retains its own counsel, of another firm of counsel (and, if reasonably necessary, one firm of local counsel in each relevant jurisdiction) for such affected Person (or similarly affected Persons taken as a whole)), in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(a) Limitation of Liability. To the extent permitted by applicable law (i) no Borrower or Loan Party shall assert, and each Borrower and each Loan Party hereby waives, any claim against the Administrative Agent, any Arranger, any Syndication Agent, any Documentation Agent and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet), except as a result of the gross negligence of such Lender-Related Person as determined by a court of competent jurisdiction in a final and non-applicable judgment, and (ii) no party hereto (and their Affiliates and their respective officers, directors, employees, advisors and agents) shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof; provided that, nothing in this Section 10.3(b) shall relieve any Borrower or any Loan Party of any obligation it may have to indemnify an Indemnitee, as provided in Section 10.3(c), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(b) Indemnity. The U.S. Borrowers shall indemnify the Administrative Agent, each Arranger, each Syndication Agent, each Documentation Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Liabilities and related expenses (including the reasonable and documented fees, disbursement and other charges of one counsel for the Administrative Agent and the Lenders taken as a whole, and if reasonably necessary, one local counsel in each applicable material jurisdiction for the Administrative Agent and the Lenders, taken as a whole, and in the event of a conflict of interest, of one additional counsel for each group of similarly situated affected Indemnified Persons) incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, (ii) the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (iii) any action taken in connection with this Agreement, including, but not limited to, the payment of principal, interest and fees (other than any erroneous Payment as set forth under Section 9.6(c)), (iv) any Loan or the use of the proceeds therefrom, (v) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Parent Company, the Company or any of their Subsidiaries, or any Environmental Liability resulting from the handling of Hazardous Materials or violation of Environmental Laws, related in any way to Parent Company, the Company or any of their Subsidiaries, and (vi) any actual or prospective claim, litigation, investigation, arbitration or administrative, judicial or regulatory action or proceeding (each, a “Proceeding”) relating to any of the foregoing (including in relation to enforcing the terms of the limitation of liability and indemnification referred to above), regardless of whether or not any Indemnitee is a party thereto and whether or not such Proceeding is brought by Parent Company, any Guarantor, the Company, their respective Affiliates or equity holders or any other Person; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee in performing its activities or in furnishing its commitments or services under the Loan Documents, or (y) the material breach by such Indemnitee of its obligations under the Loan Documents, (B) result from a claim not involving an act or omission of Parent Company, the Guarantors, the Company or any of their Subsidiaries and that is brought by an Indemnitee against another Indemnitee (other than an Arranger or the Administrative Agent in its capacity as such), or (C) relate to Taxes other than any Taxes that represent losses, costs, expenses, claims or damages arising from any non-Tax claim.

(c) Lender Reimbursement. Each Lender severally agrees to pay any amount required to be paid by the Borrowers under paragraphs (a), (b) or (c) of this Section 10.3 to the Administrative Agent, and each Related Party of the Administrative Agent (each, an “Agent-Related Person”) (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective Aggregate Exposure Percentage in effect on the date on which such payment is sought under this Section (or, if such payment is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentage immediately prior to such date), from and against any and all Liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided that the unreimbursed expense or Liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such; provided further that no Lender shall be liable for the payment of any portion of such Liabilities, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted primarily from such Agent-Related Party’s gross negligence, bad faith or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(d) Payments. All amounts due under this Section 10.3 shall be payable promptly after written demand therefor.

10.4 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) Parent Company, the other Guarantors and the Borrowers may not assign or otherwise transfer any of their respective rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by Parent Company, a Guarantor or a Borrower without such consent shall be null and void (except (a) pursuant to any additional Designated Borrower or the release of any Borrower (other than the Company) pursuant to Section 10.19 hereof or (b) pursuant to a transaction permitted by Section 7.4 or Section 7.5)) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(a) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower Representative; provided that, the Borrower Representative shall be deemed to have consented to any such assignment unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof provided that no consent of the Borrower Representative shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other Eligible Assignee; provided that no such consent of the Borrower Representative shall be required if an Event of Default has occurred and is continuing; and

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund;

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 unless each of the Borrower Representative and the Administrative Agent otherwise consent;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Borrowers, the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(iii) No assignment shall be made to (x) any Disqualified Institution, (y) any Defaulting Lender or any of its subsidiaries, or (z) any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing persons described in this clause (iii). To the extent any assignment is purported to be made to a Person prohibited by this clause (iii), (A) such Person shall be required to immediately (and in any event within five Business Days) assign all Loans and Commitments then owned by such Person to another Lender (other than a Defaulting Lender) or a Person other than an Ineligible Institution and the Borrowers shall be entitled to seek specific performance in any applicable court of law or equity to enforce this sentence, (B) no Disqualified Institution shall be permitted to (x) receive any information or reporting provided by the Borrowers, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders, (C) for purposes of voting, any Loans, Commitments or participations held by such Disqualified Institution shall be deemed not to be outstanding and such Disqualified Institution shall have no voting or consent rights with respect to “Required Lender”, in each case notwithstanding the provisions herein, (D) for purposes of any matter requiring the vote or consent of each Lender affected by any amendment or waiver, such Disqualified Institution shall be deemed to have voted or consented to approve such amendment or waiver if a majority of the affected Lenders so approves and (E) such Disqualified Institution shall not be entitled to any expense reimbursement or indemnification rights ordinarily afforded to Lenders or Participants hereunder or in any Loan Document and such Disqualified Institution shall be treated in all other respects as a Defaulting Lender; provided, that if any Lender becomes a Disqualified Institution after the time such Lender initially became a Lender hereunder, and any assignment is made to such Lender after the time such Lender became a Disqualified Institution, the Commitments assigned to such Lender after the time such Lender became a Disqualified Institution (but no other Commitments of such Lender) shall be treated as an assignment to a Disqualified Institution other than with respect to clause (B) above. The Administrative Agent shall have the right, and the Borrowers hereby expressly authorize the Administrative Agent, to provide the list of Disqualified Institutions to each Lender requesting the same (including through the Electronic System).

(iv) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such

Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.3). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(v) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Administrative Agent, and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower Representative, and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(vi) Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Sections 3.4, 2.17(e) or 10.3(d), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(b) Any Lender may, without the consent of, or notice to, the Borrower Representative or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrowers, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.2(b) that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.18, 2.19 (subject to the requirements and limitations therein, including the requirements under Sections 2.19(f) (it being understood that the documentation required under Section 2.19(f) shall be delivered to the participating Lender)) and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.18 or 2.19, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.8 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.17 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, or other obligation is in registered form under Sections 5f.103-1(c) and 1.163-5 of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(c) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over it, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall (i) release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto, or (ii) be permitted to be made to a Disqualified Lender.

(d) Each party to this Agreement agrees that in case of a transfer or assignment pursuant to this Section 10.4 (Successors and Assigns) and for the purpose of any applicable law, any collateral granted by a Person under the Loan Documents shall be preserved for the benefit of the Administrative Agent, the assignee and the remaining Lenders.

10.5 Survival. All covenants, agreements, representations and warranties made by the Loan Parties herein and in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.18, 2.19, 2.20 and 10.3 and Section 9 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

10.6 Counterparts; Integration; Effectiveness; Electronic Execution. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(a) Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 10.1), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrowers or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrowers and each Loan Party hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrowers and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrowers and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

10.7 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

10.8 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and other obligations at any time owing, by such Lender or any such Affiliate, to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or their respective Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so setoff shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.24 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the

Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.9 Governing Law; Jurisdiction; Consent to Service of Process. This Agreement (other than in respect of Section 9.10) and the other Loan Documents (unless expressly stated to the contrary therein) shall be construed in accordance with and governed by the law of the State of New York; provided, however, that if the laws of any jurisdiction other than New York shall govern in regard to the validity, perfection or effect of perfection of any lien or in regard to procedural matters affecting enforcement of any liens in collateral, such laws of such other jurisdictions shall continue to apply to that extent.

(a) Each of the Lenders and the Administrative Agent hereby irrevocably and unconditionally agrees that, notwithstanding the governing law provisions of any applicable Loan Document, any claims brought against the Administrative Agent by any Credit Party relating to this Agreement, any other Loan Document, or the consummation or administration of the transactions contemplated hereby or thereby shall be construed in accordance with and governed by the law of the State of New York.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document (unless expressly stated to the contrary therein) or the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such Federal (to the extent permitted by law) or New York State court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Borrower, any Loan Party or its properties in the courts of any jurisdiction.

(c) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (c) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

10.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.11 Headings. Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

10.12 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder or under any other Loan Document, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations, (g) on a confidential basis to (1) any rating agency in connection with rating the Borrowers or their Subsidiaries or the credit facilities provided for herein or (2) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of identification numbers with respect to the credit facilities provided for herein, (h) with the consent of the Borrower or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrowers. For the purposes of this Section, “Information” means all information received from the Borrowers relating to the Borrowers or their business, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrowers after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

10.13 Material Non-Public Information.

(a) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 10.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWERS AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(b) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWERS OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

10.14 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by such Lender.

10.15 No Fiduciary Duty, etc. Each Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to the Borrowers with respect to the Loan Documents and the transactions contemplated herein and therein and not as a financial advisor or a fiduciary to, or an agent of, the Borrowers or any other person. Each Borrower agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, each Borrower acknowledges and agrees that no Credit Party is advising the Borrowers as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. Each Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated herein or in the other Loan Documents, and the Credit Parties shall have no responsibility or liability to the Borrowers with respect thereto. Each Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party, together with its Affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrowers and other companies with which the Borrowers may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion. In addition, each Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrowers may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from the Borrowers by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Borrowers in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. Each Borrower also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Borrowers, confidential information obtained from other companies.

10.16 USA PATRIOT Act.

Each Lender that is subject to the requirements of the Patriot Act and the Beneficial Ownership Regulation hereby notifies the Borrowers that pursuant to the requirements of the Patriot Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Patriot Act and the Beneficial Ownership Regulation.

10.17 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

10.18 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

10.19 Designated Borrowers.

(a) The Borrower Representative may at any time by notice from the Borrower Representative to the Administrative Agent request that a Wholly-Owned Subsidiary of Holdings organized in the United States (an “Applicant Borrower”) be designated as a Designated Borrower to receive Loans or incur Incremental Commitments or loans under Incremental Commitments hereunder by delivering to the Administrative Agent a duly executed notice and agreement in substantially the form of Exhibit G (a “Designated Borrower Request and Assumption Agreement”); provided that any Applicant Borrower shall be subject to the approval of the Administrative Agent, and the Administrative Agent may condition such approval upon the establishment of a sublimit of Loans to such Applicant Borrower. The Administrative Agent shall promptly notify the Term Lenders of each such designation by the Borrower Representative and the identity and jurisdiction of the Applicant Borrower. Following delivery of a Designated Borrower Request and Assumption Agreement, the Borrower Representative shall promptly upon the request of the Administrative Agent or any applicable Lender provide all documentation and other information concerning such Applicant Borrower that the Administrative Agent or such Lender reasonably requests in order to comply with its obligations under applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation. The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the credit facilities provided for herein the Administrative Agent and the Lenders shall have received (i) all documentation and other information concerning such Applicant Borrower that the Administrative Agent or any applicable Lender reasonably requests in order to comply with its obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation (the “Required Information”), (ii) such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information, in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent in its reasonable discretion, (iii) one or more Notes signed by such Applicant Borrower to the extent any applicable Lenders so require, and (iv) an updated Schedule 1.1D, as applicable. Notwithstanding anything to the contrary contained in this Agreement, in the event that the results of any such “know your customer” or similar investigation conducted by the Administrative Agent or any applicable Lender with respect to any Applicant Borrower is not reasonably satisfactory to the Administrative Agent or any applicable Lender, then such Applicant Borrower shall not be permitted to become a Designated Borrower.

(b) Promptly following receipt, but in no event earlier than ten (10) Business Days following receipt by the Administrative Agent and the applicable Lenders of the Required Information with respect to an Applicant Borrower (or such earlier date as the Administrative Agent may agree), the Administrative Agent shall send a notice in substantially the form of Exhibit H (a “Designated Borrower Notice”) to the Borrower Representative and the applicable Lenders specifying the effective date upon which, subject to receipt of all resolutions, incumbency certificates, opinions of counsel and other documents or information requested or required pursuant to Section 10.19(a), the Applicant Borrower shall constitute a Designated Borrower for purposes hereof, whereupon each of the applicable Lenders agree to permit such Designated Borrower to receive Loans hereunder or Incremental Term Loans, as applicable, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower for all purposes of this Agreement.

(c) Each Designated Borrower hereby irrevocably appoints and consents to the Borrower Representative as its agent for all purposes relevant to this Agreement and each of the other Loan Documents in accordance with Section 11.1 (and the Borrower Representative hereby accepts such appointment for service)). Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Borrower Representative in accordance with the terms of this Agreement shall be deemed to have been delivered to each Designated Borrower.

(d) The Borrower Representative may from time to time, upon not less than 5 Business Days’ notice from the Borrower Representative to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Borrower’s (other than the Company’s) status as such by delivering to the Administrative Agent a duly executed notice in substantially the form of Exhibit I (a “Borrower Termination Notice”), provided that there are no outstanding Loans payable by such Borrower, or other amounts payable by such Borrower on account of any Loans or other extensions of credit made to it, as of the effective date of such termination. The Administrative Agent will promptly notify the applicable Lenders of any such termination of a Borrower’s status. Notwithstanding the foregoing, the delivery of a Borrower Termination Notice with respect to any Borrower shall not terminate (i) any obligation of such Borrower that remains unpaid at the time of such delivery (including without limitation any obligation arising thereafter in respect of such Borrower in accordance with the terms hereof) or (ii) the obligations of the other Loan Parties under the applicable Loan Document with respect to any such unpaid obligations; provided, this clause (e) shall not apply to any Borrower released pursuant to Section 10.2(c)(B).

(e) The Administrative Agent and the Lenders agree that each of Lineage Customs Brokerage, LLC, a Washington limited liability company, and Preferred Freezer Logistics, LLC, a New Jersey limited liability company (collectively, the “Closing Date Excluded Borrowers”), shall be terminated and released as a Borrower hereunder simultaneously with such Closing Date Excluded Borrower’s release as an “Obligor” under and as defined in each Note Purchase Agreement for the Borrower’s Guaranteed Senior Notes that constitute Pari Passu Capital Markets Indebtedness. Notwithstanding any Closing Date Excluded Borrower’s status as a Borrower hereunder, no Closing Date Excluded Borrower shall be permitted to borrow any Loans until the Administrative Agent shall have received (i) any additional documentation and other information concerning such Closing Date Excluded Borrower that the Administrative Agent or any applicable Lender reasonably requests in order to comply with its obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation and the Corruption, (ii) such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information, in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent in its reasonable discretion, and (iii) one or more Notes signed by such Closing Date Excluded Borrower to the extent any applicable Lenders so require.

SECTION 11. THE BORROWER REPRESENTATIVE.

11.1 Appointment; Nature of Relationship. The Company is hereby appointed by each of the Borrowers as its contractual representative (herein referred to as the “Borrower Representative”) hereunder and under each other Loan Document, and each of the Borrowers irrevocably authorizes the Borrower Representative to act as the contractual representative of such Borrower with the rights and duties expressly set forth herein and in the other Loan Documents. The Borrower Representative agrees to act as such contractual representative upon the express conditions contained in this Section 11. The Administrative Agent and the Lenders, and their respective officers, directors, agents or employees, shall not be liable to the Borrower Representative or any Borrower for any action taken or omitted to be taken by the Borrower Representative or the Borrowers pursuant to this Section 11.1.

11.2 Powers. The Borrower Representative shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Borrower Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Borrower Representative shall have no implied duties to the Borrowers, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Borrower Representative.

11.3 Employment of Agents. The Borrower Representative may execute any of its duties as the Borrower Representative hereunder and under any other Loan Document by or through authorized officers.

11.4 Successor Borrower Representative. Upon the prior written consent of the Administrative Agent, the Borrower Representative may resign at any time, such resignation to be effective upon the appointment of a successor Borrower Representative. The Administrative Agent shall give prompt written notice of such resignation to the Lenders.

11.5 Execution of Loan Documents. The Borrowers hereby empower and authorize the Borrower Representative, on behalf of the Borrowers, to execute and deliver to the Administrative Agent and the Lenders the Loan Documents and all related agreements, certificates, documents, notices, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents, including, without limitation, any amendments to the Loan Documents, the Borrowing Requests, notices under Sections 2.9, 2.10 and 2.12, and Compliance Certificates. Each Borrower agrees that any action taken by the Borrower Representative or the Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

HOLDINGS:

LINEAGE LOGISTICS HOLDINGS, LLC, a Delaware limited liability company

By:	/s/ Michelle Domas
Name: Michelle Domas
Title: Treasurer

[Signature Page to Delayed Draw Term Loan Credit Agreement]

PARENT COMPANY:

LINEAGE, INC., a Maryland corporation

By:	/s/ Kevin Marchetti
Name: Kevin Marchetti
Title: President

LINEAGE OP:

LINEAGE OP, LLC, a Delaware limited liability company

By: Lineage, Inc., its managing member

By:	/s/ Kevin Marchetti
Name: Kevin Marchetti
Title: President

[Signature Page to Delayed Draw Term Loan Credit Agreement]

BORROWERS:

LINEAGE LOGISTICS, LLC
LINEAGE LOGISTICS PFS, LLC
LINEAGE LOGISTICS SCS, LLC
LINEAGE LOGISTICS SERVICES, LLC
LINEAGE MANUFACTURING, LLC
LINEAGE TRANSPORTATION, LLC
LINEAGE REDISTRIBUTION, LLC
LINEAGE FOODSERVICE SOLUTIONS, LLC
NOCS SOUTH ATLANTIC COLD STORAGE & WAREHOUSE, LLC NOCS WEST GULF, LLC
NEW ORLEANS COLD STORAGE AND WAREHOUSE COMPANY, LLC
LINEAGE LOGISTICS HCS, LLC
LINEAGE AUS RE HOLDINGS, LLC
LINEAGE LOGISTICS AFS, LLC
LINEAGE LOGISTICS CANADA HOLDINGS, LLC each a Delaware limited liability company

By:	/s/ Michelle Domas
Name: Michelle Domas
Title: Treasurer

PREFERRED FREEZER LOGISTICS, LLC, a New Jersey limited liability company

By:	/s/ Michelle Domas
Name: Michelle Domas
Title: Treasurer

LINEAGE CUSTOMS BROKERAGE, LLC, a Washington limited liability company

By: Lineage Transportation Holdings, LLC, a Delaware limited liability company, its sole member

By:	/s/ Michelle Domas
Name: Michelle Domas
Title: Treasurer

[Signature Page to Delayed Draw Term Loan Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent and a Lender

By:	/s/ Mayank Sinha
Name: Mayank Sinha
Title: Executive Director

[Signature Page to Term Loan Agreement]

WELLS FARGO BANK, N.A.

By:	/s/ Cristina Johnnie
Name: Cristina Johnnie
Title: Vice President

[Signature Page to Term Loan Agreement]

MORGAN STANLEY BANK, N.A.

By:	/s/ Mrinalini MacDonough
Name: Mrinalini MacDonough
Title: Authorized Signatory

[Signature Page to Term Loan Agreement]

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Mrinalini MacDonough
Name: Mrinalini MacDonough
Title: Authorized Signatory

[Signature Page to Term Loan Agreement]

GOLDMAN SACHS BANK USA

By:	/s/ Robert Ehudin
Name: Robert Ehudin
Title: Authorized Signatory

[Signature Page to Term Loan Agreement]

BANK OF AMERICA, N.A.

By:	/s/ Dennis Kwan
Name: Dennis Kwan
Title: Senior Vice President

[Signature Page to Term Loan Agreement]